                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
Filed by the registrant  [X]
Filed by a party other than the registrant  [ ]

Check the appropriate box:
[ ]  Revised Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to [ ]  Rule [ ]  Confidential, for Use of the
     240.14a-11(c) or                               Commission Only (as permitted
   [ ]  Rule 240.14a-12                             by Rule 14a-6(e)(2))

                          Medical Graphics Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required
[ ]  $125 per Exchange Act Rule o-11(c)(1)(ii), 14a-6(i)(1) or Item 22(a)(2) of
Schedule 14A
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction: $
     (5)  Total fee paid: $
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                          MEDICAL GRAPHICS CORPORATION

                                PROXY STATEMENT

                   PROPOSED MERGER -- YOUR VOTE IS IMPORTANT

     The boards of directors of Medical Graphics Corporation and Angeion Corporation have approved a merger and entered into an agreement and plan of merger in which a newly formed, wholly-owned subsidiary of Angeion will merge into Medical Graphics. Medical Graphics and Angeion cannot complete the merger unless Medical Graphics shareholders approve and adopt the merger agreement. We have called a special meeting of shareholders to vote on this matter.

     The Medical Graphics board is providing you with this document, including the attached appendices, and soliciting your proxy to approve and adopt the merger agreement that will result in:

     - ANG Acquisition Corp., a wholly-owned subsidiary of Angeion, merging with and into Medical Graphics, with Medical Graphics as the surviving corporation; and

     - each outstanding share of Medical Graphics common stock held immediately prior to the effective time of the merger (other than shares held by shareholders as to which dissenters' rights have been perfected) being converted into the right to receive $2.15 in cash payable to the holders thereof, without interest.

     A special committee of the board of directors of Medical Graphics and the full board of directors of Medical Graphics have each unanimously determined that the terms of the merger are fair to, and in the best interests of, Medical Graphics shareholders and unanimously recommend that shareholders vote "FOR" approval and adoption of the merger agreement. Only shareholders of record of Medical Graphics on November 10, 1999 are entitled to attend and vote at the special meeting.

             The date, time and place of the meeting is as follows:

                               December 21, 1999
                             9:00 a.m., local time
                          Medical Graphics Corporation
                             350 Oak Grove Parkway
                              Saint Paul, MN 55127

     Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing the enclosed proxy card and returning it in the enclosed addressed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted and counted in favor of the merger agreement.

     This proxy statement contains answers to frequently asked questions and a summary description of the merger (beginning on page 1), followed by a more detailed discussion of the merger and other related matters. We urge you to read this proxy statement in its entirety.

                                          /s/ Thomas G. Lovett IV

                                          Thomas G. Lovett IV
                                          Secretary

     Medical Graphics has furnished all the information in this proxy statement concerning Medical Graphics and Angeion has furnished all the information concerning Angeion.

     This proxy statement is dated November 29, 1999 and was first mailed to shareholders on or about November 30, 1999.

                          MEDICAL GRAPHICS CORPORATION
                             350 OAK GROVE PARKWAY
                          SAINT PAUL, MINNESOTA 55127

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               DECEMBER 21, 1999

To the Shareholders of Medical Graphics Corporation:

     The Medical Graphics board of directors is pleased to provide you with notice of and cordially invites you to attend in person or by proxy the special meeting of Medical Graphics shareholders. The special meeting will be held at Medical Graphics, 350 Oak Grove Parkway, Saint Paul, Minnesota 55127, on December 21, 1999 at 9:00 a.m., local time. The purpose of the special meeting will be to (1) approve the agreement and plan of merger among Medical Graphics, Angeion Corporation, and ANG Acquisition Corp., a newly formed, wholly-owned subsidiary of Angeion, and (2) transact such other business as may properly come before the special meeting or any adjournment or postponements thereof. In the merger, Medical Graphics shareholders (other than shareholders who have perfected their dissenters' rights) will receive $2.15 in cash, without interest, for each Medical Graphics share owned.

     We have described the merger in more detail in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Appendix A to the proxy statement.

     The Medical Graphics board has fixed the close of business on November 10, 1999 as the record date for determining the shareholders entitled to notice of, and to vote at, the Medical Graphics special meeting or any adjournment or postponement of the special meeting. Only holders of record of Medical Graphics shares at the close of business on the record date may vote at the Medical Graphics special meeting.

     The affirmative vote of a majority of the voting power of all shares of Medical Graphics entitled to vote, and at least one half of the Class A stock, is required to approve and adopt the merger agreement.

     You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it is voted at the Medical Graphics special meeting. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted and counted in favor of the merger agreement. If you fail to return a properly executed proxy card, the effect will be a vote against the merger agreement.

                                          By Order of the Board of Directors,

                                          Thomas G. Lovette IV
                                          Thomas G. Lovett IV
                                          Secretary

Saint Paul, Minnesota
Dated: November 29, 1999

     Whether or not you plan to attend, please sign, date and return your proxy as promptly as possible in the reply envelope provided.

     DO NOT SEND YOUR MEDICAL GRAPHICS COMMON STOCK CERTIFICATES TO MEDICAL GRAPHICS WITH YOUR PROXY CARDS. IF THE MERGER IS APPROVED AND CONSUMMATED YOU WILL RECEIVE A LETTER CONTAINING INSTRUCTIONS FOR THE SURRENDER OF YOUR CERTIFICATES IN EXCHANGE FOR $2.15 IN CASH PER SHARE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE MERGER.....    1
SUMMARY.....................................................    3
  The Companies.............................................    3
  Information Regarding The Medical Graphics Special
  Meeting...................................................    3
     Time, Date, Place and Purpose..........................    3
     Record Date and Voting Power...........................    3
     Vote Required..........................................    4
     Share Ownership of Management..........................    4
     Proxies................................................    4
  Information Regarding the Merger Agreement................    4
     What Holders of Medical Graphics Common Stock Will
     Receive................................................    4
     Reasons for the Merger.................................    4
     Effective Time of the Merger...........................    5
     Conditions to the Merger Agreement.....................    5
     No Solicitation by Medical Graphics....................    5
     Termination of the Merger Agreement....................    5
     Termination Fees and Expenses..........................    6
     Financing for the Merger...............................    6
     Accounting Treatment...................................    6
     Rights of Dissenting Shareholders......................    6
  Market Price Information..................................    7
FORWARD-LOOKING STATEMENTS..................................    8
WHERE YOU CAN FIND MORE INFORMATION.........................    8
THE MEDICAL GRAPHICS SPECIAL MEETING........................    9
  Time, Place and Date......................................    9
  Purpose of the Special Meeting............................    9
  Record Date, Outstanding Shares and Voting................    9
  Quorum....................................................    9
  Vote Required.............................................    9
  Voting of Proxies.........................................   10
  Revocation of Proxies.....................................   10
  Solicitation of Proxies...................................   10
THE MERGER..................................................   11
  Background of the Merger..................................   11
  Medical Graphics Reasons For the Merger...................   15
  Recommendation of the Board of Directors and Special
  Committee of Medical Graphics.............................   16
  Interests of Directors and Executive Officers in the
  Merger....................................................   16
     Ownership and Voting Stock.............................   16
     Employment and Severance Arrangements..................   16
     Agreements with Manchester.............................   17
     Indemnification and Insurance..........................   18
     Continuing Directors...................................   18
  Treatment of Medical Graphics Class A Stock in the Merger
  Agreement.................................................   18
  Financing for the Merger..................................   18
  Anticipated Accounting Treatment of the Merger............   18
  Material United States Federal Income Tax
  Considerations............................................   18
  Delisting and Deregistration of Medical Graphics Common
  Stock.....................................................   19

                                                              PAGE
                                                              ----
THE MERGER AGREEMENT........................................   20
  The Merger................................................   20
  Treatment of Medical Graphics Securities..................   20
     Treatment of Medical Graphics Class A Stock............   20
     Treatment of Medical Graphics Common Stock.............   20
  Procedures for Exchange of Stock Certificates.............   20
  Treatment of Employee and Director Options, Warrants and
     Accrued Interests under Medical Graphics Employee Stock
     Purchase Plan..........................................   21
  Representations and Warranties............................   21
  Covenants Pending the Merger..............................   22
     Conduct of Medical Graphics Business...................   22
     Further Negotiations...................................   23
     Additional Agreements..................................   23
  Conditions to the Merger..................................   24
  Termination...............................................   25
  Dissenters' Rights........................................   26
     Minnesota Dissenters' Rights Statute...................   26
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   28
  Overview..................................................   28
  Results Of Operations.....................................   29
     Revenue................................................   29
     Gross Margin...........................................   29
     Selling................................................   30
     General and Administrative.............................   30
     Research and Development...............................   30
     Infrequent Charges.....................................   30
     Net Interest Expense...................................   31
     Gain On Sale Of Assets.................................   31
     Income Tax Benefit.....................................   31
  New Accounting Standards..................................   31
  Inflation.................................................   31
  Liquidity and Capital Resources...........................   31
  Year 2000.................................................   32
INFORMATION CONCERNING MEDICAL GRAPHICS.....................   33
  General Overview..........................................   33
  Primary Products..........................................   33
     Pulmonary Function Testing Systems.....................   33
     Body Plethysmograph Systems............................   33
     Cardiopulmonary Exercise Testing Systems...............   34
     Cycle Ergometers.......................................   34
     Sleep Diagnostics Systems..............................   34
  Industry..................................................   35
  Competition...............................................   35
  Marketing and Distribution................................   36
  Research and Development..................................   36
  Manufacturing.............................................   37
  Government Regulation.....................................   37
  Patents and Trademarks....................................   38
  Employees.................................................   39
  Description of Property...................................   39

                                                              PAGE
                                                              ----
Legal Proceedings...........................................   39
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
  OF MEDICAL GRAPHICS.......................................   41
INFORMATION CONCERNING ANGEION..............................   43
SHAREHOLDER PROPOSALS.......................................   43
INDEPENDENT PUBLIC ACCOUNTANTS..............................   43
MEDICAL GRAPHICS FINANCIAL STATEMENTS.......................  F-1

Appendices
A  Merger Agreement
B  Minnesota Dissenters' Rights Statute

                     FREQUENTLY ASKED QUESTIONS AND ANSWERS
                                ABOUT THE MERGER

Q:  Why are the Medical Graphics
    board
    and special committee
    proposing the
    merger?                          A:  The Medical Graphics board and special
                                         committee have determined that the
                                         transaction is fair to and in the best
                                         interests of Medical Graphics
                                         shareholders because it offers a
                                         premium over the present trading price
                                         of Medical Graphics common stock. Our
                                         board, special committee and management
                                         also believe that the merger will
                                         benefit the combined company and its
                                         customers and employees in a manner
                                         that Medical Graphics could not achieve
                                         on its own. See page 16.

Q:  What will I receive in the
    merger?                          A:  You will receive $2.15 in cash, without
                                         interest, for each Medical Graphics
                                         share of common stock you own unless
                                         you perfect dissenters' rights.

Q:  What are the tax consequences
    of the
    merger?                          A:  Receiving cash for your shares will be
                                         a taxable transaction for federal
                                         income tax purposes. See page 18.

Q:  What do I need to do now?        A:  After you carefully read this document,
                                         please complete, sign, date and mail
                                         your proxy card in the enclosed return
                                         envelope as soon as possible. That way,
                                         your shares can be represented at the
                                         special meeting.

                                          Medical Graphics and Angeion cannot
                                         complete the merger unless a majority
                                         of the voting power of the outstanding
                                         Medical Graphics shares and at least
                                         one-half of the Class A stock approve
                                         the merger agreement -- your vote is
                                         very important.

Q:  Should I send in my stock
    certificates
    now?                             A:  No. If the merger is completed, Angeion
                                         will send you written instructions for
                                         submitting your Medical Graphics stock
                                         certificates. You must follow those
                                         instructions and return your stock
                                         certificates accordingly. You will
                                         receive your cash payment as soon as
                                         practicable after Angeion receives your
                                         Medical Graphics stock certificates
                                         along with the other documents
                                         requested in those instructions.

Q:  Will I have the right to have
    my shares
    appraised if I dissent from
    the merger?                      A:  Yes. You will have dissenters' rights.
                                         If you wish to exercise dissenters'
                                         rights you must not vote in favor of
                                         the merger and you must strictly follow
                                         the requirements of Minnesota law. A
                                         summary describing the requirements you
                                         must meet in order to exercise your
                                         dissenters' rights is provided in the
                                         section entitled "The Merger
                                         Agreement -- Dissenters' Rights" on
                                         page 26 of this proxy statement.

Q:  Who must approve the merger?     A:  In addition to approvals by the Medical
                                         Graphics, Angeion and ANG Acquisition
                                         Corp. boards of directors, all of which
                                         have already been obtained, the merger
                                         must be approved by the holders of a
                                         majority of the voting power of all
                                         shares of Medical Graphics entitled to
                                         vote and at least one half of the Class
                                         A stock.

Q:  Do Angeion shareholders vote
    on the
    merger?                          A:  No. Only Medical Graphics shareholders
                                         vote on the merger.

Q:  When do you expect to
    complete the
    merger?                          A:  We are working to complete the merger
                                         as quickly as possible. Currently we
                                         expect to complete the merger by the
                                         end of 1999.

Q:  If my shares are held in
    "street name"
    by my broker, will my broker
    vote my
    shares for me?                   A:  No. Your broker will not vote your
                                         shares for you unless you provide
                                         instructions on how to vote. It is
                                         important therefore that you follow the
                                         directions provided by your broker
                                         regarding how to instruct the broker to
                                         vote your shares.

Q:  May I change my vote after I
    have
    mailed in my signed and dated
    proxy
    card?                            A:  Yes. You may change your vote at any
                                         time before your proxy is voted at the
                                         special meeting. You may do this in one
                                         of two ways:

                                          - You may send the Medical Graphics
                                            Secretary a written notice stating
                                            that you would like to revoke your
                                            proxy; or

                                          - You may complete and submit a new
                                            proxy card.

                                          If you choose either of the options,
                                         you must submit your notice of
                                         revocation or your new proxy card to
                                         Medical Graphics at the address on page
                                         10.

                                          If you have instructed a broker to
                                         vote your shares, you must follow the
                                         directions you received from your
                                         broker to change your vote.

Q:  Whom should I call if I want
    to request
    an additional copy of this
    document?                        A:  You may call Medical Graphics directly
                                         at (651) 484-4874 to request an
                                         additional copy of this document.

Q:  On what other matters will
    Medical
    Graphics shareholders vote at
    the
    special meeting?                 A:  Medical Graphics does not expect to ask
                                         shareholders to vote on any other
                                         matters at the special meeting.

Q:  Where can I find more
    information
    about Medical Graphics?          A:  Various sources described under "Where
                                         You Can Find More Information" on page
                                         8 of this document provide further
                                         information.

Q:  Who can help answer my
    questions?                       A:  If you have more questions about the
                                         merger or need directions to the
                                         special meeting, you should contact:

                                          Medical Graphics Corporation, 350 Oak
                                         Grove Parkway, Saint Paul, Minnesota
                                         55127, Attn: Dale Johnson, (651)
                                         484-4874.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the proposal for the special meeting fully and for a more complete description of the terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 8. We have included page references to direct you to a more complete description of the topics in this summary.

THE COMPANIES

Medical Graphics Corporation
350 Oak Grove Parkway
Saint Paul, MN 55127

     Medical Graphics Corporation designs products and related software that assist health care professionals in the prevention, early detection and cost-effective treatment of heart and lung disease and the evaluation of sleep disorders. Medical Graphics products include pulmonary testing equipment, cardiopulmonary exercise testing systems and computerized sleep diagnostic systems.

Angeion Corporation
7601 Northland Drive
Brooklyn Park, MN 55428

     Angeion Corporation was founded in 1986 and began to develop implantable cardioverter defibrillators (ICDs) in 1991. It implemented a restructuring program in the second quarter of 1999 to (i) refocus its business, (ii) significantly reduce operating expenses and (iii) explore strategic alternatives.

ANG Acquisition Corp.
7601 Northland Drive
Brooklyn Park, MN 55428

     ANG Acquisition Corp. is a newly formed Minnesota corporation and wholly-owned subsidiary of Angeion.

INFORMATION REGARDING THE MEDICAL GRAPHICS SPECIAL MEETING

Time, Date, Place and Purpose

     Medical Graphics will hold a special meeting of shareholders on December 21, 1999 at 9:00 a.m. local time at Medical Graphics, 350 Oak Grove Parkway, Saint Paul, Minnesota 55127.

     At the Medical Graphics special meeting, the holders of shares of Medical Graphics common stock and Class A stock will vote on:

     - the approval and adoption of the merger agreement; and

     - the transaction of such other business as may properly come before the Medical Graphics special meeting.

Record Date and Voting Power

     You are entitled to vote at the Medical Graphics special meeting if you owned shares of Medical Graphics common stock or Class A stock as of the close of business on the record date of November 10, 1999. On the record date, there were 5,650,947 shares of Medical Graphics common stock outstanding held by approximately 1,400 record holders and 444,445 shares of Class A stock convertible into 1,500,000 shares of common stock held by one holder.

     You are entitled to one vote for each share of Medical Graphics common stock you own on the record date. Each holder of Class A stock is entitled to
3.375 votes per share of Class A stock owned on the record date. The holders of a majority of the shares entitled to vote at the Medical Graphics special meeting must be present in person or by proxy in order to constitute a quorum for all matters to come before the special meeting.

Vote Required

     The affirmative vote of a majority of the voting power of all shares of Medical Graphics entitled to vote, and at least one half of the Class A stock, is required to approve and adopt the merger agreement and to consummate the merger.

Share Ownership of Management

     As of the record date (excluding currently exercisable options and warrants) directors and executive officers of Medical Graphics and their affiliates have the right to vote at the special meeting an aggregate of 2,394,954 shares of Medical Graphics common stock outstanding on the record date and all the outstanding shares of Class A stock, which have voting rights equal to 1,500,000 shares of common stock. By virtue of this ownership, directors and executive officers control 33.5% of the voting power of shares entitled to vote at the special meeting. These directors, executive officers and affiliates have advised Medical Graphics that they intend to vote all shares held by them in favor of the approval and adoption of the merger agreement.

     Some directors and executive officers of Medical Graphics have interests in the merger that are different from, or in addition to, your interests as a shareholder. These interests may relate to or arise from, among other things, stock options and potential change in control payments and employment agreements that are discussed in more detail in "The Merger -- Interests of Directors and Executive Officers in the Merger" on page 16.

Proxies

     Medical Graphics will bear its own cost of solicitation of proxies. In addition to soliciting proxies by mail, Medical Graphics' directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone, telecopy or in person. Medical Graphics will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of Medical Graphics common stock held in their names.

INFORMATION REGARDING THE MERGER AGREEMENT

     The merger agreement is attached as Appendix A to this document. We encourage you to read the merger agreement as it is the legal document that governs the merger.

What Holders of Medical Graphics Common Stock Will Receive

     Each share of your Medical Graphics common stock held immediately prior to the effective time of the merger (other than shares with respect to which dissenters' rights have been perfected) will be converted into the right to receive $2.15 in cash, without interest. Shares held by shareholders who have perfected their dissenters' rights will be entitled to the rights set forth in "The Merger Agreement -- Dissenters' Rights" on page 26.

     Medical Graphics shareholders should not send in their stock certificates until instructed to do so if and after the merger is completed.

Reasons for the Merger

     The merger is being proposed by the special committee and the board of directors of Medical Graphics because the value to be received by shareholders is a premium over recent prices of Medical Graphics common stock. The special committee and board also believe that the merger will benefit the combined company and its customers and employees in a manner that Medical Graphics could not achieve on its own.

Effective Time of the Merger

     The merger will become effective when articles of merger are filed with the Minnesota Secretary of State or at such later time as may be specified in the articles of merger.

Conditions to the Merger Agreement

     The merger is subject to various conditions, including the approval of the Medical Graphics shareholders.

No Solicitation by Medical Graphics

     Subject to fiduciary exceptions, Medical Graphics has agreed that it will not solicit or engage in any discussion regarding a merger or other acquisition proposal between Medical Graphics and any other party or endorse or agree to any other merger or acquisition proposal.

Termination of the Merger Agreement

     The companies may, by mutual written consent, agree to terminate the merger agreement without completing the merger. In addition, the companies may terminate the merger agreement if any of the following occurs:

          1. the merger is not completed by February 29, 2000 and the terminating party is not in breach of any of its obligations;

          2. any of the conditions of a party's obligation to consummate the merger becomes impossible to satisfy;

          3. a court or other governmental authority permanently prohibits the merger; or

          4. the approval of the shareholders of Medical Graphics is not obtained.

     Angeion can terminate the merger agreement if any of the following occurs:

          5. the Medical Graphics board:

           - withdraws or modifies in an adverse manner its recommendation of the merger agreement or the merger, or its recommendation to the Medical Graphics shareholders to approve the merger agreement;

           - recommends another proposal to Medical Graphics shareholders or fails to reconfirm its recommendation upon Angeion's request; or

           - fails to recommend that its shareholders reject any tender offer or exchange offer that would result in a party obtaining 25% or more of the Medical Graphics common stock.

          6. Medical Graphics fails to convene the Medical Graphics special meeting in breach of the merger agreement.

     Medical Graphics can terminate the merger agreement if any of the following occurs:

          7. Medical Graphics receives an unsolicited proposal for the acquisition of Medical Graphics on financial terms more favorable than the merger and the Medical Graphics board determines in good faith to withdraw or modify its recommendation of the merger agreement and the merger or its recommendation to the Medical Graphics shareholders to approve the merger agreement, based upon the written advice of outside counsel that such action is necessary to prevent breach of the board's fiduciary duty, in order to execute a definitive acquisition agreement or to approve a tender or exchange offer for the stock of Medical Graphics; or

          8. a temporary or preliminary injunction is in effect that prohibits or enjoins the merger in connection with certain litigation brought on behalf of the holders of notes issued under Angeion's indenture, if the injunction is in effect on (a) the later of (i) the day before the special meeting is scheduled to be held, or (ii) if requested by Angeion, on the day before a rescheduled meeting at least 30 days after adjournment or postponement of the originally scheduled special meeting or (b) if the special meeting is held by Medical Graphics while an injunction is in effect, if the closing of the merger is not effected within 30 days after approval of the merger by Medical Graphics shareholders.

Termination Fees and Expenses

     If Angeion terminates the merger agreement under paragraph 5 or 6 above or Medical Graphics terminates the merger agreement under paragraph 7 above, the merger agreement requires that Medical Graphics pay Angeion the amount of $600,000. In addition, if the merger agreement is otherwise terminated, Angeion, with certain exceptions, is entitled to a payment in the amount of $600,000 if
(a) a third party who at the date of the merger agreement did not own 25% or more of Medical Graphics shares is the beneficial owner of 25% or more of its shares at the time of termination or (b) an alternative transaction is consummated within 18 months after the termination date.

     Medical Graphics is also required to reimburse Angeion for its expenses up to $300,000 in the following circumstances:

     - if the $600,000 payment is due to Angeion;

     - if the merger agreement is terminated because of a breach of representations, warranties or covenants by Medical Graphics; or

     - if the merger agreement is terminated because of the failure of the shareholders to vote for the merger, the failure of Medical Graphics to convene the special meeting or because the holders of more than 10% of the outstanding shares of Medical Graphics exercise dissenters' rights.

     If Medical Graphics terminates the merger agreement as set forth in paragraph 8 above, Angeion must reimburse Medical Graphics for its expenses up to $150,000.

Financing for the Merger

     Angeion intends to fund the merger consideration from current cash. At September 22, 1999, Angeion had sufficient cash to finance the merger. In September 1999, Angeion also entered into an agreement to grant Medtronic, Inc. a non-exclusive license to all of Angeion's patents and patent applications for cardiac stimulation devices. Angeion also agreed to sell to Medtronic its unfiled patent disclosures for cardiac stimulation devices. In exchange, Angeion will receive $9 million in cash from Medtronic. Closing of the Medtronic transaction is subject to the approval of Angeion shareholders and noteholders. On September 24, 1999, an action was commenced by the trustee on behalf of the holders of notes issued under Angeion's indenture, alleging that an event of default has occurred, and seeking, among other things, payment of 101% of the principal amount of the notes (which payment would be $20,806,707 as of November 21, 1999) and to enjoin Angeion from using its available cash for the merger. Angeion has advised Medical Graphics that it does not believe that an event of default has occurred and that it intends to vigorously defend this action.

Accounting Treatment

     The merger will be treated as a "purchase" in accordance with generally accepted accounting principles.

Rights of Dissenting Shareholders

     Any shareholder who does not wish to accept the merger consideration has the right under the Minnesota Business Corporation Act to receive the "fair value" of the shareholder's shares as determined by a Minnesota court. This "dissenters' right" is subject to a number of restrictions and technical requirements. Generally, in order to perfect dissenters' rights a dissenting shareholder (a) must not vote in favor of adopting and approving the merger agreement and (b) must make a written demand before the vote on the merger agreement. Merely voting against the merger agreement will not protect the right to dissent. Appendix B to this proxy statement contains the applicable provisions of the Minnesota Business Corporation Act relating to dissenters' rights.

Shareholders who may be interested in exercising dissenters' rights should review these provisions carefully. See "Merger Agreement -- Dissenters' Rights" on page 26.

MARKET PRICE INFORMATION

     Medical Graphics common stock is quoted on Nasdaq under the symbol "MGCC." The following tables set forth the high and low last sale prices of Medical Graphics common stock as reported on The Nasdaq SmallCap System for the quarters indicated. Medical Graphics' fiscal year end is December 31. Prices have been adjusted to reflect Medical Graphics' 3-for-2 stock split effective June 8, 1998.

                                                                  LAST SALE
                                                                --------------
                                                                HIGH      LOW
                                                                -----    -----
1997
  First Quarter.............................................    $3.50    $1.75
  Second Quarter............................................     2.92     1.75
  Third Quarter.............................................     3.92     2.50
  Fourth Quarter............................................     3.46     2.67
1998
  First Quarter.............................................    $2.24    $1.72
  Second Quarter............................................     3.75     1.81
  Third Quarter.............................................     2.88     0.88
  Fourth Quarter............................................     1.19     0.75
1999
  First Quarter.............................................    $1.88    $0.81
  Second Quarter............................................     1.69     0.88
  Third Quarter.............................................     2.00     1.25
  Fourth Quarter (through November 29, 1999)................     1.91     1.72

     Medical Graphics has not declared any cash dividends on its common stock for the periods indicated above and under agreements with its lender can only do so under certain circumstances. Set forth below are the high, low and closing sale prices of Medical Graphics common stock on September 22, 1999 and November 29, 1999. September 22, 1999 was the last full trading day prior to the public announcement of the current cash for stock merger, and November 29, 1999 was the last practicable trading day for which information was available prior to the date of the first mailing of this document.

                         Medical Graphics Common Stock

                                              HIGH      LOW     CLOSE
                                              -----    -----    -----
September 22, 1999........................    $1.56    $1.56    $1.56
November 29, 1999.........................    $1.88    $1.75    $1.75

     We urge you to obtain current market quotations of Medical Graphics common stock.

                           FORWARD-LOOKING STATEMENTS

     We believe that some of the information in this document constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or financial condition or state other "forward-looking" information.

     We believe that it is important to communicate our expectations to the Medical Graphics shareholders. There may be events in the future, however, that Medical Graphics is not able to accurately predict or over which it has no control. The factors listed below and cautionary language in this document provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in this document in its forward-looking statements.

     Specifically, actual results relating to, among other things, product performance, the introduction of products and services by competitors, general economic and business conditions and the inability to accurately predict market trends could differ materially from those currently anticipated in such statements. Factors affecting forward-looking statements include:

     - technological changes and innovations;

     - changes in availability of, unavailability of or delay in receiving components and raw materials;

     - changes in economic conditions;

     - changes in seasonal demand for products; and

     - pending litigation brought on behalf of the Angeion noteholders.

     Medical Graphics and Angeion do not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions, or changes in other factors affecting such forward-looking statements.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by law, Medical Graphics files annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Medical Graphics. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

     You should rely only on the information contained in this document to vote on the proposals at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated November 29, 1999. You should not assume that the information contained in this document is accurate as of any date other than November 29, 1999, and the mailing of the document to you shall not create any implication to the contrary.

                      THE MEDICAL GRAPHICS SPECIAL MEETING

TIME, PLACE AND DATE

     This document is being furnished to Medical Graphics shareholders as part of the solicitation of proxies by the Medical Graphics board for use at a special meeting of shareholders of Medical Graphics to be held on December 21, 1999, at 9:00 a.m., local time, at Medical Graphics, 350 Oak Grove Parkway, Saint Paul, Minnesota 55127 and at any adjournment or postponement thereof. This document and the enclosed form of proxy are first being mailed to shareholders of Medical Graphics on or about November 30, 1999.

PURPOSE OF THE SPECIAL MEETING

     At the Medical Graphics special meeting, the holders of shares of Medical Graphics common stock and Class A stock will vote on:

     - the approval and adoption of the merger agreement; and

     - the transaction of such other business as may properly come before the Medical Graphics special meeting.

     A special committee of the Medical Graphics board consisting of three outside directors and the Medical Graphics board, after careful consideration, have each unanimously determined that the terms of the merger are fair to, and in the best interests of, Medical Graphics shareholders, have unanimously approved the merger agreement, and recommend a vote "FOR" approval and adoption of the merger agreement.

RECORD DATE, OUTSTANDING SHARES AND VOTING

     Holders of record of Medical Graphics common stock and Class A stock at the close of business on the record date of November 10, 1999, are entitled to notice of and to vote at the Medical Graphics special meeting. On the record date, there were 5,650,947 shares of Medical Graphics common stock outstanding held by approximately 1,400 holders and there was one holder of 444,445 shares of Class A stock, each share of which is convertible into 3.375 shares of common stock. Each share of Medical Graphics common stock as of the record date entitles its owner to one vote and each share of Class A stock entitles its owner to 3.375 votes.

QUORUM

     The representation, in person or by properly executed proxy, of the holders of a majority of all of the shares of stock entitled to vote at the Medical Graphics special meeting is necessary to constitute a quorum at the Medical Graphics special meeting.

VOTE REQUIRED

     The holders of a majority of the voting power of all shares of Medical Graphics entitled to vote and at least half of the Class A stock outstanding on the record date must vote affirmatively to approve and adopt the merger agreement.

     Shares of Medical Graphics common stock and Class A stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Medical Graphics special meeting. Shares that abstain from voting will be treated as shares that are present and entitled to vote at the Medical Graphics special meeting for purposes of determining whether a quorum exists, but abstentions will have the same effect as votes against approval of the merger agreement. Proxies that are not returned will have the same effect as a vote against approval of the merger agreement, because the affirmative vote of the holders of a majority of the voting power of all outstanding shares entitled to vote (as well as at least one half of the Class A stock) is required to approve the merger agreement.

     Brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners; however, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger agreement and, thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of non-routine proposals (i.e., "broker non-votes"). Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Because the vote of a majority of the voting power of all outstanding shares is required, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement.

     As of the record date, directors and executive officers of Medical Graphics and their affiliates may be deemed to be beneficial owners of approximately 33.5% of the outstanding voting power of Medical Graphics shares entitled to vote, including the Class A stock but excluding currently exercisable options and warrants, and of 100% of the Class A stock and have expressed their intent to vote their shares in favor of the approval and adoption of the merger agreement.

VOTING OF PROXIES

     All shares of Medical Graphics common stock that are entitled to vote and are represented at the Medical Graphics special meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at the Medical Graphics special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, these proxies, other than broker non-votes, will be voted for approval and adoption of the merger agreement.

     The Medical Graphics board does not know of any matters other than those described in the notice of the Medical Graphics special meeting that are to come before the Medical Graphics special meeting. If any other matters are properly presented at the Medical Graphics special meeting for consideration, including consideration of a motion to adjourn or postpone such meeting to another time or place for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the enclosed form of proxy and acting under such proxy generally will have discretion to vote on such matters in accordance with their best judgment.

REVOCATION OF PROXIES

     Any proxy given in accordance with this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     - giving the Secretary of Medical Graphics, at or before the taking of the vote at the Medical Graphics special meeting, a written notice of revocation bearing a later date than the proxy; or

     - executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Medical Graphics before the taking of the vote at the Medical Graphics special meeting.

     Any written notice of revocation or subsequent proxy should be sent to Medical Graphics Corporation, 350 Oak Grove Parkway, Saint Paul, Minnesota 55127, Attention: Secretary, or hand delivered to the Secretary of Medical Graphics at or before the taking of the vote at the Medical Graphics special meeting. Shareholders that have instructed a broker to vote their shares must follow the directions received from such broker in order to change their vote, or to vote in person at the Medical Graphics special meeting.

SOLICITATION OF PROXIES

     Medical Graphics will bear its own cost of solicitation of proxies. Medical Graphics will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of Medical Graphics common stock held in their names.

     In addition to the solicitation of proxies by mail, certain of Medical Graphics directors, officers and employees may solicit proxies by telephone, telecopy and personal contact, without separate compensation for such activities.

     PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. If the merger is consummated, you will be sent instructions regarding the procedures for exchanging your existing stock certificates for a cash payment.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In October 1997, Medical Graphics engaged Goldsmith Agio Helms and Company as its financial advisor to assist it in exploring potential strategic alternatives, including the sale of Medical Graphics. In a November 1997 press release, Medical Graphics announced that it had retained Goldsmith.

     In November 1997, Goldsmith began contacting potential strategic and financial partners to ascertain their interest in pursuing an acquisition of, or a merger with, Medical Graphics. Over the course of the next several weeks, Medical Graphics, after execution of confidentiality agreements, shared selected non-public information with several of these parties. In December 1997, Medical Graphics and Goldsmith requested from two of these parties non-binding indication of interest letters that stipulated the basic terms upon which these parties would be interested in exploring a potential acquisition of, or merger with, Medical Graphics. Company A provided such a letter and Company B asked for additional time before presenting such a letter. Company A was a European company that was a competitor of Medical Graphics. Company B was a European company that was engaged in the management and sale of medical products and components and engineering products.

     In March 1998, the Medical Graphics board determined that a transaction with Company A would more likely be accomplished if Manchester Financial Group, Inc., a private investment banking firm that is headed by Medical Graphics' Chairman, Mark Sheffert, became involved in the investment banking aspects of the proposed transaction. Medical Graphics terminated its engagement of Goldsmith effective at the end of May 1998. A provision in the October 1997 Goldsmith Agreement provided that if Medical Graphics engaged in a transaction with any person that was contacted by Goldsmith pursuant to Medical Graphics engagement of Goldsmith within 12 months of the termination of the Goldsmith engagement, then Goldsmith would be entitled to a fee. During the week of April 28, 1998, Medical Graphics' then Chief Executive Officer Glenn Taylor and Mr. Sheffert visited Company A in Europe, and engaged in extensive discussions and exchanged additional non-public information with Company A.

     Discussions with Company A continued until the end of July 1998. In the course of detailed discussions between Company A and its shareholders and Medical Graphics, it was ultimately determined that it would be difficult to structure a transaction that would meet the needs of each party.

     On August 3, 1998, Mr. Jahnke was hired as President and Chief Executive Officer of Medical Graphics to succeed Mr. Taylor.

     On September 30, 1998, Medical Graphics issued 550,000 shares of its common stock at a price of $1.00 per share for $300,000 in cash and conversion of $250,000 in indebtedness from a supplier to improve its working capital position and ensure that it had sufficient shareholders' equity to remain in compliance with the Nasdaq SmallCap listing requirements. Medical Graphics subsequently reported a net loss of $529,000 on revenues of $4,488,000 for the quarter ended September 30, 1998.

     On October 5, 1998, Company B, which had completed an acquisition of a competitor of Medical Graphics early in 1998, entered into a confidentiality agreement with Medical Graphics and representatives of Company B met with Mr. Sheffert and Mr. Jahnke at Medical Graphics' offices.

     In December 1998, Company B contacted Medical Graphics through Goldsmith about pursuing a merger or acquisition of Medical Graphics. On December 8 and 9, 1998, representatives of Company B met with Mr. Sheffert, Mr. Jahnke, and representatives of Goldsmith and Manchester in the Twin Cities.

     In December 1998, Medical Graphics entered into an engagement agreement with Manchester under which Manchester agreed to provide investment banking services to Medical Graphics, including the possible merger, sale or acquisition of Medical Graphics by a specified group of companies.

     On January 19, 1999, representatives of Company B met with Mr. Sheffert and Mr. Jahnke and representatives of Goldsmith and Manchester in the Twin Cities. Company B representatives indicated that they would submit a "conditional offer" to acquire Medical Graphics.

     On February 25, 1999, Medical Graphics announced that it had achieved net income of $23,000 on revenues of $5,769,000 in the fourth quarter ended December 31, 1998.

     At a March 2, 1999 regular board meeting, the Medical Graphics board discussed the anticipated "conditional offer" from Company B and authorized Mr. Sheffert and Mr. Jahnke to negotiate with Company B.

     On March 3, 1999, Medical Graphics received a "conditional offer" from Company B to purchase Medical Graphics. The offer was subject to a number of conditions, including Company B's need to arrange private equity financing to complete the transaction. At a special telephonic board meeting on March 17, 1999, the Medical Graphics board of directors authorized the Medical Graphics' officers to advise Company B that the offer was too low, but to continue to negotiate with Company B.

     On March 26, 1999, Manchester Companies, Inc., the parent of Manchester Financial Group, Inc., entered into a 12-month agreement with Angeion pursuant to which Manchester agreed to provide certain services to Angeion relative to Angeion's financing and capitalization, management of expenses, restructuring of obligations, financial and accounting support, and Nasdaq listing.

     On April 23, 1999, Company B presented a revised "conditional offer" to purchase Medical Graphics. The offer was subject to a number of conditions, including Company B obtaining private equity financing to complete the transaction. At a special telephonic board meeting held on April 30, 1999, the Medical Graphics board discussed the revised conditional offer. In discussing the offer, the board noted that Thermedics, Inc., a publicly held subsidiary of Thermo Electron Corporation had announced that it had signed a non-binding letter of intent to acquire Erich Jaeger GmbH & Co. Both Jaeger and SensorMedics, another subsidiary of Thermo Electron Corporation, were competitors of Medical Graphics and the merger would result in increased consolidation in the industry. The board raised a number of issues that had to be resolved, but directed the Medical Graphics officers, together with Manchester and Goldsmith, to respond to Company B's proposal and to continue to move forward.

     On May 7, 1999, following an Angeion board meeting that Mr. Sheffert attended in his capacity as a principal of Manchester, Mr. Sheffert talked generally with Mr. James Hickey, the President and Chief Executive Officer of Angeion, about various alternatives available to Angeion, including acquisition candidates. In the course of the discussion, Mr. Sheffert mentioned the possibility of an acquisition of Medical Graphics by Angeion, but the parties did not engage in any detailed discussion of such a transaction.

     On May 10, 1999, Mr. Jahnke had a previously-scheduled luncheon meeting with Mr. Hickey during which they generally discussed both Medical Graphics' and Angeion's prospects and general industry conditions and the general possibility of combining the corporations, but did not engage in a detailed substantial discussion regarding the combination.

     On May 14, 1999, Medical Graphics reported a net profit of $3,000 on revenues of $4,883,000 for the quarter ended March 31, 1999, its second consecutive profitable quarter.

     During the period from April 23, 1999 through May 27, 1999, Medical Graphics, together with Goldsmith and Manchester, continued discussions with Company B. At the May 27, 1999 board meeting, Mr. Sheffert reported that he expected principals of Company B to meet with Mr. Sheffert and Mr. Jahnke in early June 1999.

     In May and June 1999, the Company also had very limited discussions with Company C, a European medical device manufacturer, with respect to either making an investment in or combining with Medical Graphics. On June 9 and 10, 1999, representatives of Company C met with Mr. Jahnke and Mr. Sheffert in the Twin Cities. On June 25, 1999, Company C sent to Manchester a letter expressing an interest in combining Medical Graphics and Company C and proposing a preliminary valuation. The valuation was significantly less than the valuation of Company B and the valuation subsequently proposed by Angeion, and Medical Graphics did not actively pursue the proposal.

     On June 15 and 16, 1999, Mr. Sheffert and Mr. Jahnke met with representatives of Company B in Minnesota. In connection with the meeting, Mr. Sheffert advised Company B that Medical Graphics was also at various stages of discussions with other corporations. On June 17, 1999, Medical Graphics held a special board meeting and representatives of Company B made a presentation to the board. After the meeting with the representatives, the Medical Graphics board authorized its management to enter into a non-binding letter of intent with Company B. The letter anticipated that the companies would move toward the execution of a definitive merger agreement, but the letter was subject to a number of terms being finalized, including financing.

     On June 28, 1999, Company B sent Medical Graphics a revised non-binding proposal that included new terms, including a break-up fee and a period of exclusivity.

     On June 28, 1999, Mr. Jahnke and Mr. Sheffert discussed the possibility of Mr. Jahnke and Mr. Hickey meeting to explore the possibility of combining Medical Graphics and Angeion. Mr. Jahnke and Mr. Hickey then spoke by telephone on that date regarding setting up a future meeting about combining Medical Graphics and Angeion.

     On June 29, 1999, following an Angeion board meeting that Mr. Sheffert attended in his capacity as a principal of Manchester, Mr. Sheffert had a substantive discussion with one of the directors of Angeion about the possible acquisition of Medical Graphics by Angeion.

     On June 30, 1999, Mr. Hickey and Mr. Jahnke met at Medical Graphics to discuss future strategy and prospects for Medical Graphics with a view to determining whether a possible acquisition of Medical Graphics by Angeion was in the best interests of the two companies.

     In July 1999, Medical Graphics terminated its December 1998 agreement with Manchester and entered into an agreement dated July 1, 1999 with Manchester Companies, Inc. that covered just a transaction with Angeion. Subsequent to the execution of this agreement, Manchester and Medical Graphics prepared materials for presentation to Angeion regarding a strategic acquisition of Medical Graphics by Angeion. On July 20, 1999, Medical Graphics and Angeion entered into a confidentiality agreement.

     On July 22, 1999, Medical Graphics reported net income of $221,000 on revenues of $5,548,000 for the quarter ended June 30, 1999, its third profitable quarter in a row.

     On July 23, 1999, at a regularly scheduled board meeting of Angeion, Manchester provided the Angeion board with a presentation with respect to Medical Graphics and its business and why an acquisition of Medical Graphics by Angeion might make business sense for both companies.

     On July 27, 1999 Mr. Hickey and Mr. Jahnke met at Medical Graphics' offices to review the business and growth possibilities of a combined Medical Graphics and Angeion.

     On July 28, 1999, Mr. Hickey sent a letter to Medical Graphics stating that Angeion was seriously interested in pursuing an acquisition of Medical Graphics on certain proposed terms and wished to commence due diligence immediately.

     At a regularly scheduled Medical Graphics board meeting on July 28, 1999, Manchester reported on the developments with respect to Company B and Angeion.

     Manchester reported to the board that Company B had agreed to some of the Medical Graphics' requests and was requesting that Medical Graphics agree to a standstill and break-up fee as a condition to moving forward. The board was concerned that the proposed transaction was subject to a significant financial contingency and that Company B had not yet conducted necessary due diligence on Medical Graphics that might have the effect of delaying a transaction. The Board authorized the officers of Medical Graphics to continue to discuss the possible transaction with Company B, but also to inform Company B that Medical Graphics was considering other alternatives.

     In connection with these discussions and at the various board meetings, Manchester disclosed to management of Angeion and Medical Graphics and to their respective legal counsel and to the full board of directors of each corporation, the nature of its relationship with the other corporation and potential conflicts of interest as a result of this dual representation and that Manchester was not acting as an adviser to Angeion in connection with any Angeion-Medical Graphics transaction.

     At the July 28, 1998 board meeting, the Medical Graphics board authorized Medical Graphics and Manchester to inform Angeion that Medical Graphics was interested in the possible merger, pending negotiation of a definitive agreement. Medical Graphics also advised Angeion that it was in discussions with Company B, without disclosing the identity of Company B.

     In light of Medical Graphics' continuing discussions with Company B and Angeion, and the potential conflicts of interest that might arise with Mr. Sheffert as the Chairman of Medical Graphics and a principal of Manchester, Mr. Sheffert requested, and the board established a committee consisting of John Penn, John Wunsch and Gerald T. Knight to serve as a special committee of the board of directors with Mr. Penn as its Chairman (the "Special Committee"), which had the power and authority to review and evaluate any proposed transactions that the Special Committee believed may serve the best interests of Medical Graphics and enhance shareholder value and to bring a recommendation to the full board of directors with respect to whether to proceed with a transaction with any of the strategic partners, or continue to follow Medical Graphics' current business plan and maintain the continued independence of Medical Graphics.

     Simultaneous with Angeion's due diligence, Manchester continued to negotiate with Company B with respect to its proposal. In mid-August 1999, Company B informed Manchester that it would be willing to make certain improvements to its merger proposal, but that it would also request Medical Graphics enter into a "standstill" agreement requiring Medical Graphics to cease negotiations with any other strategic parties. After speaking with members of the Special Committee, Manchester requested that Company B present its new proposal in writing.

     During the period from July 28, 1999 to August 23, 1999, Mr. Hickey and representatives of Angeion met with Mr. Jahnke and other officers of Medical Graphics, and Angeion conducted due diligence regarding the possibility of an acquisition of Medical Graphics by Angeion.

     On August 6, 1999, Mr. Sheffert and Mr. Jahnke met with the Angeion board of directors to present information regarding Medical Graphics' growth strategy and how that strategy could be effectively implemented if Medical Graphics were acquired by Angeion. During this period, the Special Committee also had discussions with representatives of Angeion concerning the pricing of a possible transaction with Angeion.

     On August 23, 1999, Company B presented an updated written proposal for a binding agreement between it and Medical Graphics. Company B did not present Medical Graphics with a form of merger agreement.

     On August 24, 1999, Angeion presented Medical Graphics with proposed terms and conditions for its purchase of Medical Graphics and a form of merger agreement at a price less than $2.15 per share. The Special Committee reviewed both proposals and recommended that the board reject both proposals, but continue discussions with both companies. On August 25, 1999, the Special Committee indicated to Angeion that it did not believe Angeion's August 24, 1999 proposal would be acceptable to the Medical Graphics board, and on August 26, 1999, Angeion reconfirmed the terms of its proposal without change.

     On August 27, 1999, the Medical Graphics board met to consider both proposals. The board rejected both proposals for different reasons but indicated that Medical Graphics was willing to continue discussions with both parties.

     During the period from August 28, 1999 through September 3, 1999, members of the Medical Graphics Special Committee met and spoke by telephone with members of a committee authorized by the Angeion board to negotiate the transaction. As a result of these discussions, on September 3, 1999, Angeion provided Medical Graphics with a new proposal letter for the acquisition of Medical Graphics by Angeion at a price of $2.15 per share, requesting a 10-day exclusive period to negotiate a merger agreement.

     On September 7, 1999, the Medical Graphics Special Committee recommended that the board approve Angeion's proposal and move toward the negotiation of a definitive agreement. At a telephonic meeting, the board agreed to move forward to negotiate a definitive merger agreement on the terms proposed and agreed to grant Angeion a 10-day exclusive period to negotiate a definitive merger agreement.

     During the period from September 7, 1999 through September 17, 1999, Medical Graphics and Angeion negotiated the terms of a definitive merger agreement. On September 17, 1999, the Medical Graphics board met and reviewed the revised merger agreement. The Medical Graphics board determined that the terms and conditions of the merger were fair, from a financial point of view, to the shareholders of Medical Graphics. After a review of relevant legal considerations and other discussions among the Medical Graphics board, the board voted unanimously to (i) approve the merger agreement,
(ii) authorize the execution of the merger agreement, subject to negotiation of remaining issues identified by the Medical Graphics board, including termination fees and expense reimbursement provisions, and (iii) subject to the resolution of these issues, recommended that Medical Graphics shareholders approve and adopt the merger agreement.

     Between September 17, 1999 and September 22, 1999, representatives of the parties met at various times to resolve these issues and on September 22, 1999, the parties executed the merger agreement and other transaction documents.

MEDICAL GRAPHICS REASONS FOR THE MERGER

     In reaching its determination that the merger is fair to, and in the best interest of, Medical Graphics shareholders, and to recommend that Medical Graphics shareholders vote to approve and adopt the merger agreement, the Medical Graphics board and Special Committee considered a number of factors, including the following:

     - The Medical Graphics board and Special Committee considered the information and presentations by Medical Graphics management, and its legal advisors and Manchester concerning the terms of the merger and the business, technology, products, operations, financial condition, organizational structure and industry position of Medical Graphics, on both a historical and prospective basis;

     - The board and Special Committee noted the value to be received per share of Medical Graphics common stock in the merger represented a premium over the average closing sale price of Medical Graphics common stock for the period from January 1999 through August 1999 and concluded that the price was fair considering the levels at which its common stock had traded over the past year;

     - The board and Special Committee considered the prospects for Medical Graphics' business, including the potential for further consolidation within the industry and the need for substantial capital in order for Medical Graphics to reduce debt and implement its growth plan, which could result in substantial dilution to Medical Graphics' existing shareholders;

     - The board and Special Committee considered that, although Medical Graphics had achieved profitability for three consecutive quarters, it had losses of $8.4 million in 1996, $5.1 million in 1997 and $1.6 million in 1998 and its stock price had fallen below $1.00 per share in late 1998 and early 1999;

     - The board and Special Committee evaluated the financial condition, results of operations, business and prospects of Medical Graphics, including the increasingly competitive nature of the markets in which Medical Graphics operated, the future prospects of Medical Graphics, whether the merger consideration was fair and whether the time was appropriate to engage in the proposed merger;

     - The board and Special Committee concluded that there could be no assurance that the price of the common stock would achieve the level offered in the merger for a period of one year;

     - The board and Special Committee considered that since October 1997, with the assistance of legal and financial advisors, Medical Graphics had thoroughly explored various alternatives to the proposed merger, including remaining as an independent publicly held company, or merging with or being acquired by other companies in its industry;

     - The board and Special Committee also considered the fact that the proposed merger would provide Medical Graphics with the capital to more aggressively implement its growth strategy and would allow the current Medical Graphics board to assist in implementation of the strategy through representation on the Angeion board; and

     - The board and Special Committee also considered the fact that Angeion was based in Minnesota and the proposed merger would enable Medical Graphics to continue to operate its business without any anticipated layoffs.

     The Medical Graphics board and Special Committee also took into account negative factors associated with the merger including that as a result of the merger, Medical Graphics shareholders would no longer participate in any future growth and prospects of Medical Graphics. The Medical Graphics board and Special Committee believed, however, that a sale of Medical Graphics under the terms of the merger would achieve greater value at this time for the Medical Graphics shareholders as compared with remaining a public company. The Medical Graphics board and Special Committee concluded that the potential benefits of the merger outweighed the negative factors.

     The Medical Graphics board and Special Committee did not quantify or otherwise assign relative weights to these factors or determine that any factor was more important than another. Rather, the Medical Graphics board and Special Committee made their recommendation based on the totality of the information presented to and considered by them.

RECOMMENDATION OF THE BOARD OF DIRECTORS AND SPECIAL COMMITTEE OF MEDICAL
GRAPHICS

     The Medical Graphics Special Committee and board have each unanimously determined that the merger agreement is fair to and in the best interests of Medical Graphics and its shareholders. Accordingly, the Medical Graphics Special Committee and board have each unanimously approved the merger agreement and recommend that Medical Graphics shareholders vote in favor of approval and adoption of the merger agreement at the Medical Graphics special meeting.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     In considering the recommendations of the Medical Graphics Special Committee and board, Medical Graphics shareholders should be aware that the directors and executive officers of Medical Graphics may have interests in the merger that are different from, or in addition to, the interests of Medical Graphics shareholders generally, and that may create potential conflicts of interest. The Medical Graphics Special Committee and board were each aware of these interests and considered them, among other factors, in approving the merger agreement. These interests are summarized below.

Ownership and Voting Stock

     As of the record date, directors and executive officers of Medical Graphics and their affiliates may be deemed to be beneficial owners of approximately 33.5% of the outstanding voting shares of Medical Graphics stock, including the Class A stock, but excluding currently exercisable options and warrants, and 100% of the Class A stock. As a result of the merger, employee and director options, whether or not then vested or exercisable, will be canceled in exchange for a payment equal to the excess, if any, of $2.15 over the per share exercise price of each outstanding option. Employees, including executive officers, with amounts contributed to the Medical Graphics Employee Stock Purchase Plan will be entitled to either (a) the issuance of Medical Graphics common stock under the plan for a purchase price of $1.063 per share or (b) receive $1.087 for each share of Medical Graphics common stock otherwise issuable under the plan and a refund of amounts contributed ($1.063 per otherwise issuable share) by employees under the plan and held by Medical Graphics. The officers and directors will be entitled to receive cash payments upon consummation of the merger equal to $5,149,151 in exchange for Medical Graphics stock and $587,678 in exchange for the cancellation of options.

Employment and Severance Arrangements

     Medical Graphics is a party to employment or severance agreements with three executive officers of Medical Graphics: Richard E. Jahnke, Michael G. Snow and Terrance J. Kapsen. Under these agreements, some terms of which are substantially identical, if Medical Graphics is sold, merged, reorganized or otherwise acquired at a time when the executive is still employed by Medical Graphics, and if employment of any executive is terminated other than for "cause," as defined in the employment or severance agreement, then
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

such executive will be entitled to, in the case of Messrs. Snow and Kapsen, a lump sum payment in the amount of such executive's salary for one year. For Mr. Snow, the aggregate payment would be $132,000 and for Mr. Kapsen it would be $138,000. In the case of Mr. Jahnke, the payment would be two times his gross annual salary, or $480,000.

     In connection with the execution of the merger agreement, Angeion required that Mr. Jahnke agree to enter into a new employment agreement that will be effective upon consummation of the merger. The new agreement will replace Mr. Jahnke's existing agreement. Mr. Jahnke will become President and Chief Executive Officer of Angeion. Mr. Jahnke's new employment agreement would increase his base compensation to $265,000 from $240,000 and provides for annual cash bonus compensation for each year up to a target of 35% of his annual salary and an over-achievement bonus of up to an additional 35% of his annual salary. Mr. Jahnke would also receive a restricted stock award of 20,000 shares of Angeion common stock and options to purchase an additional 180,000 shares of Angeion common stock at the closing bid price for Angeion's shares as reported on September 22, 1999. Mr. Jahnke would also have a right to up to two times his base salary in the event of a change in control of Angeion. Mr. Jahnke's agreement to the terms of his employment was a condition to Angeion entering into the merger agreement and his execution of the new employment agreement at the closing is a condition to Angeion's obligation to close on the merger.

Agreements with Manchester

     In January 1997, Medical Graphics retained Manchester Business Services, Inc., an organizational renewal firm of which Mark W. Sheffert is Chairman, to design and implement a restructuring plan. In connection with the engagement of Manchester, Mr. Sheffert was elected as a director of Medical Graphics. On March 25, 1997, Mr. Sheffert became Chairman of the Board of Medical Graphics. Under the Retainer Agreement executed with Manchester, as amended, Medical Graphics agreed to pay Manchester a monthly fee of $20,000 in 1997 and $10,000 in 1998, plus out-of-pocket expenses. The Retainer Agreement ended in December 1998.

     Medical Graphics entered into a new agreement with Manchester in December 1998 under which Manchester agreed to provide investment banking services to Medical Graphics, including services in connection with the possible merger, sale or acquisition of Medical Graphics by a specified group of companies. Medical Graphics agreed to pay Manchester $5,000 per month though May 1999 under this Agreement. The agreement was terminated effective June 30, 1999 but included a provision that entitled Manchester to a fee if a transaction was consummated with any person contacted by Manchester and identified by Manchester to Medical Graphics. In connection with Medical Graphics' decision to negotiate with Angeion as a potential merger partner, Medical Graphics and Manchester Companies, Inc. entered into a supplemental agreement dated July 1, 1999 that covered just a transaction with Angeion. Manchester Business Services, Inc. was a wholly-owned subsidiary of Manchester Companies, Inc., that has, in essence, assumed the obligation of Manchester Business Services, Inc. Under the agreement, Manchester is entitled to a success fee if Angeion acquires Medical Graphics. Based on aggregate consideration to shareholders of approximately $16.2 million, Manchester would be entitled to a success fee of approximately $371,000. Manchester has agreed, however, that its fee in connection with the transaction will be equal to $350,000, less Medical Graphics' expenses, including legal, accounting, printing, broker's or finder's fees incurred in connection with the transactions contemplated by the Merger Agreement. Manchester also agreed to provide Medical Graphics with public relations, shareholders communications and related services in 1999 for aggregate compensation of $38,000, of which $20,000 had been prepaid as of December 31, 1998.

     Manchester has also provided and is providing certain services to Angeion. Angeion entered into a 12-month agreement with Manchester beginning on March 26, 1999, pursuant to which Manchester has provided and is providing, among others, the following services: evaluating Angeion's financing and capitalization and making recommendations for improvements; managing obligations to reduce monthly expenses; developing a restructuring and reorganization strategy for Angeion; and restructuring obligations owed to creditors. Manchester also provided under the agreement general financial and accounting support functions for Angeion for an interim period of time and worked with Angeion to maintain its Nasdaq listing (in the context of Angeion's license and disposition of certain assets). The agreement provides for compensation to

Manchester of $22,500 per month in retainer fees, plus reimbursement of out-of-pocket expenses. Manchester has not acted as a financial advisor to Angeion in connection with the merger.

Indemnification and Insurance

     Medical Graphics presently has directors' and officers' liability insurance. Under the terms of the merger agreement, the surviving corporation is required to maintain liability insurance for six years after the proposed merger for any acts, errors or omissions by the directors and officers occurring prior to the merger. Under the terms of the merger agreement, the surviving corporation is obligated to indemnify and hold harmless each person who is now, or has been at any time prior to the merger, an officer or director of Medical Graphics to the extent provided under Medical Graphics articles and by-laws in effect on the date of the merger agreement, but subject to any limitation under applicable law.

Continuing Directors

     Under the terms of the merger agreement, up to three directors of Medical Graphics, including Mr. Jahnke, may become directors of Angeion.

TREATMENT OF MEDICAL GRAPHICS CLASS A STOCK IN THE MERGER AGREEMENT

     It is a condition to the closing of the merger that all shares of Class A stock will be converted to common stock. The holder of the Class A stock has advised Medical Graphics that it intends to convert its Class A stock to common stock immediately prior to the merger.

FINANCING FOR THE MERGER

     Angeion intends to fund the merger consideration through current cash. At September 22, 1999, Angeion had sufficient cash to finance the merger. In September 1999, Angeion also entered into an agreement to grant Medtronic, Inc. a non-exclusive license to all of Angeion's patents and patent applications for cardiac stimulation devices. Angeion also agreed to sell to Medtronic its unfiled patent disclosures for cardiac stimulation devices. In exchange, Angeion will receive $9 million in cash from Medtronic. Closing of the Medtronic transaction is subject to the approval of Angeion shareholders and noteholders. On September 24, 1999, an action was commenced on behalf of the noteholders alleging that an event of default has occurred under Angeion's indenture and seeking, among other things, payment of 101% of the principal amount of the notes (which payment would be $20,806,707 as of November 21, 1999) and to enjoin Angeion from using its available cash for the merger. Angeion has advised Medical Graphics that it does not believe that an event of default has occurred and that it intends to vigorously defend this action.

ANTICIPATED ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for using the purchase method of accounting for financial reporting purposes under U.S. generally accepted accounting principles. Under this method of accounting, the aggregate consideration paid by Angeion in connection with the merger will be allocated to Medical Graphics' assets and liabilities based on their fair values, with any excess being treated as goodwill. Goodwill from such an acquisition is generally amortized on a straight-line basis over a period of time and is not deductible for federal income taxes. The assets and liabilities and results of operations of Medical Graphics will be consolidated into the assets and liabilities and results of operations of Angeion from the date of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     Upon consummation of the merger, each outstanding share of Medical Graphics common stock (except for those shares with respect to which dissenters' rights are perfected) will be converted into the right to receive $2.15 in cash, without interest. The following discussion is a summary of the principal federal income tax consequences of the merger to the shareholders of Medical Graphics whose shares of common stock are surrendered pursuant to the merger (including any cash amounts received by dissenting shareholders pursuant to the exercise of dissenters' rights). The discussion does not purport to deal with all aspects of federal income
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

taxation that may affect particular shareholders in light of their individual circumstances, and is not intended for shareholders subject to special treatment under the federal income tax law, including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign persons, shareholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, shareholders who do not hold their stock as capital assets and shareholders who have acquired their stock upon the exercise of employee options or otherwise as consideration. In addition, the discussion does not consider the effect of any applicable state, local or foreign tax laws. The discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, currently applicable treasury regulations, and judicial and administrative decisions and rulings. Future legislative changes, judicial administrative changes or interpretations could alter or modify the statements and conditions set forth herein, and these changes or interpretations could be retroactive and could affect the tax consequences to the shareholders of Medical Graphics.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND ARE BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO YOU AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash pursuant to the merger (including any cash amounts received by dissenting shareholders pursuant to the exercise of dissenters' rights) will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended. In general, for federal income tax purposes, a shareholder will recognize gain or loss equal to the difference between the cash received by the shareholder pursuant to the merger agreement and the shareholder's adjusted tax basis in the shares of common stock surrendered pursuant to the merger agreement. Such gain or loss will be a capital gain or loss. The rate at which any such gain will be taxed to non-corporate shareholders (including individuals, estates and trusts) will, as a general matter, depend upon each shareholder's holding period for the shares of common stock at the effective time of the merger. If a non-corporate shareholder's holding period for the shares of common stock is more than one year, either a 20 percent or a 10 percent capital gains rate generally will apply to such gain, depending on the amount of taxable income of such shareholder for such year. If the shareholder's holding period for the shares of common stock is one year or less, such gain will be taxed at the same rates as ordinary income. Capital losses generally are deductible only to the extent of capital gains plus ordinary income of up to $3,000 per year. Net capital losses in excess of $3,000 may be carried forward to subsequent taxable years.

     For corporations, capital losses are allowed only to the extent of capital gains, and net capital gains are taxed at the same rate as ordinary income. Corporations generally may carry capital losses back up to three years and forward up to five years.

     Payment in connection with the merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the shareholder fails to furnish such shareholder's social security number or other taxpayer identification number ("TIN"), or furnishes an incorrect TIN. Backup withholding is not an additional tax but merely a creditable advance payment which may be refunded to the extent it results in an overpayment of tax, provided that specific required information is furnished to the Internal Revenue Service. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Shareholders should consult with their own tax advisers as to the qualifications and procedures for exemption from backup withholding.

DELISTING AND DEREGISTRATION OF MEDICAL GRAPHICS COMMON STOCK

     Medical Graphics common stock currently is listed for quotation on Nasdaq under the symbol "MGCC." Upon consummation of the merger, Medical Graphics common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934. Following the merger, Medical Graphics shareholders will be instructed to exchange their outstanding stock certificates for the merger consideration. See "The Merger Agreement -- Procedures for Exchange of Stock Certificates" on page 21.

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

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this document and is incorporated in this document by reference. The summary is not complete and is qualified in its entirety by reference to the merger agreement. We urge all shareholders of Medical Graphics to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

THE MERGER

     The merger agreement provides that ANG Acquisition Corp., a wholly owned subsidiary of Angeion, will be merged with and into Medical Graphics. At the time of the merger, the separate corporate existence of ANG Acquisition Corp. will cease and Medical Graphics will continue as the surviving corporation. The merger will become effective at such time as articles of merger are filed with the Secretary of State of the State of Minnesota or at such later time as may be agreed to by the companies. The filing is expected to occur promptly after approval of the merger agreement by the Medical Graphics shareholders at the special meeting and satisfaction or waiver of the other conditions to the merger contained in the merger agreement. Medical Graphics cannot assure that all conditions to the merger contained in the merger agreement will be satisfied or waived.

TREATMENT OF MEDICAL GRAPHICS SECURITIES

     Treatment of Medical Graphics Class A Stock. It is a condition to the merger that all shares of Class A stock be converted to common stock so that at the time of the merger no shares of Class A stock will be outstanding.

     Treatment of Medical Graphics Common Stock. At the time of the merger, each issued and outstanding share of Medical Graphics common stock (other than shares of common stock with respect to which dissenters' rights have been perfected) will be converted into the right to receive $2.15 in cash without interest.

PROCEDURES FOR EXCHANGE OF STOCK CERTIFICATES

     Angeion has designated Norwest Bank Minnesota, N.A. to serve as paying agent and to exchange certificates representing Medical Graphics common stock for the payment of merger consideration. As soon as reasonably practicable after the merger, the paying agent will mail to each record holder of certificates representing shares of Medical Graphics common stock, a letter of transmittal and instructions for use in surrendering the certificates for payment. Holders of certificates who surrender their certificates to the paying agent together with a duly completed and validly executed letter of transmittal will receive $2.15 in cash per share, without interest. The surrendered Medical Graphics certificates will be canceled.

     At the time of the merger, the stock transfer books of Medical Graphics will be closed and there will be no further registration of transfers of shares of Medical Graphics common stock on the records of Medical Graphics.

     Six months after the merger, the surviving corporation can require the paying agent to deliver to the surviving corporation all cash and other instruments in its possession relating to the merger and which have not been distributed. After such six month period, each holder of a Medical Graphics certificate must look only to the surviving corporation for payment of the consideration under the merger agreement.

     The paying agent or the surviving corporation is entitled to deduct and withhold from the consideration otherwise payable to any holder of Medical Graphics common stock the amounts it is required to deduct and withhold under the Internal Revenue Code or any provision of state, local or foreign tax law, or any court order. Any amounts withheld will be treated as having been paid to the holder of the shares of Medical Graphics common stock.

     If any Medical Graphics certificate is lost, stolen or destroyed, the Medical Graphics shareholder must provide an appropriate affidavit of that fact. The surviving corporation may require the owner of such lost, stolen or destroyed Medical Graphics certificate to deliver a written indemnity agreement and a bond as indemnity against any claim that may be made against the surviving corporation with respect to the Medical Graphics certificate alleged to have been lost, stolen or destroyed.

     Medical Graphics shareholders should not send in their certificates until they receive a letter of transmittal and instructions from the paying agent.

TREATMENT OF EMPLOYEE AND DIRECTOR OPTIONS, WARRANTS AND ACCRUED INTERESTS UNDER MEDICAL GRAPHICS EMPLOYEE STOCK PURCHASE PLAN

     As a result of the merger, employee and director options, whether or not then vested or exercisable, will be canceled in exchange for a payment equal to the excess, if any, of $2.15 over the per share exercise price of each outstanding option. Warrant holders will be entitled to receive the excess, if any, of $2.15 over the per share exercise price of each warrant. The total payments with respect to canceled options and warrants will not exceed $830,256.

     Employees with amounts contributed to the Medical Graphics Employee Stock Purchase Plan will be entitled to either (a) the issuance of Medical Graphics common stock under the plan for a purchase price of $1.063 per share or (b) the receipt of $1.087 for each share of Medical Graphics common stock otherwise issuable under the plan and a refund of amounts contributed ($1.063 per otherwise issuable share) by employees under the plan and held by Medical Graphics. Medical Graphics estimated that the total amount contributed through October 2, 1999, the last date on which contributions were permitted, is approximately $19,000.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties made by Medical Graphics, relating to, among other things:

     - required consents and approvals under any material contract of Medical Graphics;

     - compliance with laws, including health care laws;

     - Medical Graphics' timely filing of all required reports, registrations and statements required to be filed since January 1, 1997 with the SEC and the accuracy of the information contained in those filings;

     - absence of undisclosed liabilities;

     - absence of material adverse changes of Medical Graphics since its June 30, 1999 balance sheet;

     - litigation;

     - taxes;

     - employee benefit plans and employment matters;

     - intellectual property;

     - environmental matters;

     - title to properties;

     - permits and licenses;

     - material contracts and absence of defaults;

     - insurance;

     - product warranties;

     - business practices;
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

     - brokers', finders' and investment bankers' fees;

     - transactions with affiliates;

     - the vote of shareholders required to approve the merger; and

     - the organization and capitalization of Medical Graphics and the ownership and organization of its subsidiaries.

     In addition, the merger agreement contains representations and warranties made by Angeion relating to, among other things:

     - organization;

     - required consents and approvals;

     - compliance with laws;

     - litigation; and

     - brokers', finders' and investment bankers' fees.

COVENANTS PENDING THE MERGER

     Conduct of Medical Graphics Business. The merger agreement provides for covenants pending the merger. Medical Graphics has agreed that until the merger, Medical Graphics and its subsidiaries will:

     - conduct business in the ordinary course consistent with past practice;

     - use commercially reasonable efforts to preserve intact its business organization and goodwill;

     - use commercially reasonable efforts to keep available the services of its present officers and key employees and persons having business relationships with Medical Graphics;

     - notify Angeion of any material litigation, complaints or adverse changes to its business; and

     - perform its obligations under contracts and agreements.

     The merger agreement also restricts the ability of Medical Graphics and its subsidiaries to:

     - grant, confer or award any options or rights to equity securities;

     - issue, sell, pledge, dispose of or encumber any capital stock, except upon the exercise of outstanding options or upon conversion of the Class A stock;

     - merge, consolidate or enter into any business combination (other than the merger with Angeion) or release or relinquish any contract rights or sell, or make any acquisition or disposition of any assets, except in the ordinary course of business and consistent with past practice and not relating to the borrowing of money;

     - amend its organizational documents;

     - amend any existing or adopt any new employee benefit plan;

     - split, combine or reclassify any capital stock, or declare, set aside or pay any dividend, except for dividends by Medical Graphics' subsidiaries to Medical Graphics;

     - redeem, purchase or acquire or offer to acquire any of Medical Graphics or its subsidiaries' capital stock;

     - incur or guarantee any indebtedness or sell any debt securities or warrants other than in the ordinary course of business and subject to certain other limitations;

     - make loans, advances or capital contributions to or investments in any other person other than between or with Medical Graphics and any Medical Graphics subsidiaries;

     - pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice;

     - materially change its practices with respect to taxes or change any accounting practices;

     - increase officer compensation or, except increases in accordance with past practice that are not material, employee compensation;

     - enter into any collective bargaining agreement;

     - grant severance or termination pay to any employee; and

     - make any capital expenditures in excess of $50,000 in the aggregate.

     Medical Graphics further represents and warrants in the merger agreement that none of Medical Graphics or any of its subsidiaries has any agreements or understandings with any potential acquirer that would be violated or require any payments by reason of the execution, delivery or consummation of the merger agreement.

     Further Negotiations. Medical Graphics has agreed to cease any existing discussions or negotiations regarding any acquisition proposal concerning Medical Graphics or its assets and to not directly or indirectly solicit, initiate, take any action to facilitate or encourage any inquiries, proposals or offers from or with any third party with respect to an acquisition proposal. Medical Graphics has also agreed that it will not recommend, agree to or enter into any acquisition proposal, enter into or continue any discussions or negotiations, or grant any waiver under any standstill or similar agreement with respect to Medical Graphics stock that it may have.

     Medical Graphics may, however, in response to an unsolicited acquisition proposal:

     - furnish information pursuant to a confidentiality agreement no less favorable to Medical Graphics than those contained in the confidentiality agreement with Angeion;

     - engage in discussions or negotiations with a third party that has made a bona fide acquisition proposal; and

     - withdraw or modify the board's recommendation of the merger agreement.

However, Medical Graphics may so respond in each case only if the Medical Graphics board has concluded in good faith (a) on the basis of written advice from outside counsel that such action is required to prevent a breach of the board's fiduciary duties and (b) that such acquisition proposal is reasonably likely to be consummated and would, if consummated, result in a more favorable transaction than the merger.

     The merger agreement provides that Medical Graphics will not take any action with respect to an acquisition proposal unless Medical Graphics has given Angeion reasonable notice of its intention to take such action and has informed Angeion of the terms and conditions of the proposal and the identity of the person making the proposal.

     When used in this document, the term "acquisition proposal" means, with respect to Medical Graphics, any bona fide inquiry, proposal or offer from any party other than Angeion with respect to, or that could reasonably be expected to lead to, any acquisition or purchase of 25% or more of the assets of Medical Graphics or a 25% or more voting equity interest in stock of Medical Graphics, including through a tender offer or exchange offer, or any merger, consolidation, statutory share exchange, sale of substantial assets, recapitalization or restructuring, or any other transaction which would be reasonably expected to interfere with the merger.

     Additional Agreements. Angeion and Medical Graphics have also agreed to, among other things:

     - cooperate with one another to prepare, file and furnish all necessary information to obtain all approvals and authorizations of third parties to any material agreements and any governmental authorities in connection with consummation of the transactions contemplated by the merger agreement; and

     - make such filings as may be required under the Hart-Scott-Rodino Act and cooperate with each other and use reasonable efforts to obtain the requisite approval of the Federal Trade Commission and the Justice Department.

     The parties have determined that no filing is required under the Hart-Scott-Rodino Act.

CONDITIONS TO THE MERGER

     The respective obligations of each party to effect the merger are subject to the satisfaction or waiver of the following conditions:

     - approval of the merger agreement by the Medical Graphics shareholders;

     - any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated; and

     - no judgment, injunction, order, or decree nor any provision of any applicable legal requirement prohibiting or enjoining the consummation of the merger shall exist.

     The obligation of Angeion to consummate the merger is also subject to the satisfaction or waiver of the following conditions:

     - the representations and warranties of Medical Graphics set forth in the merger agreement shall be true and correct in all material respects as of the date of the merger agreement and as of the closing date;

     - Medical Graphics shall have performed in all material respects its agreements and covenants in the merger agreement;

     - no action by any person to enjoin the transaction that could reasonably be expected to materially damage Angeion or materially adversely affect Medical Graphics;

     - receipt of all third-party consents and approvals required to consummate the transactions contemplated by the merger agreement;

     - holders of not more than ten percent (10%) of the total outstanding Medical Graphics stock shall have exercised dissenters' rights for their shares under the Minnesota Business Corporation Act;

     - no material adverse change (and no events or conditions which would reasonably be expected to cause a material adverse change) shall have occurred with respect to Medical Graphics since June 30, 1999;

     - conversion of all outstanding shares of Class A stock to Medical Graphics common stock;

     - Richard Jahnke, president and chief executive officer of Medical Graphics, will still be employed by Medical Graphics and not have given any indication that he would not continue to be available to provide services to Medical Graphics, and will enter into an employment agreement with Angeion to take effect after the merger;

     - up to three members of the Medical Graphics board of directors will have agreed to serve on the Angeion board of directors after the merger; and

     - Medical Graphics will provide evidence that its fees and expenses in connection with the merger, including legal, accounting, printing, broker's or finder's fees, will not exceed $350,000.

     The obligation of Medical Graphics to consummate the merger is also subject to the satisfaction or waiver by Medical Graphics of the following condition:

     - the representations and warranties of Angeion set forth in the merger agreement shall be true and correct in all material respects as of the date of the merger agreement and as of the closing date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such particular date.

TERMINATION

     The merger agreement may be terminated at any time prior to the effective time of the merger:

          1. by mutual written consent of Medical Graphics and Angeion.

          2. by Angeion or Medical Graphics:

           - if the closing date of the merger shall not have occurred on or before February 29, 2000, provided that the party seeking to terminate shall not be in material breach of its obligations under the merger agreement;

           - if any of the conditions to the terminating party's obligation to consummate the merger shall have become impossible to satisfy;

           - if any law makes consummation of the merger illegal or if there is any permanent judgment, injunction, order or decree enjoining a party from consummating the merger which is final and non-appealable; and

           - if the Medical Graphics shareholders shall not have approved or adopted the merger agreement at the Medical Graphics shareholders' meeting or any adjournment of that meeting.

          3. by Medical Graphics if Medical Graphics receives an unsolicited proposal for the acquisition of Medical Graphics on financial terms more favorable than the merger and the Medical Graphics board determines in good faith to withdraw or modify its recommendation of the merger agreement and the merger or its recommendation to the Medical Graphics shareholders to approve the merger agreement, based upon the written advice of outside counsel that such action is necessary to prevent breach of the board's fiduciary duty, in order to execute a definitive acquisition agreement or to approve a tender or exchange offer for the stock of Medical Graphics;

          4. by Medical Graphics if a temporary or preliminary injunction is in effect that prohibits or enjoins the merger in connection with certain litigation brought on behalf of the holders of notes issued under Angeion's indenture, if the injunction is in effect on (a) the later of the day before the special meeting is scheduled to be held or, if requested by Angeion, on the day before a rescheduled meeting at least 30 days after adjournment or postponement of the originally scheduled special meeting or
     (b) if the special meeting is held by Medical Graphics while an injunction is in effect, if the closing of the merger is not effected within 30 days after approval of the merger by Medical Graphics shareholders;

          5. by Angeion:

           - if the Medical Graphics board shall have withdrawn or materially and adversely modified or amended its recommendation of the merger agreement or the merger or its recommendation to the Medical Graphics shareholders to approve the merger agreement;

           - if the Medical Graphics board shall have recommended to the Medical Graphics shareholders that they approve an acquisition proposal, as defined in the merger agreement, other than contemplated by the merger agreement or fails to reconfirm its recommendation of the merger agreement within five business days of Angeion's request that it do so;

           - if the Medical Graphics board fails to recommend to the Medical Graphics shareholders that they reject a third-party tender offer or exchange offer which, if successful, would result in a person or group becoming the beneficial owner of 25% or more of the Medical Graphics common stock within 10 days of its commencement;

           - if the Medical Graphics board fails to call and hold the Medical Graphics shareholders meeting by February 29, 2000 or fails to promptly mail to shareholders the special meeting proxy statement or fails to include in such statement its recommendation for the merger; or

           - if Medical Graphics publicly announces its intention to do any of the foregoing.

     If the merger agreement is terminated for any of the following reasons, then Medical Graphics shall pay to Angeion a fee of $600,000, plus reimburse Angeion's out-of-pocket fees and expenses up to $300,000:

     - by Medical Graphics as provided in paragraph 3 above;

     - by Angeion as provided in paragraph 5 above; or

     - if (a) any third party not already a shareholder of Medical Graphics is the beneficial owner of 25% or more of the outstanding common stock of Medical Graphics at the time of termination or (b) within 18 months after the merger agreement is terminated, Medical Graphics effects a transaction, or enters into a definitive agreement with a third party to effect a transaction, which would qualify as an "acquisition proposal" under the merger agreement AND the merger agreement has been terminated for any reason other than (1) by mutual agreement, (2) because of a material breach by Angeion of its representations, warranties or covenants, (3) because a judgment, injunction, order or decree is in effect (except as a result of an act or omission of Medical Graphics) that prohibits consummation of the merger, or (4) by Medical Graphics as provided in paragraph 4 above.

     In addition, if the merger agreement is terminated for any of the following reasons, then Medical Graphics shall reimburse Angeion's out-of-pocket fees and expenses up to $300,000 (but shall not pay the $600,000 fee except as provided above):

     - the closing of the merger has not occurred by February 29, 2000 either because the required vote and approval of Medical Graphics shareholders was not obtained or because more than 10% of Medical Graphics shareholders properly exercised their dissenters' rights; or

     - the representations and warranties of Medical Graphics were not true and correct in all material respects or Medical Graphics did not perform all of its covenants and agreements under the merger agreement.

     If Medical Graphics terminates the merger agreement set forth in paragraph 4 above, Angeion must reimburse Medical Graphics for its expenses up to $150,000.

DISSENTERS' RIGHTS

     Under the Minnesota Business Corporation Act, the holders of Medical Graphics stock are entitled to certain dissenters' rights with respect to the merger. Angeion shall not be obligated to consummate the merger if the number of shares of Medical Graphics stock for which dissenters' rights have been exercised exceeds 10% of the shares of Medical Graphics common stock outstanding immediately prior to the merger. The following is a summary of the rights of Medical Graphics shareholders who dissent from the merger. It does not purport to be complete and is qualified in its entirety by reference to Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "Minnesota Dissenters' Rights Statute," a copy of which is attached as Appendix B hereto).

     Minnesota Dissenters' Rights Statute. Under the Minnesota Business Corporation Act, Medical Graphics shareholders have the right to dissent from the merger and, subject to certain conditions provided for under Minnesota law, are entitled to receive payment of the fair value of their stock. Medical Graphics shareholders will be bound by the terms of the merger unless they dissent by complying with all of the requirements of the Minnesota Dissenters' Rights Statute. Any Medical Graphics shareholder contemplating exercising the right to demand such payment should carefully review the Minnesota Dissenters' Rights Statute, a copy of which is included as Appendix B to this proxy statement, and in particular the procedural steps. A MEDICAL GRAPHICS SHAREHOLDER WHO FAILS TO COMPLY WITH THESE PROCEDURAL REQUIREMENTS MAY LOSE THE RIGHT TO DISSENT.

     Set forth below, to be read in conjunction with the full text of the Minnesota Dissenters' Rights Statute, is a summary of the procedures relating to the exercise of dissenters' rights by Medical Graphics shareholders.

     Any Medical Graphics shareholder who wishes to dissent must deliver to Medical Graphics, prior to the vote on the merger agreement, a written notice of intent to demand payment for such shareholder's shares if the merger is effectuated. In addition, such shareholder must not vote its shares of Medical Graphics stock in favor of the merger. A Medical Graphics shareholder who fails to deliver the notice on time or who votes in favor of the merger agreement will not have any dissenters' rights. If a Medical Graphics shareholder returns a signed proxy but does not specify a vote against approval of the merger agreement or a direction to abstain, the proxy will be voted for approval of the Merger Agreement, which will have the effect of waiving such shareholder's dissenters' rights.

     If the merger agreement is approved by Medical Graphics shareholders, Medical Graphics is required to deliver a written dissenters' notice to all Medical Graphics shareholders who gave timely notice of intent to demand payment and who did not vote in favor of the merger agreement. The notice must (i) state where the payment demand and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received; (ii) inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received; (iii) supply a form for demanding payment and requiring the dissenting shareholder to certify the date on which such shareholder acquired the shares of Medical Graphics stock; and (iv) be accompanied by a copy of the Minnesota Dissenters' Rights Statute.

     A shareholder who receives the dissenters' notice described above must demand payment within 30 days following the date of notice, deposit such shareholder's certificates of Medical Graphics stock and complete other information as required by such notice. A shareholder who demands payment and deposits its certificates of Medical Graphics stock as requested by the dissenters' notice retains all other rights of a Medical Graphics shareholder until such rights are canceled by the consummation of the merger. Medical Graphics may restrict the transfer of uncertificated shares from the date of the demand for payment until the merger is consummated; however, the holder of uncertificated shares retains all other rights of a shareholder until those rights are canceled by the consummation of the merger.

     Except for shares of Medical Graphics stock acquired by a dissenter after the date of the first announcement to the public of the merger, upon the consummation of the merger or upon receipt of the payment demand (whichever is later), Medical Graphics must pay each dissenter who complies with the foregoing requirements the amount Medical Graphics estimates to be the fair value of the dissenter's shares of Medical Graphics stock plus accrued interest. The payment must be accompanied by certain financial information concerning Medical Graphics, a statement of Medical Graphics' estimate of the fair value of the shares, an explanation of the method used to reach the estimate, a brief description of the procedure to be followed to demand supplemental payment and a copy of the Minnesota Dissenters' Rights Statute.

     A dissenter may notify Medical Graphics in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due, if different from Medical Graphics' estimate, and may demand payment of the dissenter's estimate, by following the procedures set forth in the Minnesota Dissenters' Rights Statute.

     Any Medical Graphics shareholder contemplating the exercise of dissenters' rights is urged to review the full text of the Minnesota Dissenters' Rights Statute.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

     During 1996, Medical Graphics expanded its sales, marketing, and research and development activities and retained new management personnel. This expansion, in part, resulted in Medical Graphics reaching its borrowing base limit on its credit line, entering into a forbearance agreement with its lender and becoming unable to pay vendors' accounts payable when due, all of which occurred during the fourth quarter of 1996. These events restricted Medical Graphics' ability to produce products in the fourth quarter of 1996 and required management and the board of directors to devote a significant amount of time to restructuring Medical Graphics during the first quarter of 1997.

     Subsequent to December 31, 1996, Medical Graphics retained Manchester Business Services, Inc., to design and implement a restructuring plan with the objective of reducing expenses and returning the company to profitability while maintaining revenue levels. Under the restructuring plan, Medical Graphics obtained a new line of credit, received $1,500,000 of cash from the issuance of Class A stock, entered into agreements with vendors that provided for payment of approximately $3,500,000 of accounts payable in equal monthly installments for up to 36 months and reduced its work force by approximately 25%. Medical Graphics obtained an additional $1,500,000 of cash from the issuance of common stock on November 12, 1997 and $1,000,000 and $500,000 from the issuance of common stock in January and February 1998, respectively. Additional common stock was issued on September 30, 1998 for $300,000 in cash and conversion of $250,000 of accounts payable owed to a vendor. All issuances of common stock were recorded net of related issuance costs. Other significant actions taken under the restructuring plan included the following:

     - Reduced the workforce in January 1997;

     - Closed the unprofitable sales office in Duesseldorf, Germany;

     - Sold the asthma business unit;

     - Abandoned an effort to market Medical Graphics products to sports medicine type customers; and

     - Eliminated dependence on outside consultants.

     These actions resulted in significant cost reductions for both 1997 and 1998 that are discussed below under "Results of Operations." At December 31, 1998, the balance sheet does not include any remaining liability associated with these restructuring activities.

     During 1997, Medical Graphics withstood the initial challenge of its liquidity crisis and the ensuing disruptions associated with important restructuring decisions and numerous personnel changes to generate total revenue of $19,173,000, only 5.5% lower than 1996. In addition, Medical Graphics improved gross margins to 37.6% in 1997 from 29.4% in 1996 while also reducing total operating expenses by 22.4% to $12,115,000 in 1997 from $15,617,000 in 1996.

     During 1998, Medical Graphics increased revenue by 6.7% to $20,449,000 on the strength of domestic sales of its new cardiorespiratory diagnostic systems and market share growth in the sleep disorder diagnostic systems. Medical Graphics enjoyed a full year of selling its new sleep diagnostic systems after first introducing them in September 1997. In addition, Medical Graphics began selling two new pulmonary function products and software enhancements for existing products late in the third quarter of 1998. Gross margins continued to improve to 39.2% in 1998 from 37.6% in 1997 while operating expenses decreased 24.6% to $9,130,000 in 1998.

     During the first nine months of 1999, Medical Graphics has experienced very positive acceptance of its new cardiorespiratory diagnostic systems that began shipping in the third quarter of 1998. Bottom line improvement has resulted from Medical Graphics' continuing focus on improving efficiencies and profitability. Gross margins have continued to improve due to value engineering and manufacturing efficiency efforts along with favorable product mix changes. Decreased operating expenses reflect steps taken to manage our infrastructure to a level consistent with the size of our business.

     The following discussion should be read in conjunction with Medical Graphics' consolidated financial statements as of and for the years ended December 31, 1998 and 1997 and its unaudited financial statements for the nine months ended September 30, 1999 and 1998 included in this proxy statement.

RESULTS OF OPERATIONS

     The following table presents selected financial data for the years ended December 31, 1998 and 1997 and for the nine months ended September 30, 1999 and 1998.

                                                      NINE MONTHS ENDED         YEAR ENDED
                                                         SEPTEMBER 30          DECEMBER 31
                                                      ------------------    ------------------
                                                       1999       1998       1998       1997
                                                      -------    -------    -------    -------
                                                                   (IN THOUSANDS)
                                                         (UNAUDITED)
Revenues............................................  $16,128    $14,680    $20,449    $19,173
Cost of goods sold..................................    8,674      9,015     12,441     11,969
                                                      -------    -------    -------    -------
  Gross margin......................................    7,454      5,665      8,008      7,204
Operating expenses..................................    6,567      6,952      9,130     12,115
                                                      -------    -------    -------    -------
Income (loss) from operations.......................      887     (1,287)    (1,122)    (4,911)
  Interest expense..................................     (419)      (312)      (454)      (329)
  Gain on sale of assets............................    --         --         --           128
                                                      -------    -------    -------    -------
Income (loss) before income tax benefit.............      468     (1,599)    (1,576)    (5,112)
                                                      -------    -------    -------    -------
Net income (loss)...................................  $   468    $(1,599)   $(1,576)   $(5,112)
                                                      =======    =======    =======    =======

     REVENUE. For the nine months ended September 30, revenue increased 9.9% to $16,128,000 in 1999 from $14,680,000 in 1998. Domestic revenue increased 14.5%
to $12,934,000 in 1999 from $11,299,000 in 1998. This growth is due to a 46.4%
increase in sales of cardiopulmonary products, including our new pulmonary function testing systems and software upgrade products, offset by a 66.0% decline in sales of sleep diagnostic systems. Internationally, year to date revenue is down 10.6% on 1999 revenue of $1,750,000 compared to $1,958,000 in 1998 because of previous changes in our European distribution channels and a stronger dollar versus other international currencies, offset by renewed interest in our new pulmonary function testing systems. Service revenue increased slightly to $1,444,000 in 1999 from $1,423,000 in 1998.

     Total revenue increased 6.7% to $20,449,000 in 1998 from $19,173,000 in 1997. Domestic revenue increased 13.4% and service revenue increased 15.3% over 1997 to offset a 24.2% decline in revenue from international sources. Revenue from domestic sales, international sources and service represented 77.4%, 13.1% and 9.5% of 1998 revenue, respectively, compared to 72.8%, 18.4% and 8.8%, respectively, for 1997.

     The increase in domestic revenue was driven by both sales of pulmonary diagnostics systems as well as strong sales of its new sleep diagnostic systems. Medical Graphics introduced updated models of its pulmonary function systems in September 1998 and initial results reflected strong customer interest in these new products. In addition, Medical Graphics enjoyed revenue for all of 1998 from its new diagnostics systems for sleep disorders that were introduced in late September 1997.

     International revenue for 1998 continued to be depressed from the closing of Medical Graphics' German office at the end of 1996 as part of its overall cost reduction strategy. In addition, international revenue has been impacted by weaker economic conditions and a stronger dollar versus the local currencies.

     GROSS MARGIN. For the nine months ended September 30, gross margin percentage increased to 46.2% in 1999 from 38.6% in 1998. This margin increase reflects Medical Graphic's continuing efforts to decrease its costs of manufacturing through increased efficiencies and value engineering. In addition, the period was favorably influenced by product mix changes from reduced sales of lower margin sleep diagnostic systems and increased sales of higher margin cardiopulmonary systems and software upgrade products.

     The gross margin percentage increased to 39.2% of revenue in 1998 from 37.6% in 1997. This margin increase was achieved through manufacturing efficiencies resulting from the 1997 adoption of a modified version of cellular manufacturing under which major systems are produced in one continuous process over a shorter period of time rather than producing several subassemblies requiring longer throughput times. These process revisions not only reduce manufacturing costs but require significantly lower levels of inventory.

     SELLING. For the nine months ended September 30, selling and marketing expenses decreased 12.0% to $3,761,000 in 1999 from $4,275,000 in 1998. Reduced headcount has led to lower personnel costs and reductions in travel expenses. Those savings combined with reduced consulting costs and lower expenses associated with trade shows have resulted in reductions aggregating $611,000, which is offset by a $42,000 increase in commissions. These overall decreases are the result of cost containment measures implemented during the last half of 1998.

     Selling and marketing expenses decreased 10.0% to $5,653,000 in 1998 from $6,282,000 in 1997. Selling expenses as a percent of revenue decreased to 27.6% in 1998 compared to 32.8% in 1997. Increased commissions of $245,000 on higher domestic revenue and increased expenses associated with expanding Medical Graphics domestic sales force were offset by savings related to the following actions. Medical Graphics saved $348,000 due to its 1997 decision to sell the asthma business unit and reduce its focus on the sports medicine market. Moreover, nearly $500,000 in savings resulted from reductions of marketing costs, primarily personnel and related travel.

     GENERAL AND ADMINISTRATIVE. For the nine months ended September 30, general and administrative expenses increased by 13.6% to $1,670,000 for 1999 from $1,470,000 in 1998. Medical Graphics incurred an aggregate increase of $388,000 through higher personnel costs, depreciation expenses, professional fees and a higher provision for doubtful accounts. These increases were offset by decreases in consulting expenses and travel expenses aggregating $176,000.

     General and administrative expenses decreased 13.5% to $1,927,000 in 1998 from $2,228,000 in 1997. As a percent of revenue, general and administrative expenses decreased to 9.4% in 1998 compared to 11.6% in 1997. This decrease reflects lower consulting and bank refinancing expenses associated with 1997 restructuring activities along with a $145,000 decrease in the provision for doubtful accounts receivable.

     RESEARCH AND DEVELOPMENT. For the nine months ended September 30, research and development expenses decreased 5.9% to $1,136,000 in 1999 from $1,207,000 in 1998. For the years ended December 31, research and development expenses decreased 17.0% to $1,550,000 in 1998 from $1,867,000 in 1997 and as a percentage of revenue decreased to 7.6% in 1998 from 9.7% in 1997. Medical Graphics continues to use in-house software engineers rather than independent software contractors as part of the Company's transition of its product software to a Windows 98(R) platform. Additionally, the 1998 costs associated with re-engineering the Company's pulmonary testing hardware were not incurred in 1999.

     INFREQUENT CHARGES. Infrequent expenses of $1,738,000 for the year ended December 31, 1997 represented expenses associated with the cost reduction strategies implemented in the first quarter of 1997. Each component is described and quantified in the following table.

DESCRIPTION                                                       AMOUNT
-----------                                                     ----------
Professional fees...........................................    $  239,000
Consulting expenses:
  Stock granted to Mr. Sheffert.............................       101,000
  Warrants and options granted to Mr. Sheffert and a former
     chairperson............................................       429,000
  Manchester Business Services, Inc. fees...................       243,000
Terminated 31 employees.....................................       344,000
Terminated 2 officers.......................................       382,000
                                                                ----------
  TOTAL.....................................................    $1,738,000
                                                                ==========

     Professional and consulting fees included legal, accounting and other consulting expenses associated with development and implementation of the Company's restructuring activities. The amounts listed for terminated employees and officers represent their respective severance costs. These terminations included 7 employees in Germany and 26 employees in the United States.

     The stock granted to Mr. Sheffert was valued at $2.25 per share, the closing price of Medical Graphic's stock on the grant date. The options granted to Mr. Sheffert were valued using the Black Scholes model. Warrants granted to Mr. Sheffert and a former chairperson of the board were also valued using the Black Scholes model.

     NET INTEREST EXPENSE. Medical Graphics incurred net interest expense of $419,000 in the nine months ended September 30, 1999 compared to $312,000 in the nine months ended September 30, 1998 and incurred interest expense of $454,000 in 1998 compared to $329,000 in 1997. The increases resulted from increased interest payments associated with higher levels of borrowings.

     GAIN ON SALE OF ASSETS. In 1997, Medical Graphics sold certain assets of its asthma line of business for approximately $144,000, which resulted in a gain of $128,000.

     INCOME TAX BENEFIT. Medical Graphics recognized no income tax benefit for 1999, 1998 or 1997 because Medical Graphics has established a valuation allowance that completely offsets the benefit of any net operating loss carryforwards due to uncertainty regarding the realization of future income tax benefits.

NEW ACCOUNTING STANDARDS

     Medical Graphics adopted the Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," effective January 1, 1998. SFAS No. 130 requires the disclosure of comprehensive income and its components in the general-purpose financial statements. The adoption by Medical Graphics of SFAS No. 130 has not had a material effect on Medical Graphics' financial statements. Total comprehensive income (loss) for the nine months ended September 30, 1999 and the twelve months ended December 31, 1998 and 1997 was equivalent to the net income (loss) as reported.

     Medical Graphics also adopted (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective January 1, 1998. SFAS No. 131 redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about a Company's operating segments. This statement does not have a material impact on results of operations or financial position.

INFLATION

     Medical Graphics believes that inflation did not have a significant impact on its operations in the first nine months in 1999 or in 1998 or 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Medical Graphics had cash of $117,000 and working capital of $1,909,000 as of September 30, 1999, compared to no cash and working capital of $1,212,000 as of December 31, 1998. In addition, on September 30, 1999, Medical Graphics had a balance outstanding under its bank line of credit of $3,595,000 and additional availability of $453,000.

     During the nine months ended September 30, 1999, Medical Graphics generated $73,000 of cash from operating activities. Principal sources of cash included net income before depreciation and amortization of $999,000 and a $694,000 decrease in accounts receivable. Uses of cash included an increase of $632,000 in inventory and a $1,024,000 decrease in accounts payable and accrued expenses. We used $300,000 for investing activities, consisting of software production costs of $281,000 and capital expenditures of $19,000. Medical Graphics generated $344,000 from financing activities, primarily from $304,000 in net borrowings under its line of credit.

     During the nine months ended September 30, 1998, the Company used $2,536,000 of cash in operating activities, primarily resulting from a net loss of $1,599,000, increases of $267,000 in accounts receivable and $463,000 in inventory and a decrease of $956,000 in accounts payable and accrued expenses. The Company used $279,000 for investing activities, consisting of software production costs of $256,000 and capital expenditures of $23,000. The Company generated $2,428,000 from financing activities, primarily from $2,169,000 in net proceeds from the private placement of its common stock and net borrowings of $259,000 under its line of credit.

     At September 30, 1999 Medical Graphics had no material commitments for capital expenditures.

     Medical Graphics believes that cash generated from operations, together with cash and borrowings available under its line of credit facility will be adequate to satisfy its liquidity and capital resource needs through 1999.

     At September 30, 1999, Medical Graphics had a bank working capital line of credit that provides for total borrowings of up to $4,100,000, based on available collateral, at the discretion of the lender and expires March 31, 2000. On October 13, 1999, Medical Graphics amended its line of credit agreement to increase the maximum amount to $4,500,000 and provide for additional working capital. At September 30, 1999, Medical Graphics' total borrowings under the line of credit were $3,595,000. Medical Graphics is dependent upon this credit facility to meet its working capital requirements. Borrowings under the credit agreement are secured by all of the assets of Medical Graphics. The credit agreement contains covenants that require that Medical Graphics achieve and maintain net worth and net income requirements.

     The bank has the ability to accelerate the debt in the event Medical Graphics defaults on the bank loan. The credit agreement limits Medical Graphics' annual capital expenditures, which were set at $250,000 for 1999. Medical Graphics is also required to obtain the bank's consent before paying any dividends. Medical Graphics was unable to comply with all the 1998 net worth and net income requirements stated in the credit agreement twice in 1998 and amended its credit agreement to waive noncompliance and establish new requirements. At September 30, 1999, Medical Graphics was in compliance with all covenants under the amended line of credit agreement.

YEAR 2000

     Medical Graphics is taking appropriate steps to ensure that its computer systems will properly recognize date sensitive information when the year changes to 2000 or "00." Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. Medical Graphics has been evaluating its systems and those of its third party business partners through a detailed formal process since March 1998. All significant systems have been tested and all major issues have been addressed. Medical Graphics is also communicating with key suppliers and vendors to coordinate their Year 2000 compliance. Costs associated with Medical Graphics Year 2000 issues are expected to total approximately $180,000. Medical Graphics believes this estimate is reasonable and within its fiscal 1999 budget.

     Medical Graphics believes that the Year 2000 issue will not pose significant operational problems for Medical Graphics and, therefore, will not have a significant impact on the operations of Medical Graphics. The highest risk area for Medical Graphics related to the Year 2000 issue is noncompliance by third parties and related disruptions in supply chains. At this time, Medical Graphics believes these risks have been adequately addressed but is presently formulating contingency plans in the event that they are not.

                    INFORMATION CONCERNING MEDICAL GRAPHICS

GENERAL OVERVIEW

     Medical Graphics designs products and related software that assist health care professions in the prevention, early detection and cost-effective treatment of heart and lung disease and the evaluation of sleep disorders. Medical Graphics' pulmonary products consist of breath analysis technology integrated with a computer and software. Medical Graphics' sleep diagnostic products consist of a recording system integrated with a computer and software. The pulmonary systems are marketed worldwide while the sleep diagnostic systems are marketed in the United States. More than 3,800 Medical Graphics systems have been sold to customers for use in 45 countries.

PRIMARY PRODUCTS

     PULMONARY FUNCTION TESTING SYSTEMS. Pulmonary function testing helps health care professionals diagnose lung diseases, such as asthma and emphysema, and manage treatment of their patients. Pulmonary function testing applications include screening asthma patients, assessing pre-operative and post-operative risk of heart and lung surgery patients, evaluating lung damage from occupational exposures and documenting responses to therapy.

     Medical Graphics pulmonary function testing systems are operated with Medical Graphics' proprietary BreezePF Windows 95 software, which is designed to operate in a simple, easy-to-use manner. These pulmonary function testing systems are sold under the Profiler name.

     The Medical Graphics pulmonary function products use a patented "expert system" to assist physicians in the interpretation of patient test results. Medical Graphics pulmonary function products also use the preVent pneumotach, a patented disposable mouthpiece/flow device that helps prevent the transmission of infectious diseases. The preVent gives all Medical Graphics products the capability to perform spirometry, which measures the flow rates and pressures inside a person's lungs.

     Additional capabilities are available with the Profiler Series systems.

     - The Profiler DL performs spirometry and also measures how efficiently the lungs diffuse certain gases. The Profiler measures this lung function by using a gas chromatograph which measures gas concentrations before the patient breathes the gas in and after the patient breathes the gas out. This is referred to as diffusion testing.

     - The Profiler DX has all the abilities of the Profiler DL, plus the ability to measure the volume of air the lungs breathe in and out. This is done with a patented nitrogen analyzer that measures the amount of nitrogen in a person's breath.

     The Profiler systems' compact design and mobility option attract a wide variety of customers, including pulmonary laboratories in hospitals, office based clinics, occupational medicine clinics, asthma centers and clinical research centers.

     BODY PLETHYSMOGRAPH SYSTEMS. The Elite Series are Medical Graphics' body plethysmograph systems. A body plethysmograph is an enclosed metal and clear acrylic chamber that offers the most sensitive method for measuring lung function. The patient sits inside the chamber and undergoes diagnostic pulmonary function tests.

     - The Elite D performs spirometry and measures the total volume of air and the resistance in a person's lungs.

     - The Elite DL performs the same tests as the Elite D, and performs the diffusion test the same way as the Profiler DL.

     - The Elite DX performs all the same tests as an Elite DL, and performs the lung volume test the same way as the Profiler DX.

     The Elite Series systems applications include diagnosing lung diseases and managing their treatment, assessing the surgical risk of lung transplant and lung reduction candidates and evaluating the impact of diseases, such as neuromuscular disease, on breathing. The system's design optimizes patient comfort with a clear-view acrylic enclosure and allows testing of a broad population including pediatric patients and individuals in wheelchairs.

     CARDIOPULMONARY EXERCISE TESTING SYSTEMS. Medical Graphics' cardiopulmonary exercise testing systems measure fitness or conditioning levels as well as help physicians diagnose heart and lung diseases. They do this by measuring the concentrations of the oxygen and carbon dioxide in a person's lungs and how the concentrations change as a person exercises on a bike or treadmill. They can also measure the gas concentrations of a person at rest to determine nutritional requirements of burned or critically ill patients. This measurement method is called the nutrition or MAX option. The systems measure the gas concentrations of every breath using a patented breath by breath methodology. The cardiopulmonary systems use the same patented preVent pneumotach as the pulmonary function testing systems and also include a patented oxygen analyzer and a carbon dioxide analyzer.

     The cardiopulmonary testing systems are sold in several different configurations.

     - The basic exercise testing system is a CPX/D which measures patient fitness levels while exercising.

     - The basic nutrition assessment system is a CCM/D which measures the basic nutritional requirements of a patient at rest.

     - A CPX/MAX/D is a CPX/D with the nutrition option added.

     - A CardiO2 is a CPX/D with a 12-lead electrocardiogram stress option added. The electrocardiogram, which measures heart functions, is generally referred to as an ECG.

     - A CardiO2/MAX/D is a CPX/D with a 12-lead ECG and the Nutrition option.

     - A CPX Express is a smaller version of the CPX/D designed for use in a physician's office. Like the CPX/D, it can be used with a nutrition option and/or interfaced with a 12-lead ECG system.

     The CPX/D and CPX Express can also be used in conjunction with other manufacturer's stand-alone ECG systems.

     Applications for the cardiopulmonary systems include distinguishing between cardiovascular and pulmonary disease, screening for early signs of cardiac and pulmonary dysfunction, establishing exercise prescriptions and training programs and evaluating the efficacy of prescribed therapy. Medical Graphics holds several patents relating to data reporting, including two expert system software packages for evaluating the information. Customers include hospital cardiopulmonary laboratories, cardiology and pulmonary office-based clinics, critical care units, cardiac rehabilitation units, human performance laboratories and health clubs.

     All Medical Graphics' cardiorespiratory and sleep diagnostic systems use an IBM compatible computer with a Pentium processor, a full color monitor, a printer and other peripherals.

     CYCLE ERGOMETERS. Medical Graphics offers several models of cycle ergometers providing physicians and patients a tool for more successful outcomes in clinical rehabilitation and athletic training. A cycle ergometer is a specially designed stationary exercise bicycle that can operate at a broad spectrum of resistance levels. Medical Graphics has two models of cycle ergometers that are used in diagnostic, rehabilitation, training and sports medicine applications. The ergometers are used and controlled by Medical Graphics' cardiopulmonary exercise testing systems. These ergometers are purchased through a third party.

     SLEEP DIAGNOSTICS SYSTEMS. The clinical assessment of sleep disorders, such as sleep apnea, restless leg syndrome and sleep seizures is performed with polysomnography, which literally means making many recordings during sleep. Although Polysomnography is most commonly performed in a sleep lab, with technologies such as the P-Series portable recorder, sold by Medical Graphics, the testing can now be performed in remote clinics or the home of the patient.

     The all-night polysomnograph recording typically requires electrodes be placed on the head to measure brain activity, eye movement and muscle tension in the chin. The measurement of brain activity is called an Electroencephalogram, often referred to as an EEG. Electrodes are also applied to monitor ECG. In addition, respiration, leg movements and body position are monitored with specially developed sensors. From the records of all these physiologic signals, the clinician can determine the different stages of sleep, the number and duration of any abnormal breathing events, and any other unusual activity that the patient may experience during sleep.

     The diagnostic sleep systems that are sold by Medical Graphics include software and hardware technology to help the technician and clinician gather, analyze and report the results from all-night recordings accurately and efficiently. The sleep diagnostic systems sold by Medical Graphics are manufactured by Compumedics Sleep Pty Ltd, an Australian corporation.

     In April 1997, Medical Graphics and Compumedics entered into a three year original equipment manufacturer distribution agreement in which Compumedics granted Medical Graphics non-exclusive rights to promote, market and distribute Compumedics diagnostic sleep systems in the United States under the MedGraphics label. Under the terms of the Agreement, Medical Graphics is required to supply a product manager for the Compumedics account, as well as make quarterly reports on its actual marketing and sales activity. Medical Graphics is also responsible for payment of all applicable United States import duties for all products and service parts ordered. Additionally, the Agreement requires Medical Graphics to inform Compumedics in writing 120 days prior to the effective date of any agreement for additional sleep diagnostic products, giving Compumedics the opportunity to provide a comparable product, if it so decides. Compumedics' obligations under the Agreement include providing marketing and service training to Medical Graphics' designated personnel, promotional materials, FDA documentation and notice of any adverse events that may effect the sale or recall of the products. The Agreement contains additional customary provisions regarding (i) the use and disclosure of proprietary information during and after the termination of the Agreement, (ii) the intellectual property rights of Compumedics, its products and future products, (iii) warranties of Compumedics products, (iv) mutual indemnification, and (v) regulatory compliance. After its original term, the Agreement automatically renews annually unless terminated by either party by giving notice.

     The parties modified the Agreement in December 1997 with a Memorandum of Understanding ("MOU") to expand Medical Graphics' rights to cover an additional Compumedics product line. Collectively, the Agreement and MOU have been subsequently amended on several occasions to reflect changes to various provisions, including those related to pricing and obligations upon termination. Although sales of sleep diagnostic systems accounted for more than ten percent of revenues in 1998, there can be no assurance that sales of sleep diagnostic systems will be a significant component of product sales in future years.

INDUSTRY

     Early detection and prevention of heart and lung diseases is becoming more commonplace as health care reform and cost containment efforts increase. Physicians and health plan administrators are becoming more motivated to use non-invasive diagnostic testing to detect early signs of disease and reverse the disease process by therapeutic treatments, rather than relying on invasive and expensive procedures to treat disease after it has already progressed. Thus, the demand for therapeutic and diagnostic products, such as Medical Graphics', is being affected by trends in the medical profession and its approach to the treatment of illness as well as third party payment and reimbursement policies.

COMPETITION

     The industry for companies selling cardiopulmonary diagnostic systems and sleep disorders diagnostic systems is competitive. Medical Graphics' competitors include large medical companies, some of which have greater financial and technical resources and broader product lines than us. Medical Graphics believes that the principal competitive factors in its markets are product features, price, quality, customer service, performance, market reputation, breadth of product offerings and effectiveness of sales and marketing efforts.

     Medical Graphics' success depends on its ability to anticipate changes in technology and industry standards, to develop and successfully introduce new and enhanced products on a timely basis and to promote market acceptance of such products. There are a number of companies that currently offer, or are in the process of developing, products that compete with products offered by Medical Graphics. Some of these competitors may have greater capital resources, research and development staffs and experience in the medical device industry, including experience with respect to regulatory compliance in the development, manufacture and sale of medical products similar to those offered by Medical Graphics. Medical Graphics believes the principal competitors for its traditional products are SensorMedics Corporation, a subsidiary of Thermo Electron Corporation and Erich Jaeger, a subsidiary of Thermedics, which is a publicly-traded subsidiary of Thermo Electron Corporation.

     Medical Graphics believes that its principal competitors in the sleep diagnostic market are SensorMedics, Healthdyne Technologies, Inc. and Nellcor Puritan Bennett. There can be no assurance that some of these competitors will not succeed in developing technologies and products that are more effective than those currently used or produced by Medical Graphics or that would render some products offered by Medical Graphics obsolete or non-competitive.

     Competition based on price is expected to become an increasingly important factor in customer purchasing patterns as a result of cost containment pressures on, and consolidation in, the health care industry. This competition has exerted, and is likely to continue to exert, downward pressure on the prices we are able to charge for our products. There can be no assurance that we will be able to offset such downward price pressure through corresponding cost reductions. Any failure to offset such pressure could have an adverse effect on Medical Graphics' business, results of operations or financial condition.

MARKETING AND DISTRIBUTION

     Medical Graphics markets its products in the United States through a direct sales force that targets customers located in hospitals, university-based medical centers and office-based clinics. Each salesperson is responsible for a specific geographic area and sells Medical Graphics' complete product line to customers, including hospitals and office-based physicians, within that area. Company salespersons are compensated with a base salary, expenses and a revenue-based commission.

     Medical Graphics markets its products outside the United States through sales organizations that operate primarily as distributors. During 1998, Medical Graphics used approximately 33 international sales organizations to sell its products into 45 countries. These organizations typically carry a limited inventory of our products and sell our systems in specific geographic areas, generally on an exclusive basis. International sales accounted for 13.1% and 18.4% of total sales in 1998 and 1997, respectively. All of Medical Graphics' international sales are made on a United States dollar-denominated basis to distributors. For this reason, Medical Graphics does not believe that the impact of the conversion by eleven member states of the European Union to a common currency, the "euro," will be material to its business or financial condition.

     Sales into foreign countries involve certain risks not ordinarily associated with domestic business including fluctuations in exchange rates even when product sales are denominated in dollars, reliance on distributors and fluctuations in sales resulting from changes in local economies.

     Medical Graphics believes that demonstration of its products' capabilities to potential customers is one of the most significant factors in achieving sales. Consequently, the main thrust of domestic and international promotional efforts is product demonstrations at conventions and customer facilities. Other promotional efforts include educational seminars, print advertisements, direct mail campaigns and a Medical Graphics web site (www.medgraph.com).

RESEARCH AND DEVELOPMENT

     Research and development expenses for 1998 reflected extensive efforts to convert our products to the Windows 95/98 platform. Two new Windows 95/98 pulmonary function software products were introduced during 1998. Initial releases of the Windows-based gas exchange product line software is expected to be introduced by the end of 1999. Medical Graphics expects to complete conversion of its remaining software programs to a Windows platform during the year 2000. In addition, Medical Graphics is continuing to add product improvements designed to enhance product reliability and improve margins. Medical Graphics is also developing new products targeted for new growth markets. Medical Graphics believes ongoing research and development efforts have been and will remain important to its continuing success. Research and development expenses were $1,550,000 in 1998 compared to $1,867,000 in 1997.

MANUFACTURING

     Medical Graphics currently manufactures and assembles all major analyzer components of its pulmonary systems including a waveform analyzer, gas chromatograph, nitrogen analyzer and oxygen analyzer. Sheet metal, electrical components and some measurement devices are purchased from outside vendors and are tested, assembled and packaged by company personnel into fully integrated systems. Medical Graphics also acquires general purpose computers, monitors and printers from a variety of sources and integrates its proprietary transducer modules into these systems. Medical Graphics acquires its ergometers and the hardware and software for its sleep diagnostic systems from third parties. Although some of Medical Graphics' components are purchased from only one or a limited number of suppliers, Medical Graphics believes that if it is unable to obtain components from these suppliers, it would be able to obtain comparable components from other sources without significant additional expense or interruption of business.

     During 1997, Medical Graphics began to convert to a modified form of cellular manufacturing, a process that has continued into 1999. Cellular manufacturing utilizes an employee team to plan and schedule production, manufacture the product and ensure the achievement of quality standards. This process facilitates faster throughput of manufactured product and requires lower inventory support levels. Medical Graphics has already benefitted from continually improving manufacturing efficiencies.

GOVERNMENT REGULATION

     Products manufactured by Medical Graphics are "devices" as defined in the Federal Food, Drug and Cosmetic Act (the "Act") and are subject to regulatory authority of the Food and Drug Administration ("FDA"), which regulates the manufacture, distribution, related record keeping, labeling and advertising of such devices. Following the enactment of the Medical Device Amendments to the Act in May 1976 (the "Amendments"), the FDA classified medical devices in commercial distribution into one of three classes, Class I, II or III. This classification is based on the controls necessary to reasonably ensure the safety and efficacy of medical devices. Many Class I devices have been exempted from pre-market notification requirements by the FDA. These products can be adequately regulated by the same types of controls the FDA has used on devices since the passage of the Act in 1938. These "general controls" include provisions related to labeling, producer registration, defect notification, records and reports and good manufacturing practices. The good manufacturing practice regulation has been recently replaced by a more comprehensive Quality System Regulation ("QSR"). As noted below, QSRs include implementation of quality assurance programs, written manufacturing specifications and processing procedures, written distribution procedures and record keeping requirements.

     Class II devices are products for which the general controls of Class I devices are deemed not sufficient to assure the safety and effectiveness of the device and thus require special controls. Special controls for Class II devices include performance standards, post-market surveillance and the use of FDA guidelines. Standards may include both design and performance requirements. Class III devices have the most restrictive controls and require pre-market approval by the FDA. Generally, Class III devices are limited to life-sustaining, life-supporting or implantable devices. All of Medical Graphics products are Class II devices.

     Section 510(k) of the Act requires individuals or companies manufacturing medical devices intended for use with humans to file a notice with the FDA at least 90 days before introducing a product not exempted from notification requirements into the marketplace. The notice (a "510(k) Notification") must state the class in which the device is classified and the action taken to comply with performance standards or pre-market approval that may be needed if the device is a Class II or Class III device, respectively. Under

Section 510(k), a medical device can be marketed if the FDA determines that the device is substantially equivalent to similar devices marketed prior to May 28, 1976. In the past, Medical Graphics has filed notifications with the FDA of its intent to market its systems pursuant to Section 510(k) of the Amendments, the FDA subsequently cleared these systems for commercial sale and Medical Graphics is now marketing the devices under Section 510(k). The action of the FDA does not, however, constitute approval by the FDA of Medical Graphics' products or pass upon their safety and effectiveness.

     In addition to the requirements described above, the Act requires that all medical device manufacturers and distributors register with the FDA annually and provide the FDA with a list of those medical devices that they distribute commercially. The Act also requires that all manufacturers of medical devices comply with labeling requirements and manufacture devices in accordance with QSRs. QSRs require that companies manufacture their products and maintain their documents in a prescribed manner with respect to manufacturing, testing and quality control. In addition, these manufacturers will be subject to inspection on a routine basis for compliance with the QSRs. The FDA's Medical Device Reporting regulation requires that companies provide information to the FDA on death or serious injuries alleged to have been associated with the use of their products, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur. The FDA further requires that certain medical devices not cleared with the FDA for marketing in the United States meet specific requirements before they are exported. Medical Graphics is registered as a manufacturer with the FDA and successfully passed an FDA audit in 1998 with no negative observations.

     If Medical Graphics does not comply with applicable regulatory requirements, including marketing products only for approved uses, it could be subject to fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for products, withdrawal of approvals and criminal prosecution. In addition, changes in existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory approval of our products or result in increased regulatory costs. Furthermore, once clearance or approval is granted, subsequent modifications to the approved product or manufacturing process may require a new round of clearances or approvals, that could require substantial additional clinical data and FDA review.

     Medical Graphics' products are also subject to similar regulation in various foreign countries. ISO 9001 certification indicates that Medical Graphic's development and manufacturing processes comply with standards for quality assurance and manufacturing process control. ISO 9001 certification evidences compliance with the requirements that enable a company to affix the CE Mark to its products. The CE Mark denotes conformity with European standards for safety and allows certified devices to be placed on the market in all European Union ("EU") countries. After June 1998, medical devices may not be sold in EU countries unless they display the CE Mark. Medical Graphics received ISO 9001 certification for its development and manufacturing processes in 1998 and passed its recertification audit in 1999. Medical Graphics achieved CE certification for its primary cardiopulmonary testing products. Medical Graphics expects to achieve certification for the remainder of the product line that it markets in Europe during 1999. There can be no assurance, however, that Medical Graphics will be able to obtain regulatory approvals or clearances for its products in foreign countries.

     Medical Graphics must comply with various federal, state and local environmental laws and regulations. Medical Graphics believes that it is currently in material compliance with such applicable environmental laws and regulations.

PATENTS AND TRADEMARKS

     Medical Graphics relies on a combination of patent, trademark and trade secret laws to establish proprietary rights in its products. Medical Graphics currently owns 20 United States domestic patents that cover the basic aspects of Medical Graphics' core technologies, including gas pressure, flow measurement, breath-by-breath assessment of gas exchange and some expert systems. In addition, Medical Graphics has a number of foreign patents with respect to technologies covered by its United States patents. The United

States patents were issued during the period from 1984 through 1999. Medical Graphics' material United States patents are as follows:

PATENT NAME                                    SERIAL NO.       ISSUE DATE       EXPIRATION DATE
-----------                                    ----------    ----------------    ---------------
Pulmonary Diagnostic System................    4,796,639     January 10, 1989    January 9, 2007
Flow Meter System..........................    5,038,773     August 13, 1991     August 12, 2009
Drying Sample Line.........................    5,042,500     August 27, 1991     August 26, 2009
Multifunction Disposable Patient Valve.....    5,119,825     June 9, 1992        June 8, 2010
Dynamic Transit Time Compensation..........    5,398,695     March 21, 1995      March 20, 2013
Dynamic Gas Density........................    5,502,660     March 26, 1996      March 25, 2014

     Foreign patents generally expire 20 years after the date of original application, but vary from country to country. Medical Graphics intends to aggressively enforce its intellectual property rights and has successfully done so in the past. There can be no assurance, however, that these patents, or any patents that may be issued as a result of existing or future application, will offer any degree of protection from competitors.

     Medical Graphics seeks to protect its trade secrets and proprietary know-how through proprietary information agreements with employees, most consultants and other parties. Medical Graphics' proprietary information agreements generally contain industry standard provisions requiring such individuals to assign to Medical Graphics, without additional consideration, any inventions conceived or reduced to practice while employed or retained by Medical Graphics, subject to customary exceptions. Medical Graphics' officers and other key employees also agree not to compete with Medical Graphics for a period following termination. There can be no assurance that proprietary information or non-compete agreements with employees, consultants and others will not be breached, that Medical Graphics would have adequate remedies for any breach, or that third parties will not nonetheless gain access to Medical Graphics' technology.

     The following United States registered trademarks are owned by Medical
Graphics: Medical Graphics and CPX EXPRESS. In addition, the following trademarks are owned by Medical Graphics: PF/Dx, preVent, BREEZE, 1085 Series, CardiO2, CPX/D, CPX/MAX/D, PS-Quest and PS-Tracker. Pentium is a trademark of Intel Corporation. Windows is a trademark of Microsoft Corporation.

EMPLOYEES

     Medical Graphics had 127 employees as of September 30, 1999. No employees are represented by labor organizations and there are no collective bargaining agreements. Management believes that Medical Graphics' relations with its employees are good.

DESCRIPTION OF PROPERTY

     Medical Graphics currently leases a 52,250 square foot building for its office, assembly and warehouse facilities located in suburban Saint Paul, Minnesota. The lease expires June 30, 2002, at which time Medical Graphics has an option to renew the lease for an additional four years. Medical Graphics has the option to purchase the building at the end of each lease expiration period at the building's fair market value. Annual rental costs will be approximately $345,000 over the next four years. Rent expense for the years ended December 31, 1998 and 1997 was $344,000 and $348,000, respectively.

LEGAL PROCEEDINGS

     There have been material developments regarding two of the legal proceedings described in our Form 10-KSB for the year ended December 31, 1998. The lawsuit known as John Gefroh v. Trinity Hospital, Medical Graphics Corporation and IPC Automation, Inc., has been settled. In addition, the lawsuit known as Copelco Capital, Inc. v. Memorial Hospital, a division of Sisters of Charity of Nazareth Health Systems, Inc., has been settled. Both matters were resolved on terms and conditions that do not have a material impact on Medical Graphic's financial statements. Management is of the opinion that ultimate settlement of the remaining lawsuit will not have a material impact on its financial statements.

     In conjunction with the liquidation of Medical Graphics GmbH, a suit was filed against a physician in Augsburg, Germany for non-payment of approximately 50,000 DM for goods sold in 1995. In mid-1999, the court rendered a judgment in favor of Medical Graphics GmbH. The physician has since filed an appeal to a higher court in Munich. Medical Graphics has instructed its German legal counsel to represent Medical Graphics' interests throughout the appeal process.

                  SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
                       AND MANAGEMENT OF MEDICAL GRAPHICS

     On November 10, 1999, there were more than 1,400 record or beneficial holders of 5,650,947 shares of outstanding Medical Graphics common stock and one holder of 444,445 shares of outstanding Medical Graphics Class A stock. Each share of common stock is entitled to one vote per share and each share of Class A stock is entitled to 3.375 votes, with no right of cumulative voting. Medical Graphics has not paid cash dividends in the past 10 years. Medical Graphics credit and security agreement prohibits the payment of dividends without the prior written consent of Medical Graphics' lender. Medical Graphics has no other voting securities outstanding.

     The following table describes the beneficial ownership of Medical Graphics common stock as of November 10, 1999 for each shareholder known by Medical Graphics to be the beneficial owner of more than five percent of Medical Graphics common stock, each Medical Graphics director, each Medical Graphics executive officer, and all Medical Graphics directors and executive officers as a group. Unless otherwise noted, the address for Medical Graphics officers and directors is 350 Oak Grove Parkway, Saint Paul, MN 55127. For purposes of this table, all shares of Class A stock are treated as if converted to common stock.

NAME AND ADDRESS OF                                          NUMBER OF SHARES          PERCENT OF
BENEFICIAL OWNER                                            BENEFICIALLY OWNED    VOTING SECURITIES(1)
-------------------                                         ------------------    --------------------
JOHN D. WUNSCH(2)(3)(4).................................        2,197,886                 30.6
FAMCO II LLC
Family Financial Strategies, Inc.
Interchange Tower, Suite 850
600 South Highway 169
Minneapolis, MN 55426
AUSTIN W. MARXE(5)......................................          682,272                  9.5
AWM Investment Company, Inc.
153 East 53 Street
New York, NY 10022
HEARTLAND ADVISORS, INC.(6).............................          680,700                  9.5
790 North Milwaukee Street
Milwaukee, WI 53202
MARK W. SHEFFERT(4).....................................          494,000                  6.5
3650 IDS Center
Minneapolis, MN 55402
GERALD T. KNIGHT(4).....................................           86,002                  1.2
DONALD C. WEGMILLER(4)..................................           70,252                    *
W. EDWARD MCCONAGHAY(3)(4)..............................           57,751                    *
JOHN C. PENN(4).........................................           48,750                    *
RICHARD E. JAHNKE(4)....................................          106,000                  1.5
TERRANCE J. KAPSEN(4)...................................           72,527                  1.0
DALE H. JOHNSON(4)......................................           33,676                    *
REX T. FASCHING(4)......................................           33,334                    *
MICHAEL G. SNOW(4)......................................           19,334                    *
All current directors and...............................        3,219,962                 40.4
executive officers as a Group(4)
(12 persons)

---------------

(1) The percentage of ownership of all current directors and executive officers as a group, excluding all currently exercisable options and warrants held by such group, is 33.5%.

(2) Includes 444,445 shares of Medical Graphics' Class A stock, and 663,636 shares of common stock, all owned by FAMCO II LLC which is managed by Family Financial Strategies, Inc., of which Mr. Wunsch is the Chief Executive Officer. Mr. Wunsch disclaims beneficial ownership of such shares. Mr. Wunsch's total also includes 26,250 shares subject to exercisable options held by Mr. Wunsch.

(3) The number of shares shown includes shares as to which the nominees and all current directors and executive officers as a group have disclaimed beneficial ownership, as follows: John D. Wunsch -- 444,445 shares of Medical Graphics' Class A stock and 663,636 shares of common stock, all owned by FAMCO II LLC which is managed by Family Financial Strategies, Inc., of which Mr. Wunsch is the Chief Executive Officer; W. Edward
    McConaghay -- 3,000 shares held by Mr. McConaghay's wife.

(4) The table includes options under Medical Graphics' stock option plans or outstanding warrants which are or will become exercisable within 60 days of November 10, 1999 in the following amounts. Mark W. Sheffert, 494,000 shares; Gerald T. Knight, 39,002 shares; Donald C. Wegmiller, 41,752 shares;
    W. Edward McConaghay, 45,751 shares; John C. Penn, 36,750 shares; Richard E. Jahnke, 100,000 shares; Terrance J. Kapsen, 26,501 shares; Dale H. Johnson, 23,334 shares; Rex T. Fasching, 33,334 shares; and Michael G. Snow, 18,334 shares and all current directors and executive officers as a group, 825,008 shares.

(5) Of the 682,272 shares beneficially owned by Austin W. Marxe and AWM Investment Company, Inc. ("AWM"), 242,727 shares are owned by the Special Situations Fund III L.P. (the "Fund"), 85,909 shares are owned by the Special Situations Cayman Fund, L.P. (the "Cayman Fund"), and 353,636 shares are beneficially owned by the Special Situations Private Equity Fund, L.P. (the "Equity Fund"). Austin W. Marxe is the principal owner and President of AWM. AWM is the sole general partner of MGP, a registered investment adviser, and the general partner and investment adviser to the Fund and the Cayman Fund. This disclosure is based on a written representation provided to Medical Graphics on September 8, 1999.

(6) Shares are held in investment advisory accounts of Heartland Advisors, Inc. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. The interests of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relates to more than 5% of the class. This disclosure is based on a Schedule 13G/A, dated as of February 2, 1999, filed with the Securities and Exchange Commission.

                         INFORMATION CONCERNING ANGEION

     Angeion Corporation was founded in 1986 and began to develop implantable cardioverter defibrillators (ICDs) in 1991. The Company has been exploring strategic alternatives to provide greater shareholder value since December 1998. In the second quarter of 1999, Angeion began to implement a major restructuring plan to refocus its business, conserve cash and significantly reduce operating expenses.

     In August 1999, Angeion announced an agreement to transfer certain assets and grant a non-exclusive, royalty-free, one-way license of substantially all of its patents, patent applications and related intellectual property rights for cardiac stimulation devices to ELA Medical, a wholly-owned subsidiary of Sanofi-Synthelabo, a French pharmaceutical company. In exchange, Angeion will receive back from Sanofi-Synthelabo all of Angeion's outstanding shares and warrants held by Sanofi-Synthelabo representing approximately 44.7% of Angeion's fully diluted shares. In September 1999, Angeion entered into an agreement to grant Medtronic, Inc. a non-exclusive license to all of Angeion's patents and patent applications for cardiac stimulation devices. Angeion also agreed to sell to Medtronic its unfiled patent disclosures for cardiac stimulation devices. In exchange, Angeion will receive $9 million in cash from Medtronic.

     Closing on the ELA Medical and Medtronic transactions is subject to the approval of Angeion shareholders and receipt of consent from its noteholders. Angeion plans to hold a meeting of shareholders later this year to vote on a proposal to permit the consummation of the transactions contemplated by each of the agreements, and plans to concurrently request consents from its noteholders.

     On September 24, 1999, an action was commenced on behalf of the noteholders alleging that an event of default has occurred under Angeion's indenture and seeking, among other things, payment of 101% of the principal amount of the notes (which payment would be $20,806,707 as of November 21, 1999) and to enjoin Angeion from using its available cash for the merger. Angeion has advised Medical Graphics that it does not believe that an event of default has occurred and that it intends to vigorously defend this action. In the event Angeion is enjoined from using its available cash for the merger, Angeion would not have sufficient funds on hand to consummate the merger without obtaining additional sources of financing.

                             SHAREHOLDER PROPOSALS

     Due to the contemplated consummation of the merger, Medical Graphics does not currently expect to hold a 2000 Annual Meeting of Shareholders, as Medical Graphics common stock will not be publicly traded after the merger. If the merger is not consummated and such a meeting is held, shareholder proposals for inclusion in proxy materials for such meeting would have to be submitted to Medical Graphics' offices, 350 Oak Grove Parkway, Saint Paul, Minnesota 55127 addressed to Investor Relations, no later than January 3, 2000. Such proposals must also meet the other requirements of the rules of the SEC relating to shareholders' proposals.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Deloitte & Touche, LLP, independent accountants, are expected to be present at the Medical Graphics special meeting with an opportunity to make a statement if they desire to do so and such representatives are expected to be available to respond to appropriate questions.

INDEPENDENT AUDITORS' REPORT

Shareholders and Board of Directors
Medical Graphics Corporation

We have audited the accompanying consolidated balance sheets of Medical Graphics Corporation and Subsidiary (the Company) as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Medical Graphics Corporation and Subsidiary at December 31, 1998 and 1997 and the results of their operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche

April 14, 1999
Minneapolis, Minnesota

                          MEDICAL GRAPHICS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                                     DECEMBER 31
                                                                SEPTEMBER 30,    --------------------
                                                                    1999           1998        1997
                                                                -------------    --------    --------
                                                                 (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT SHARE
                                                                       AND PER SHARE AMOUNTS)
                                               ASSETS
Current Assets:
  Cash......................................................      $    117                   $    387
  Accounts receivable, less allowance for doubtful accounts
     of $136, $118, and $164, respectively..................         4,569       $  5,263       3,890
  Inventories (Notes 1 and 2)...............................         5,549          4,917       4,800
  Prepaid expenses and other current assets.................           120            155         272
                                                                  --------       --------    --------
       Total current assets.................................        10,355         10,335       9,349
Equipment and Fixtures (Notes 1 and 3)......................         4,111          4,092       4,072
  Less accumulated depreciation.............................         3,844          3,574       3,110
                                                                  --------       --------    --------
       Equipment and fixtures, net..........................           267            518         962
Software Production Costs, less accumulated amortization of
  $1,473, $1,212, and $855, respectively (Note 1)...........           586            566         602
Other Assets................................................             1              7          13
                                                                  --------       --------    --------
                                                                  $ 11,209       $ 11,426    $ 10,926
                                                                  ========       ========    ========
                                LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................      $  2,058       $  2,975    $  2,261
  Accounts payable financed with vendors -- current (Note
     1).....................................................           408            769       1,145
  Note payable (Note 8).....................................         3,595          3,291       2,254
  Employee compensation.....................................           739            517         786
  Deferred service contract revenue.........................           900            870         896
  Warranty reserve..........................................           339            374         414
  Other liabilities and accrued expenses....................           407            327         675
                                                                  --------       --------    --------
       Total current liabilities............................         8,446          9,123       8,431
Long-Term Accounts Payable Financed with Vendors (Note 1)...                           48         807
Commitments and Contingencies (Notes 7 and 12)
Shareholders' Equity (Notes 1, 9, and 10):
  Class A convertible common stock, par value $.05 per
     share; 500,000 shares authorized, liquidation
     preference of $3.38 per share, 444,445 issued and
     outstanding, convertible into 1,500,000 shares of
     common stock...........................................            22             22          22
  Common stock, par value $.05 per share; authorized
     24,500,000 shares; issued and outstanding 5,651,000,
     5,608,000 and 4,453,000, respectively..................           283            280         223
  Additional paid-in capital................................        15,775         15,738      13,652
  Retained deficit..........................................       (13,317)       (13,785)    (12,209)
                                                                  --------       --------    --------
       Total shareholders' equity...........................         2,763          2,255       1,688
                                                                  --------       --------    --------
                                                                  $ 11,209       $ 11,426    $ 10,926
                                                                  ========       ========    ========

See notes to consolidated financial statements.

                          MEDICAL GRAPHICS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            NINE MONTHS ENDED        YEARS ENDED
                                                              SEPTEMBER 30,          DECEMBER 31,
                                                            ------------------    ------------------
                                                             1999       1998       1998       1997
                                                             ----       ----       ----       ----
                                                               (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues (Note 4):
  Equipment and supplies sales..........................    $14,684    $13,257    $18,503    $17,485
  Service revenue.......................................      1,444      1,423      1,946      1,688
                                                            -------    -------    -------    -------
       Total revenues...................................     16,128     14,680     20,449     19,173
Cost of Goods Sold......................................      8,674      9,015     12,441     11,969
                                                            -------    -------    -------    -------
Gross Margin............................................      7,454      5,665      8,008      7,204
Operating Expenses:
  Selling and marketing.................................      3,761      4,275      5,653      6,282
  General and administrative............................      1,670      1,470      1,927      2,228
  Research and development..............................      1,136      1,207      1,550      1,867
  Infrequent charges (Note 5)...........................                                       1,738
                                                            -------    -------    -------    -------
       Total operating expenses.........................      6,567      6,952      9,130     12,115
                                                            -------    -------    -------    -------
Income (Loss) From Operations...........................        887     (1,287)    (1,122)    (4,911)
Other (Expense) Income:
  Interest expense......................................       (419)      (312)      (454)      (329)
  Gain on sale of assets (Note 1).......................      --         --         --           128
                                                            -------    -------    -------    -------
Income (Loss) Before Income Taxes.......................        468     (1,599)    (1,576)    (5,112)
Income Taxes (Note 6)...................................      --         --         --         --
                                                            -------    -------    -------    -------
Net Income (Loss).......................................    $   468    $(1,599)   $(1,576)   $(5,112)
                                                            =======    =======    =======    =======
Net Income (Loss) per Share of Common Stock (Note 1):
  Basic.................................................    $   .07    $  (.28)   $ (0.26)   $ (1.15)
                                                            =======    =======    =======    =======
  Diluted...............................................    $   .06    $  (.28)   $ (0.26)   $ (1.15)
                                                            =======    =======    =======    =======
Weighted Average Common Shares Outstanding:
  Basic.................................................      7,128      5,646      6,015      4,449
                                                            =======    =======    =======    =======
  Diluted...............................................      7,246      5,646      6,015      4,449
                                                            =======    =======    =======    =======

See notes to consolidated financial statements.

                          MEDICAL GRAPHICS CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                   CLASS A
                                                 COMMON STOCK        COMMON STOCK      ADDITIONAL
                                               ----------------    ----------------     PAID-IN      RETAINED
                                               SHARES    AMOUNT    SHARES    AMOUNT     CAPITAL      DEFICIT      TOTAL
                                               ------    ------    ------    ------    ----------    --------     -----
                                                                            (IN THOUSANDS)
Balance at December 31, 1996...............                        3,839      $192      $10,160      $ (7,097)   $ 3,255
  Net loss.................................                                                            (5,112)    (5,112)
  Class A stock issued in a private sale,
    net of issuance costs..................     444       $22                             1,434                    1,456
  Common stock issued to Chairman of Board
    of Directors...........................                           45         2          100                      102
  Common stock issued in a private sale,
    net of issuance costs..................                          545        28        1,384                    1,412
  Common stock issued under Employee Stock
    Purchase Plan..........................                           24         1           66                       67
  Warrants issued in conjunction with
    development and implementation of cost
    reduction plan (Note 5)................                                                 508                      508
                                                ---       ---      -----      ----      -------      --------    -------
Balance at December 31, 1997...............     444        22      4,453       223       13,652       (12,209)     1,688
  Net loss.................................                                                            (1,576)    (1,576)
  Common stock issued under Employee Stock
    Purchase Plan..........................                           20         1           44                       45
  Common stock issued in private sales, net
    of issuance costs (Note 9).............                        1,096        54        1,916                    1,970
  Common stock issued to a former
    employee...............................                           15         1           44                       45
  Common stock issued upon exercise of
    stock options..........................                            3                      8                        8
  Common stock issued to directors.........                           21         1           74                       75
                                                ---       ---      -----      ----      -------      --------    -------
Balance at December 31, 1998...............     444        22      5,608       280       15,738       (13,785)     2,255
  Net income (unaudited)...................                                                               468        468
  Common stock issued under Employee Stock
    Purchase Plan (unaudited)..............                           24         2           17                       19
  Common stock issued to directors
    (unaudited)............................                           19         1           20                       21
                                                ---       ---      -----      ----      -------      --------    -------
Balance at September 30, 1999
  (unaudited)..............................     444       $22      5,651      $283      $15,775      $(13,317)   $ 2,763
                                                ===       ===      =====      ====      =======      ========    =======

See notes to consolidated financial statements.

                          MEDICAL GRAPHICS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         NINE MONTHS ENDED          YEARS ENDED
                                                           SEPTEMBER 30,            DECEMBER 31,
                                                        --------------------    --------------------
                                                          1999        1998        1998        1997
                                                          ----        ----        ----        ----
                                                            (UNAUDITED)
                                                                       (IN THOUSANDS)
Cash Flows from Operating Activities:
  Net income (loss).................................    $    468    $ (1,599)   $ (1,576)   $ (5,112)
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating
     activities:
     Depreciation...................................         270         450         511         579
     Amortization...................................         261         264         357         287
     Common stock issued to directors and former
       officers in lieu of compensation.............                                 120
     Common stock and warrants issued in conjunction
       with the development and implementation of a
       cost reduction plan (Note 5).................                                             610
     Changes in operating assets and liabilities:
       Accounts receivable..........................         694        (267)     (1,373)        924
       Inventory....................................        (632)       (463)       (117)      2,393
       Prepaid expenses and other assets............          41          83         123         (72)
       Accounts payable and accrued expenses........      (1,024)       (956)       (788)       (683)
       Warranty reserve.............................         (35)        (40)        (40)       (149)
       Deferred service contract revenue............          30          (8)        (26)        (92)
                                                        --------    --------    --------    --------
          Net cash provided by (used in) operating
            activities..............................          73      (2,536)     (2,809)     (1,315)
Cash Flows from Investing Activities:
  Capital expenditures..............................         (19)        (23)        (67)       (215)
  Software production costs.........................        (281)       (256)       (321)       (417)
                                                        --------    --------    --------    --------
          Net cash used in investing activities.....        (300)       (279)       (388)       (632)
Cash Flows from Financing Activities:
  Borrowings under line of credit agreement.........      17,343      17,303      22,483      18,682
  Repayments under line of credit agreement.........     (17,039)    (17,044)    (21,446)    (19,828)
  Net proceeds from issuance of common stock........          40       2,169       1,773       2,935
                                                        --------    --------    --------    --------
          Net cash provided by financing
            activities..............................         344       2,428       2,810       1,789
                                                        --------    --------    --------    --------
Increase (Decrease) in Cash.........................         117        (387)       (387)       (158)
Cash at Beginning of Year...........................                     387         387         545
                                                        --------    --------    --------    --------
Cash at End of Period or Year.......................    $    117    $  --       $  --       $    387
                                                        ========    ========    ========    ========

See notes to consolidated financial statements.

                          MEDICAL GRAPHICS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)

1. DESCRIPTION OF BUSINESS, LIQUIDITY, AND SIGNIFICANT ACCOUNTING POLICIES

     Business -- Medical Graphics Corporation (the Company) designs and produces innovative noninvasive diagnostic systems for the prevention, early detection, and cost-effective treatment of heart and lung disease. In addition, the Company purchases noninvasive sleep diagnostic systems from a third party.

     Liquidity -- The Company's working capital requirements for 1998 were met principally through amounts borrowed on the Company's line of credit (see Note
8), the issuance of common stock under private sales to investors (see Note 9), and credit arrangements made with the Company's vendors during the first quarter 1997. This vendor credit consisted of the Company entering into financing arrangements with certain vendors that provided for payment of outstanding balances in equal monthly installments for up to 36 months. The remaining amounts due under these vendor agreements are payable in the amount of $769,000 and $48,000 in 1999 and 2000, respectively. The balances outstanding at December 31, 1998 that will be paid after December 31, 1999 have been classified as long-term accounts payable financed with vendors.

     In addition, the Company incurred net losses of $1,576,000 and $5,112,000 for the years ended December 31, 1998 and 1997, respectively. Management plans to generate profitable operations by increasing revenues, improving gross margins, and controlling expenses. There can be no assurance the Company will be able to generate profitable operations in the future.

     Consolidation -- The financial statements include the accounts of the Company and its wholly owned subsidiary, Medical Graphics Corporation, GmbH
(MGCG). All intercompany transactions have been eliminated. The operations of MGCG were terminated early in 1997 in accordance with an exit plan adopted in the fourth quarter of 1996 (see Note 5).

     Unaudited Consolidated Financial Statements -- The consolidated financial statements as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998 are unaudited. In the opinion of management, such unaudited consolidated financial statements include all adjustments, consisting of only normal, recurring accruals, necessary for a fair presentation thereof. The results of operations for any interim period are not necessarily indicative of the results of operations for the year.

     Inventories -- Inventories are valued at the lower of cost or market determined by the first-in, first-out method.

     Equipment and Fixtures -- Equipment and fixtures are stated at cost. The Company provides for depreciation using straight-line and accelerated methods at rates designed to amortize the cost of equipment and fixtures over their estimated useful lives.

     Software Production Costs -- Software production costs are capitalized once technological feasibility has been established and all research and development activities for other components of the product are completed. Capitalized software production costs are amortized over three years using the straight-line method.

     Revenue Recognition -- Sales are recorded by the Company when products are shipped or services are provided to the customer. An accrual is recorded for estimated warranty costs.

     Deferred Service Contracts -- Amounts billed to customers under service contracts are deferred and recognized as income over the term of the agreement, and costs are recognized as incurred.

     Income Taxes -- Income taxes are recorded under the liability method. Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the basis of assets and liabilities for income tax and for financial reporting purposes using enacted tax rates in effect during the year in which

                          MEDICAL GRAPHICS CORPORATION

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)

1. DESCRIPTION OF BUSINESS, LIQUIDITY, AND SIGNIFICANT ACCOUNTING
POLICIES -- CONTINUED
the differences are expected to reverse. Deferred tax asset valuation allowances are recorded to reduce deferred tax assets to the amount expected to be realized.

     Other Income (Expense) -- In 1997, the Company sold certain assets of its asthma line of business for approximately $144,000, which resulted in a gain of $128,000.

     Fair Value of Financial Instruments -- Cash, accounts receivables, accounts payable, note payable, and accrued expenses are carried at amounts which reasonably approximate their fair value due to the short-term nature of these amounts or due to variable rates of interest which are consistent with current market rates.

     Basic and Diluted Net Loss Per Share -- In 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. Basic net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during each year. For purposes of this calculation, the convertible Class A common shares are assumed to have been converted. Common equivalent shares from stock options and warrants to purchase 1,697,000 and 1,342,000 shares of common stock at a range of $1.00 to $8.67 and $1.92 to $10.00 were outstanding during 1998 and 1997, respectively, but are excluded from the computation of dilutive net loss per share as their effect is antidilutive. Therefore, basic and dilutive net loss per share amounts are equal for each of the periods presented.

     Sales and Segment Information -- The Company manufactures and sells its products to customers in the medical field and operates in only one business segment. The Company grants its customers credit in connection with sales of its products. It performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. The Company requires irrevocable letters of credit on sales to certain foreign customers. Receivables generally are due within 30 days for domestic customers. Credit losses relating to customers have consistently been within management's expectations. Export sales to foreign countries, primarily in Europe and the Pacific Rim, accounted for 13% and 18% of total sales in 1998 and 1997, respectively.

     Use of Estimates -- The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from the estimates.

     Impairment of Long-Lived Assets -- The Company records losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount. To the extent long-lived assets are considered impaired, such assets are adjusted to their estimated fair values with fair value determined by the present value of discounted future cash flows or, to the extent such long-lived assets are held for sale, the estimated sales proceeds less costs of disposal.

     Accounting Pronouncement -- In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, which changes the way public companies report information about operating segments. SFAS No. 131, which is based on the management approach to segment reporting, establishes requirements to report selected segment information and to report entitywide disclosures about products and services, major customers, and material countries in which the entity holds assets and reports revenue. The Company adopted SFAS No. 131 in 1998. The Company operates within a single operating segment.

                          MEDICAL GRAPHICS CORPORATION

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)

1. DESCRIPTION OF BUSINESS, LIQUIDITY, AND SIGNIFICANT ACCOUNTING
POLICIES -- CONTINUED
     Comprehensive Earnings (Loss) -- Comprehensive earnings (loss) is a measure of all nonowner changes in shareholders' equity and includes such items as net earnings, certain foreign currency translation items, minimum pension liability adjustments, and changes in the value of available-for-sale securities. In 1998 and 1997, comprehensive earnings (loss) for the Company was the same as net earnings (loss) as reported.

     Reclassifications -- Certain reclassifications have been made to the 1997 financial statements to conform to the classifications used in 1998. These reclassifications had no effect on previously reported net loss or shareholders' equity.

2. INVENTORIES

     The Company's inventories consisted of the following components (in thousands):

                                                                               DECEMBER 31
                                                            SEPTEMBER 30,    ----------------
                                                                1999          1998      1997
                                                            -------------    ------    ------
Purchased components and work-in-process................       $3,303        $2,941    $3,164
Finished goods..........................................        2,246         1,976     1,636
                                                               ------        ------    ------
                                                               $5,549        $4,917    $4,800
                                                               ======        ======    ======

3. EQUIPMENT AND FIXTURES

     At December 31, the Company's equipment and fixtures consisted of the following (in thousands):

                                                                 1998      1997
                                                                ------    ------
Building improvements.......................................    $  742    $  733
Computer equipment..........................................     1,548     1,491
Manufacturing equipment.....................................       933       933
Furniture and fixtures......................................       869       915
                                                                ------    ------
Total equipment and fixtures, at cost.......................     4,092     4,072
Less accumulated depreciation...............................     3,574     3,110
                                                                ------    ------
                                                                $  518    $  962
                                                                ======    ======

4. GEOGRAPHIC INFORMATION

     The Company manages its business on the basis of one reportable segment. See Note 1 for a brief description of the Company's business. As of December 31, 1998, the Company had operations established in various countries throughout the world. The Company is exposed to the risk of changes in social, political, and economic conditions inherent in foreign operations, and the Company's results of operations are affected by fluctuations in foreign currency exchange rates. In no single country outside the United States did operations account for more than 10% of the Company's net sales for 1998 and 1997. Net sales by geographic area are presented by attributing revenues from external customers on the basis of where the products are sold. The Company does not maintain significant assets in foreign countries.

                          MEDICAL GRAPHICS CORPORATION

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)

4. GEOGRAPHIC INFORMATION -- CONTINUED
     Net sales by geographic area (in thousands):

                                                                 1998       1997
                                                                 ----       ----
United States...............................................    $17,770    $15,637
International...............................................      2,679      3,536
                                                                -------    -------
                                                                $20,449    $19,173
                                                                =======    =======

5. INFREQUENT CHARGES

Germany:

     During December 1996, the Board of Directors approved closing the Company's sales and marketing subsidiary in Germany and authorized implementation of a restructuring plan. The Company recorded a $550,000 charge to operations in the fourth quarter of 1996 related to expected exit costs of the German office. Of this total, $250,000 was recorded as cost of goods sold, $100,000 was recorded in general and administrative expenses, and the remainder as an infrequent charge, primarily related to future lease payments. During 1997, the Company recorded an additional $150,000 infrequent charge for severance to seven employees in its subsidiary in Germany. The change in estimated liabilities in 1998 was due to several employees leaving earlier than anticipated and a revision in the expected ultimate lease payments.

     The following table shows the activity related to severance and exit costs of the German office (in thousands):

Balance -- January 1, 1997..................................    $150
  Provision.................................................     150
  Payments..................................................    (200)
                                                                ----
Balance -- December 31, 1997................................     100
  Provision.................................................     --
  Payments..................................................     (40)
  Change in estimate........................................     (60)
                                                                ----
Balance -- December 31, 1998................................    $--
                                                                ====

Domestic:

     During 1997, the Company implemented certain domestic cost-cutting strategies that resulted in $1,588,000 of infrequent charges, substantially all of which were paid in 1997. Approximately $1,012,000 of these charges were for professional services incurred in connection with the development and implementation of the cost-cutting strategies. Included in these costs was approximately $530,000 relating to the issuance of the stock and warrants. The Company granted the former chairperson of the Company a warrant to purchase 195,000 shares of common stock at a price of $2.67 per share in exchange for certain consulting services to the Company. The warrant expires on March 31, 2000. The Company also issued 45,000 shares of common stock and granted a warrant to purchase 225,000 shares of common stock at a price of $2.25 per share to an individual for services provided in connection with the development and implementation of the cost reduction plan. This warrant expires on March 31, 2002. In addition, the Company paid approximately $243,000 to the company where this individual is president in connection with certain investment banking and consulting services. This individual also was elected the chairman of the Board of Directors. The value for the warrants

                          MEDICAL GRAPHICS CORPORATION

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)

5. INFREQUENT CHARGES -- CONTINUED
was estimated using the Black-Scholes option-pricing model, and the value for the common stock was calculated using the closing price of the stock on the day it was granted.

     The remaining $575,000 was severance costs related to the termination of various employees. The following table shows the activity related to the domestic severance charges (in thousands):

Balance -- January 1, 1997..................................    $--
  Provision.................................................      576
  Payments..................................................     (511)
                                                                -----
Balance -- December 31, 1997................................       65
  Payments..................................................      (65)
                                                                -----
Balance -- December 31, 1998................................    $--
                                                                =====

     These costs included payments of cash and stock to 26 employees and cash and warrants paid to the former president and chairperson of the Board of Directors.

6. INCOME TAXES

     Significant components of the income tax benefit are as follows:

                                                                 1998       1997
                                                                -------    -------
Current:
  Federal...................................................    $ --       $ --
  State.....................................................      --         --
Deferred....................................................      --         --
                                                                -------    -------
Income tax benefit..........................................    $ --       $ --
                                                                =======    =======

     Significant components of the Company's deferred tax assets and liabilities at December 31 are as follows (in thousands):

                                                                 1998       1997
                                                                -------    -------
Allowance for bad debts.....................................    $    42    $    58
Inventory reserve...........................................         69         69
Warranty reserve............................................        133        147
Other reserve...............................................                    63
Vacation accrual............................................         36         48
Deferred service contract revenue...........................         58         60
Valuation allowance.........................................       (338)      (445)
                                                                -------    -------
  Total current.............................................      --         --
Inventory capitalization....................................         15          3
Capitalized software and patents............................       (201)      (214)
Net operating loss and tax credit carryforwards.............      4,635      3,806
Valuation allowance.........................................     (4,449)    (3,595)
                                                                -------    -------
  Total noncurrent..........................................      --         --
                                                                -------    -------
Net deferred tax assets.....................................    $ --       $ --
                                                                =======    =======

                          MEDICAL GRAPHICS CORPORATION

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)

6. INCOME TAXES -- CONTINUED
     Reconciliations of the Company's expected income tax benefits computed at the U.S. federal statutory tax rate to the income tax benefits recorded are as follows (in thousands):

                                                                 1998       1997
                                                                -------    -------
Income tax benefit at statutory rate........................    $  (552)   $(1,789)
Increase of deferred tax asset valuation allowance..........        747      1,139
Utilization of net operating loss carryforward related to
  IRS audit adjustments for 1994 and 1993...................                   613
Other.......................................................       (195)        37
                                                                -------    -------
                                                                $ --       $ --
                                                                =======    =======

     As of December 31, 1998, the Company had federal net operating loss carryforwards of $12,290,000 that expire from 2002 through 2012. The Internal Revenue Service has examined the Company's income tax returns through December 31, 1995. Total income taxes paid were $6,000 and $24,000 in 1998 and 1997, respectively.

7. LEASES

     The Company leases office and manufacturing facilities, automobiles, and various office accessories. The building lease expires in 2002, at which time the Company has an option to renew the lease for an additional four years. The Company has the option to purchase the building at the end of each lease expiration period at the building's fair market value.

     Future minimum lease payments under noncancelable operating leases with remaining terms of one year or more consisted of the following at December 31, 1998 (in thousands):

Year ending December 31:
  1999......................................................    $  397
  2000......................................................       367
  2001......................................................       357
  2002......................................................       172
                                                                ------
                                                                $1,293
                                                                ======

     Rent expense for the years ended December 31, 1998 and 1997 was $420,000 and $490,000, respectively.

8. NOTE PAYABLE TO BANK

     In March 1997, the Company obtained a new credit agreement with Norwest Business Credit, Inc. (Norwest) that provides for total borrowings, based on available collateral as defined, of up to $4,100,000, at the discretion of Norwest, and expires March 31, 2000. The credit line allows the Company to borrow up to 80% of eligible domestic accounts receivable, 40% of eligible domestic inventory (not to exceed $1,500,000), and 90% of eligible foreign accounts receivable. The Company's accounts receivable and inventories secure total borrowings outstanding under the credit agreement. The credit agreement contains certain restrictive covenants, including maintenance of minimum net worth (as defined), earnings requirements, and debt service requirements as well as limitations on capital expenditures and payment of dividends.

                          MEDICAL GRAPHICS CORPORATION

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)

8. NOTE PAYABLE TO BANK -- CONTINUED
     Borrowings under the line of credit bear interest at the Norwest "base" rate plus 4.0% (11.75% at December 31, 1998). The "base" rate is equal to the interest rate publicly announced by Norwest Bank Minnesota, National Association from time to time as its "base" rate. The line of credit contains a minimum monthly interest charge of $15,000. In addition, the Company granted to Norwest a three-year warrant to purchase 93,750 shares of the Company's common stock at an exercise price of $2.25 per share. The value of this warrant ($73,000) is being amortized to interest expense over the term of the line of credit. The warrant contained antidilution provisions and, as a result of the Company's September 1998 issuance of common stock, the warrant exercise price decreased to $1.00 per share and the shares issuable under the warrant increased to 210,937 shares.

     The Company had outstanding borrowings of $3,291,000 and $2,254,000 at December 31, 1998 and 1997, respectively, and at December 31, 1998 had additional borrowing availability of $744,000. Total cash paid for interest was $454,000 and $329,000 for the years ended December 31, 1998 and 1997, respectively. The Company amended its line of credit agreement in June and November 1997 as well as March, August, and September 1998. As of December 31, 1998, the Company was in technical default of its minimum net income and minimum debt service coverage ratio covenants. These technical defaults were waived through an amendment to the line of credit agreement on March 29, 1999.

9. CAPITAL STOCK

     In June 1998, the Company distributed a three-for-two stock split effected in the form of a stock dividend. All share and per share data have been adjusted to reflect this stock split.

     In March 1997, the Company's Board of Directors authorized 500,000 shares of a new class of convertible stock (Class A stock). The Class A stock has voting rights. Each share was originally convertible into 1.5 shares of common stock. The Company issued 444,445 shares of the new class of stock receiving net proceeds of $1,456,000. These shares have a liquidation preference of $3.38 per share, aggregating $1,500,000 at December 31, 1998.

     In October 1997, the Company's Board of Directors authorized the issuance of additional common stock in a private sale to investors. On November 10, 1997 the Company agreed to sell up to 1,096,000 shares of the Company's common stock at a price of $2.75 per share. The investors purchased 545,000 shares for $1,500,000 (less costs of issuance of $88,000) on November 12, 1997 and 545,000 shares for $1,500,000 (less costs of issuance of $31,000) in January and February of 1998.

     In September 1998, the Company's Board of Directors authorized the issuance of additional common stock in a private sale to investors. On September 30, 1998 the investors purchased 550,000 shares for $550,000 (less costs of issuance of $49,000).

     The Company's Class A stock contained antidilution provisions. As a result of the September 1998 offering, 444,445 shares of class A stock are now convertible into 1,500,000 shares of common stock.

10. STOCK OPTION PLANS, EMPLOYEE STOCK PURCHASE PLAN, AND 401(K) PLAN

     The Company has an Employee Incentive Stock Option Plan under which a total of 1,350,000 shares have been reserved for issuance, with 276,000 shares remaining reserved and unissued at December 31, 1998. Options are generally issued at prices not less than the fair market value at the date of grant and become exercisable over a one- to five-year period. Also, under the option plan, nonqualified options have been issued

                          MEDICAL GRAPHICS CORPORATION

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)

10. STOCK OPTION PLANS, EMPLOYEE STOCK PURCHASE PLAN, AND 401(K)
PLAN -- CONTINUED
to an officer and certain nonemployees. These options become exercisable over a one- to ten-year period following the date of grant.

     The Company also has a Nonemployee Director Compensation Plan, which provides for the granting of nonqualified options for up to 675,000 shares of common stock to nonemployee members of the Board of Directors as well as the Chairman of the Board. Under the plan, an option to purchase 15,000 shares of common stock will be granted automatically when an eligible director is first elected to the Board of Directors of the Company. An option to purchase 2,250 shares (4,500 shares for the Chairman of the Board) will be granted automatically following each board meeting personally attended by each director, not to exceed 13,500 shares (27,000 shares for the Chairman of the Board) per director annually. An option to purchase 750 shares will be granted automatically following each board committee meeting personally attended by each director, not to exceed 2,250 shares per director annually. The option exercise price per share will not be less than the fair market value of the common stock on the date of grant. All options granted under the plan become exercisable one year after the date of grant.

     A summary of option activity is as follows (in thousands except per share amounts):

                                               EMPLOYEE       WEIGHTED                     WEIGHTED
                                               INCENTIVE      AVERAGE     NONQUALIFIED     AVERAGE
                                             STOCK OPTIONS    EXERCISE    STOCK OPTIONS    EXERCISE
                                              OUTSTANDING      PRICE       OUTSTANDING      PRICE
                                             -------------    --------    -------------    --------
Balance at December 31, 1996.............         324          $4.09           591          $4.48
  Granted................................         400           2.46           312           2.43
  Canceled or expired....................        (246)          4.19          (554)          4.45
                                                 ----          -----          ----          -----
Balance at December 31, 1997.............         478           2.68           349           2.69
  Granted................................         263           1.20           294           2.34
  Exercised..............................          (3)          2.87
  Canceled or expired....................        (238)          2.38           (14)          4.84
                                                 ----          -----          ----          -----
Balance at December 31, 1998.............         500          $1.96           629          $2.43
                                                 ====          =====          ====          =====
Exercisable at December 31, 1997.........         124          $3.17           214          $2.71
                                                 ====          =====          ====          =====
Exercisable at December 31, 1998.........         200          $2.53           333          $2.51
                                                 ====          =====          ====          =====

     The Company's Employee Stock Purchase Plan (the ESP Plan), a qualified plan pursuant to Internal Revenue Code Section 423, became effective in May 1993. The ESP Plan gives eligible employees an opportunity to purchase the Company's common stock, through payroll deductions not exceeding 15% of eligible compensation, at a per share price of 85% of the lesser of the fair value on the first day or the last day of each six-month purchase period. The six-month purchase periods begin on July 1 and January 1 of each year. Participating employees may purchase a maximum of 5,000 shares during each purchase period and no more than $25,000 of fair value of stock in each calendar year. A total of 300,000 shares has been authorized for issuance under the ESP Plan. Shares issued under the ESP Plan in 1998 and 1997 were 20,000 and 24,000 shares, respectively. The ESP Plan will terminate on January 1, 2003, unless extended by the Board of Directors.

     In 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation. The Company has elected to continue following the accounting guidance of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, for measurement and recognition of stock-based transactions with employees. No compensation cost has been recognized for options issued under the stock

                          MEDICAL GRAPHICS CORPORATION

                     YEARS ENDED DECEMBER 31, 1998 AND 1997
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)

10. STOCK OPTION PLANS, EMPLOYEE STOCK PURCHASE PLAN, AND 401(K)
PLAN -- CONTINUED
option plans, because the exercise price of all options granted was at least equal to the fair value of the common stock on the date of the grant. Had compensation costs for the stock options issued to certain directors and employees and common stock issued under the ESP Plan been determined at the grant date, based on the fair value provisions of SFAS No. 123, the Company's 1998 and 1997 pro forma net loss would have been $2,058,000 and $5,535,000, respectively, and basic and dilutive net loss per share would have been $.34 and $1.24, respectively.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0%; a risk-free interest rate of 4.7% and 6.5% in 1998 and 1997, respectively; an expected life of 5 and 7 years in 1998 and 1997, respectively; and expected volatility of 47% and 54% in 1998 and 1997, respectively. The weighted average fair value of options issued in 1998 and 1997 was $0.80 and $1.66, respectively.

     Substantially all employees of the Company may participate in a defined contribution plan established under the provisions of Section 401(k) of the Internal Revenue Code. The plan generally provides for a contribution by the employee of up to 15% of their gross earnings with a 25% matching contribution by the Company on the first 6% of gross earnings. The Company did not contribute to the plan in 1998 and expensed contributions to the plan of approximately $12,000 in 1997.

11. RELATED-PARTY TRANSACTIONS

     An former officer and director of the Company is the president of ErgometRx Corporation. ErgometRx Corporation possesses certain proprietary information and prototype hardware relating to an exercise bike used for stress testing and physical exercise. The Company has obtained an exclusive license to manufacture and sell products utilizing this proprietary information in certain markets under a five-year royalty agreement. Under this agreement, the Company paid no royalties for 1998 or 1997.

     The current Chairman of the Board of Directors is the president of Manchester Companies. As part of the cost reduction plan in 1997, the Board of Directors engaged Manchester Companies to provide investment banking and management consulting services to the Company. Fees aggregating $120,000 and $265,000 for 1998 and 1997, respectively, were paid to Manchester Companies for those services. In addition, the Company was paid $10,000 for administrative services that were provided to Manchester Companies.

12. LITIGATION

     The Company is a defendant in various claims and litigation which are incidental to its business. Management is of the opinion that certain of these matters are covered by insurance and that ultimate settlement of these matters will not have a material impact on its consolidated financial statements.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG

                         MEDICAL GRAPHICS CORPORATION,
                            A MINNESOTA CORPORATION,

                              ANGEION CORPORATION,
                            A MINNESOTA CORPORATION,

                                      AND

                             ANG ACQUISITION CORP.,
                            A MINNESOTA CORPORATION

                           DATED: SEPTEMBER 22, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
ARTICLE I. DEFINITIONS......................................       1
  1.1.   Defined Terms......................................       1
  1.2.   Other Defined Terms................................       6
  1.3.   Interpretation Provisions..........................       7
ARTICLE II. THE MERGER......................................       7
  2.1.   The Merger.........................................       7
  2.2.   Effective Time.....................................       7
  2.3.   Closing............................................       7
  2.4.   Articles of Incorporation and By-laws..............       8
  2.5.   Directors..........................................       8
  2.6.   Officers...........................................       8
  2.7.   Effect of Merger...................................       8
ARTICLE III. EFFECT OF MERGER ON SECURITIES OF SUB AND THE
  COMPANY...................................................       8
  3.1.   Effect on Capital Stock............................       8
  3.2.   Payment; Exchange of Certificates..................       9
  3.3.   Treatment of Employee and Director Options;
         Warrants; Class A Stock; Accrued Interests in Stock
         Purchase Plan......................................      11
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY...      12
  4.1.   Organization and Capitalization....................      12
  4.2.   Authorization......................................      13
  4.3.   Subsidiaries.......................................      13
  4.4.   No Conflict........................................      13
  4.5.   SEC Documents......................................      14
  4.6.   Compliance with Health Care Laws...................      14
  4.7.   Undisclosed Liabilities............................      15
  4.8.   Absence of Certain Changes or Events...............      15
  4.9.   Contracts; No Defaults.............................      16
  4.10.  Transactions with Affiliates.......................      18
  4.11.  Machinery and Equipment and Other Property.........      18
  4.12.  Intellectual Property..............................      18
  4.13.  Real Property......................................      18
  4.14.  Litigation and Proceedings.........................      19
  4.15.  Employee Benefit Plans.............................      19
  4.16.  Labor Relations....................................      21
  4.17.  Legal Compliance...................................      22
  4.18.  Environmental Matters..............................      22
  4.19.  Taxes..............................................      23
  4.20.  Governmental Authorities; Consents.................      24
  4.21.  Licenses, Permits and Authorizations...............      24
  4.22.  Insurance..........................................      25
  4.23.  Customers and Suppliers............................      25
  4.24.  Year 2000 Compatibility............................      25
  4.25.  Brokers' Fees......................................      25
  4.26.  Board Recommendation...............................      25
  4.27.  Required Company Vote..............................      26
  4.28.  Proxy Statement....................................      26
  4.29.  Full Disclosure....................................      26

                                                                PAGE
                                                                ----
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND
SUB.........................................................      26
  5.1.   Organization.......................................      26
  5.2.   Authorization......................................      26
  5.3.   No Conflict........................................      26
  5.4.   Litigation and Proceedings.........................      27
  5.5.   Governmental Authorities; Consents.................      27
  5.6.   Brokers' Fees......................................      27
  5.7.   Proxy Statement....................................      27
  5.8.   Full Disclosure....................................      27
ARTICLE VI. COVENANTS OF THE COMPANY, PARENT AND SUB........      27
  6.1.   Conduct of Business Prior to Closing...............      27
  6.2.   Investigation by Parent; Confidentiality...........      29
  6.3.   Consents and Efforts...............................      29
  6.4.   No Solicitation....................................      30
  6.5.   Meeting of Shareholders............................      32
  6.6.   Proxy Statement....................................      32
  6.7.   Director and Officer Liability.....................      32
  6.8.   Notices of Certain Events..........................      33
  6.9.   Further Assurances.................................      33
  6.10.  Financial Statements, Etc..........................      33
  6.11.  Year 2000 Remediation..............................      33
ARTICLE VII. CONDITIONS TO THE MERGER.......................      34
  7.1.   Conditions to the Obligations of each Party........      34
  7.2.   Conditions to the Obligations of the Company.......      34
  7.3.   Conditions to the Obligations of Sub and Parent....      34
ARTICLE VIII. MISCELLANEOUS.................................      35
  8.1.   Termination........................................      35
  8.2.   Assignment.........................................      37
  8.3.   Notices............................................      37
  8.4.   Entire Agreement; Waivers..........................      38
  8.5.   Multiple Counterparts..............................      38
  8.6.   Invalidity.........................................      38
  8.7.   Fees and Expenses..................................      38
  8.8.   Cumulative Remedies................................      38
  8.9.   Governing Law......................................      38
  8.10.  Amendment..........................................      38
  8.11.  Public Announcements...............................      38
  8.12.  Enforcement of Agreement...........................      38
  8.13.  Non-Survival of Representations, Warranties........      39
  8.14.  No Third Party Beneficiaries.......................      39

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement"), dated September 22, 1999, is by and among MEDICAL GRAPHICS CORPORATION, a Minnesota corporation (the "Company"), ANGEION CORPORATION, a Minnesota corporation ("Parent"), and ANG ACQUISITION CORP., a Minnesota corporation ("Sub").

                                    RECITALS

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved this Agreement and deem it advisable and in the best interests of Parent, Sub and the Company and of their respective shareholders to consummate the transaction provided for herein in which Sub will merge with and into the Company (the "Merger");

     WHEREAS, pursuant to the Merger, each outstanding share of the common stock, par value $0.05 per share, of the Company (the "Company Common Stock") shall be converted into the right to receive the Merger Consideration (as defined below), upon the terms and subject to the conditions set forth herein;

     WHEREAS, Parent, Sub and the Company (Sub and the Company sometimes being referred to herein as the "Constituent Corporations") are hereby adopting a plan of merger, providing for the merger of Sub with and into the Company, with the Company being the surviving corporation. The Merger will be consummated in accordance with this Agreement upon the filing by the Company and Sub of Articles of Merger with the Minnesota Secretary of State (the "Articles of Merger"), such Merger to be consummated as of the Effective Time (as defined below) of the Merger;

     WHEREAS, upon consummation of the Merger, the separate corporate existence of Sub shall cease and the Company, as the surviving corporation in the Merger (hereinafter referred to for the periods at and after the Effective Time of the Merger as the "Surviving Corporation"), shall continue its corporate existence under the Minnesota Business Corporation Act (the "MBCA"); and

     WHEREAS, the Board of Directors of each of the Constituent Corporations has directed that this Agreement be submitted to a vote of the shareholders of the Constituent Corporations in accordance with the MBCA, and Parent, as sole shareholder of Sub, has duly approved this Agreement in accordance with the MBCA.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

     1.1. Defined Terms. As used herein, the terms below shall have the following meanings:

          "Affiliate" shall mean, with respect to any Person, any other Person which controls, is controlled by, or is under common control with, such Person. For purposes of the preceding sentence, the term "control" shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through the ownership of voting securities, by contract or otherwise, whether or not such power is exercised.

          "Assets" shall mean all of the Company's and its Subsidiaries' right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has any interest whatsoever.

          "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insurance arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which
     (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company, its Subsidiaries or any ERISA Affiliate or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability, and (iii) covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

          "Class A Stock" shall mean that certain class of Company stock issued pursuant to the Certificate of Rights and Preferences of Class A Stock of Medical Graphics Corporation filed with the Minnesota Secretary of State on March 31, 1997.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Confidentiality Agreement" shall mean the Confidential Information Agreement dated July 20, 1999, by and between Parent and the Company.

          "Contract" shall mean any agreement, contract, lease, note, loan, evidence of Indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, purchase and sale order, quotation or other commitment to which the Company or its Subsidiaries is a party or which relates to the Company's or its Subsidiaries' businesses or any of the Assets, whether oral or written, express or implied, and which pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.

          "Dissenting Shareholders" shall mean those Shareholders who hold Dissenting Shares.

          "Dissenting Shares" shall mean any shares held by Shareholders who are entitled to exercise dissenters' rights with respect to their shares under the MBCA, and who have properly exercised their dissenters' rights by filing with the Company a written notice of intent to demand the fair value of their shares of Company Common Stock under the MBCA, perfected their dissenters' rights and not subsequently withdrawn or lost their dissenters' rights with respect to their Company Common Stock in accordance with the MBCA.

          "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans, and Welfare Plans.

          "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

          "Environmental Claims" shall mean all notices of violation, liens, claims, demands, suits, and causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only (and not by way of limitation), Environmental Claims include (i) violations of or obligations under any Contract or Permit related to Environmental Laws or Environmental Conditions between the Company or its Subsidiaries and any other Person, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to any Environmental Law,
     (vi) claims related to Environmental Laws or Environmental Conditions for restitution, contribution, or indemnity, (vii) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions, (viii) claims related to Environmental Laws or Environmental Conditions for injunctive relief or other orders or notices of violation from any Governmental Authority, and (ix) claims relating to exposure to or injury from Environmental Conditions.

          "Environmental Conditions" shall mean the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air.

          "Environmental Laws" shall mean all applicable foreign, federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent decrees, judgments, notices and Permits relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended and all analogous laws promulgated or issued by any Governmental Authority.

          "Environmental Reports" shall mean any and all written analyses, summaries or explanations, in the possession or control of the Company or its Subsidiaries, of (i) any Environmental Conditions in, on or about the current or former properties of the Company or its Subsidiaries or (ii) the Company's or its Subsidiaries' compliance with, or liability under, any Environmental Laws.

          "Equity Securities" of any Person shall mean (i) shares of capital stock or other equity securities of such Person, including, with respect to the Company, the Company Common Stock and the Class A Stock, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock or other equity securities of such Person, (iii) securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities of such Person, and (iv) equity equivalents, interests in the ownership or earnings of, or stock appreciation, phantom stock or other similar rights of, or with respect to, such Person.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, the Company or any of its Subsidiaries as set forth in Section 414(b), (c), (m) or (o) of the Code.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Facilities" shall mean all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned, leased or used by the Company or its Subsidiaries.

          "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

          "Governmental Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any government, including the United States or any state, county, city or other political subdivision or any foreign government.

          "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents and waste waters.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Improvements" shall mean any buildings, facilities, other structures and improvements, building systems and fixtures located on or under any real property owned or leased by the Company or its Subsidiaries.

          "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business),
     (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

          "June 30 Balance Sheet" shall mean the consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 1999.

          "June 30 Balance Sheet Date" shall mean June 30, 1999.

          "Laws" means all laws, statutes, rules, regulations, ordinances, policies and other pronouncements having the effect of law of any Governmental Authority.

          "Leases" shall mean all of the leases or subleases for personal or real property to which the Company or its Subsidiaries is a party or by which the Company, its Subsidiaries or any of the Assets is bound.

          "Material Adverse Effect" or "Material Adverse Change" or a similar phrase shall mean, with respect to any Person, any material adverse effect on or material adverse change with respect to (i) the business, operations, assets, liabilities, condition (financial or otherwise), or results of operations of such Person and its Subsidiaries, taken as a whole, (ii) the relations with customers, suppliers, distributors or employees of such Person and its Subsidiaries, taken as a whole, or (iii) the right or ability of such Person or its Subsidiaries to consummate any of the transactions contemplated hereby; provided that a "Material Adverse Effect" or "Material Adverse Change" shall not be deemed to included (1) changes in GAAP or (2) in the case of the Company, acts or omissions of the Company taken with the prior written consent of Parent in contemplation of the Merger.

          "Multiemployer Plan" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) or 3(37) of ERISA, (i) which the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability and (ii) which covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

          "Options" shall mean the options to purchase shares of Company Common Stock issued to employees and non-employee directors of the Company pursuant to the Stock Option Plans.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (i) which the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability) and (ii) which covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

          "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, or notifications to, any Governmental Authority, necessary or desirable for the operation of the business of the Company or its Subsidiaries as currently conducted.

          "Permitted Encumbrances" shall mean (a) liens for Taxes or governmental charges or claims (i) not yet due and payable or (ii) being contested in good faith, in each case, if a reserve or other appropriate provision as may be required by GAAP shall have been made therefor, (b) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable or
     (ii) being contested in good faith, in each case, if a reserve or other appropriate provision as may be required by GAAP shall have been made therefor and (c) easements, rights-of-way, restrictions and other similar charges or encumbrances on real property, in each case, which do not interfere with the ordinary conduct of business of the Company or its Subsidiaries and do not materially detract from the use or value of the property to which such encumbrance relates.

          "Person" shall mean any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, trust or other organization, or any Governmental Authority.

          "Personnel" shall mean all directors, officers, employees and agents of the Company or its Subsidiaries.

          "Returns" shall mean any and all returns, reports, declarations and information statements with respect to Taxes required to be filed by or on behalf of the Company or its Subsidiaries with any Governmental Authority or Tax authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary returns and all amendments thereto or thereof.

          "SEC" shall mean the Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Shareholders" shall mean the record holders of Company Common Stock and Class A Stock.

          "Stock Purchase Plan" shall mean the Medical Graphics Corporation Employee Stock Purchase Plan of the Company effective May 11, 1993.

          "Stock Option Plans" shall mean, collectively, (i) the Medical Graphics Corporation 1987 Stock Plan, effective March 12, 1987 (the "1987 Stock Plan"), and (ii) the Medical Graphics Corporation Restated Non-Employee Director Compensation Plan, effective May 22, 1997 (the "Directors' Stock Plan").

          "Subsidiary" shall mean, with respect to any Person, any corporation or other business entity, whether or not incorporated, (i) of which at least 50% of the Equity Securities having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such entity, are held, directly or indirectly, by such Person or any of its Subsidiaries or (ii) the operations of which are consolidated with such Person, pursuant to GAAP, for financial reporting purposes.

          "Tax(es)" shall mean all taxes, estimated taxes, withholding taxes, assessments, levies, imposts, fees and other charges, including, without limitation, any interest, penalties, additions to tax or additional amounts that may become payable in respect thereof, imposed by any foreign, federal, state or local government or taxing authority, which taxes shall include, without limitation, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, value-added taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation and other obligations of the same or of a similar nature.

          "Taxpayers" shall mean (i) the Company, (ii) each Subsidiary of the Company and (iii) each consolidated or affiliated group of which the Company or any of its Subsidiaries is or has been a part.

          "Warrants" shall mean warrants to purchase shares of Company Common Stock under the Warrant Agreements.

          "Warrant Agreements" shall mean (i) the Warrant dated March 25, 1997, expiring March 31, 2000, to Catherine A. Anderson to purchase 195,000 shares of Company Common Stock at a price of $2.67 per share, (ii) the Warrant dated March 27, 1997, expiring September 30, 2000, to Norwest Business Credit, Inc. to purchase 93,750 shares of Company Common Stock at a price of $2.25 per share (which, after giving effect to antidilution provisions in the warrant, results in the right to purchase 210,937.50 shares at a price of $1.00 per share); and (iii) the Warrant dated March 25, 1997, expiring March 31, 2002, to Mark W. Sheffert to purchase 225,000 shares of Company Common Stock at a price of $2.25 per share.

          "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (a) which the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability and (b) which covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

     1.2. Other Defined Terms.

     In addition to the terms defined in Section 1.1 of this Agreement, the following terms shall have the meanings defined for such terms in the Sections set forth below:

                           TERM                                     SECTION
                           ----                                     -------
"Acquisition Proposal"....................................                 6.4(a)
"Articles of Merger"......................................               Recitals
"CERCLA"..................................................                4.18(d)
"Certificates"............................................                 3.2(b)
"Closing".................................................                    2.3
"Closing Date"............................................                    2.3
"Company Common Stock"....................................               Recitals
"Constituent Corporations"................................               Recitals
"Disclosure Schedule".....................................    Article IV Preamble
"Effective Time"..........................................                    2.2
"Employment Laws".........................................                   4.16
"Financial Statements"....................................                 4.5(c)
"Financing"...............................................                 6.3(b)
"Financing Documents".....................................                 6.3(b)
"FDA".....................................................                 4.6(a)
"Intellectual Property"...................................                   4.12
"Key Employee"............................................                   4.31
"Key Employee Agreement"..................................                   4.31
"Leased Real Property"....................................                4.13(a)
"Machinery and Equipment".................................                   4.11
"Material Contract".......................................                 4.9(a)
"Merger"..................................................               Recitals
"Merger Consideration"....................................                 3.1(c)
"MBCA"....................................................               Recitals
"Paying Agent"............................................                 3.2(a)
"Payment Event"...........................................                 6.4(b)
"Permitted Party".........................................                 6.4(b)
"Programs"................................................                 4.6(d)
"Proxy Statement".........................................                 6.6(a)

                           TERM                                     SECTION
                           ----                                     -------
"Required Vote"...........................................                   4.28
"SEC Documents"...........................................                 4.5(a)
"Special Meeting".........................................                   4.29
"Sub Common Stock"........................................                 3.1(a)
"Surviving Corporation"...................................               Recitals
"Tax Returns".............................................                4.19(a)
"Third Party".............................................                 6.4(a)

     1.3. Interpretation Provisions.

          (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term "or" is disjunctive but not necessarily exclusive. The terms "include" and "including" are not limiting and mean "including without limitation."

          (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

          (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

          (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

          (e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.

          (f) The annexes, schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

                                  ARTICLE II.
                                   THE MERGER

     2.1. The Merger. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, and in accordance with the MBCA, at the Effective Time, Sub shall be merged with and into the Company. Upon the effectiveness of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the Surviving Corporation.

     2.2. Effective Time. On the Closing Date, the parties shall cause the Merger to be consummated by causing the Articles of Merger to be executed by the Constituent Corporations and filed in accordance with the relevant provisions of the MBCA. The Merger shall become effective at the time of filing of the Articles of Merger (the "Effective Time").

     2.3 Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the Merger (the "Closing") shall take place (a) at the offices of Faegre & Benson, 2200 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402 at 10:00 a.m., local time, on the business day as soon as practicable following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance herewith or (b) at such other time, date or place as the Parent and the Company may agree. The date on which the Closing occurs is herein referred to as the "Closing Date."

     2.4. Articles of Incorporation and By-laws.

          (a) At the Effective Time, and without any further action on the part of the Company or Sub, the articles of incorporation of Sub, in the form attached hereto as Exhibit A, shall be the articles of incorporation of the Surviving Corporation following the Merger, until thereafter further amended as provided therein and under the MBCA, provided that at the Effective Time, Article I of such articles of incorporation shall be amended, by virtue of this Agreement and the Merger and without further action on the part of the Company or Sub, so that the name of the Surviving Corporation shall be Medical Graphics Corporation.

          (b) At the Effective Time, and without any further action on the part of the Company or Sub, the by-laws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation following the Merger until thereafter changed or amended as provided therein, in the articles of incorporation of the Surviving Corporation and under the MBCA.

     2.5. Directors. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold such positions until their respective successors are duly elected and qualified, or their earlier death, resignation or removal or as otherwise provided in the articles of incorporation or bylaws of the Surviving Corporation.

     2.6. Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal or as otherwise provided in the articles of incorporation or bylaws of the Surviving Corporation.

     2.7. Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities, powers, and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all of the duties, liabilities and obligations of each of the Constituent Corporations; and all rights, privileges, immunities, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts to each such Constituent Corporation, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and, without any further action or deed, all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all rights of creditors and Encumbrances upon any property of either Constituent Corporation shall therefore attach to the Surviving Corporation and shall be preserved unimpaired, and all debts, liabilities, obligations and duties of each Constituent Corporation shall attach to the Surviving Corporation and may be enforceable against it to the same extent as if said debts, liabilities, obligations and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the MBCA.

                                  ARTICLE III.
             EFFECT OF MERGER ON SECURITIES OF SUB AND THE COMPANY

     3.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Conversion of Common Stock of Sub. Each share of common stock, par value $0.01 per share, of Sub (the "Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which, immediately after the Effective Time, shall be all of the issued and outstanding capital stock of the Surviving Corporation.

          (b) Cancellation of Stock Held by Company. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned by the Company or by any Subsidiary of the Company shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Company Common Stock. Except as otherwise provided herein and subject to Section 3.1(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive $2.15 in cash per share without interest (the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 3.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificates in accordance with Section 3.2.

          (d) Shares of Dissenting Holders.

             (i) Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock (including each share of Company Common Stock held by any holder of Class A Stock who has converted his Class A Stock to Company Common Stock immediately upon approval of the Merger by the Required Vote) held by a Dissenting Shareholder who has demanded and perfected his demand for dissenters' rights with respect to such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and as of the Effective Time has neither effectively withdrawn nor lost such rights shall not be converted into or represent a right to receive any of the Merger Consideration for such shares pursuant to Section 3.1(c) above, but in lieu thereof the holder thereof shall be entitled to only such rights as are granted by the MBCA.

             (ii) Notwithstanding the provisions of Section 3.1(d)(i) above, if any Dissenting Shareholder demanding dissenters' rights with respect to such Dissenting Shareholder's Dissenting Shares under the MBCA shall effectively withdraw or lose (through failure to perfect or otherwise) his dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 3.1(c) above upon surrender of the certificate or certificates representing such Dissenting Shares.

             (iii) The Company shall give Parent prompt written notice of any demands by a Dissenting Shareholder for payment, or notices of intent to demand payment received by the Company under Section 302A.473 of the MBCA and any withdrawal of such notice of intent to demand payment and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

     3.2. Payment; Exchange of Certificates.

          (a) Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall designate a bank or trust company which shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the "Paying Agent"), and on or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent for the benefit of the holders of the Company Common Stock (other than the Company and holders of Dissenting Shares) cash in an amount necessary for the payment of the Merger Consideration as provided in Section 3.1 upon surrender of certificates representing shares of Company Common Stock as part of the Merger. Funds deposited with the Paying Agent shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation, provided that such investments shall only be in obligations of or guaranteed by the United States of America, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $100 million or in money market funds which are invested solely in such permitted investments. Any interest earned on such funds shall be for the benefit of the Surviving

     Corporation and the Parent may cause the Paying Agent to remit any interest earned from time to time to the Surviving Corporation. The Paying Agent shall, pursuant to irrevocable instructions from Parent and the Surviving Corporation, use the funds deposited with the Paying Agent to pay the holders of the Company Common Stock in accordance with this Article III, and such funds shall not be used for any other purpose.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of one or more Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, which agents shall be reasonably satisfactory to the Company, together with such letter of transmittal, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificates so surrendered shall forthwith be canceled. Except as required by law, no interest shall be paid on the Merger Consideration payable upon surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 3.2.

          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this
     Article III shall be deemed to have been paid in full satisfaction of the rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in this Article III.

          (d) Termination of Payment Fund. Any portion of the funds held by the Paying Agent pursuant to this Section 3.2 which remain undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Common Stock who have not theretofore complied with this
     Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration to which they are entitled.

          (e) No Liability. None of Parent, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any Governmental Authority), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (f) Withholding Rights. The Paying Agent or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Paying Agent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, or any court order. To the extent that amounts are so withheld by the Paying Agent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Paying Agent or the Surviving Corporation.

          (g) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such Certificate to have been lost, stolen or destroyed, the amount to which such holder would have been entitled under
     Section 3.1 hereof but for failure to deliver such Certificate to the Paying Agent shall nevertheless be paid to such holder, provided that the Surviving Corporation may, in its sole discretion and as a condition precedent to such payment, require such holder to give the Surviving Corporation a written indemnity agreement in form and substance satisfactory to the Surviving Corporation and a bond in such sum as it may reasonably direct as indemnity against any claim that may be had against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

     3.3. Treatment of Employee and Director Options; Warrants; Class A Stock; Accrued Interests in Stock Purchase Plan.

          (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions reasonably necessary to (i) provide for the cancellation, effective at the Effective Time, of all the outstanding Options and Warrants, (ii) provide that immediately prior to the Effective Time, each Option and Warrant, whether or not then vested or exercisable, shall no longer be exercisable but shall entitle each holder thereof (subject to applicable withholding taxes), in cancellation and settlement therefor, to a cash payment at the Effective Time equal to (x) the excess, if any, of the Merger Consideration over the per share exercise price of each Option or Warrant held by the holder, whether or not then vested or exercisable, multiplied by (y) the number of shares of Company Common Stock subject to such Option or Warrant; and (iii) provide that all Stock Option Plans and Warrant Agreements will terminate as of or prior to the Effective Time.

          (b) Prior to the Closing and upon approval of the Merger by the Required Vote, the Company shall take all actions necessary to cause the holders of Class A Stock to convert the Class A Stock to Company Common Stock such that no shares of Class A Stock will be issued and outstanding at the Effective Time.

          (c) As provided herein, the Stock Option Plans, the Warrant Agreements and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time. The Company will take all action reasonably necessary to ensure that, as of the Effective Time, none of Parent, the Company, the Surviving Corporation or any of their respective subsidiaries is or will be bound by any Options, other options, Warrants, warrants, rights or agreements which would entitle any person, other than Parent or its affiliates, to own any capital stock of the Company or the Surviving Corporation or any of their respective subsidiaries or to receive any payment in respect thereof after the Effective Time.

          (d) On or prior to the Effective Time, the Company will either (i) issue shares of Company Common Stock in exchange for the amount contributed by employees to the Stock Purchase Plan and held for the issuance of shares of Company Common Stock, in which case such shares of Company Common Stock shall be entitled to the Merger Consideration provided in Section 3.1(c) or
     (ii) with the
     consent of Parent, pay to such employees in exchange for cancellation of all rights to the issuance of shares of Company Common Stock under the Stock Purchase Plan, the amount of $1.087 for each Company Common Share otherwise issuable under the Stock Purchase Plan and refund to such employees the amount contributed ($1.063 per otherwise issuable share) by employees under the Stock Purchase Plan and held by the Company.

                                  ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As an inducement to Sub and Parent to enter into this Agreement, the Company hereby makes the following representations and warranties to Sub and Parent except as otherwise set forth in a written disclosure schedule (the "Disclosure Schedule") delivered by the Company to Sub and Parent:

     4.1. Organization and Capitalization.

          (a) Organization. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its Assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has, prior to the date hereof, delivered to Parent true, correct and complete copies of its articles of incorporation and by-laws (in each case, as amended to date).

          (b) Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of stock, of which 500,000 shares are designated as Class A Stock. The issued and outstanding shares of Company Common Stock as of the date hereof consist solely of 5,650,947 shares of common stock, $0.05 par value. The issued and outstanding shares of Class A Stock as of the date hereof consist solely of 444,445 shares of Class A Stock and are held by FAMCO II, LLC. No shares of Company Common Stock or Class A Stock that have been repurchased by the Company are subject to Encumbrances created by the Company with respect to such shares. As of the date hereof, each share of Class A Stock is convertible into 3.375 shares of Company Common Stock. As of the date hereof, Options and Warrants to acquire 1,793,649 shares of Company Common Stock pursuant to the Stock Option Plans and Warrant Agreements are outstanding and unexercised, 876,437 shares of which are exercisable at a price that is less than the Merger Consideration. The total payments under Section 3.3(a) will not exceed $830,256. Schedule 4.1(b) includes a complete and correct list of
     (i) outstanding Options under such Stock Option Plans (including the name of each Person holding Options, the number of shares of Company Common Stock issuable upon the exercise thereof and the applicable exercise price of each such Option). The Company has no outstanding bonds, debentures, notes or other securities the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. All issued and outstanding shares of Company Common Stock and Class A Stock (x) are duly authorized, validly issued, fully paid and nonassessable, and were issued free of any preemptive or other similar rights and (y) were issued in compliance with all applicable Laws, including federal and applicable state securities laws. Except as set forth in this Section 4.1(b) and shares of Company Common Stock issuable under the Stock Purchase Plan, there are no
     (i) outstanding Equity Securities of the Company or (ii) commitments or obligations of any kind or character for (A) the issuance of Equity Securities of the Company or (B) the repurchase, redemption or other acquisition of any Equity Securities of the Company. Under the Company's Stock Purchase Plan, the Company's employees have the right to purchase shares of Company Common Stock at a price of $1.063 per share. As of September 4, 1999, a total of $14,035.42 had been contributed to the Stock Purchase Plan and is being held by the Company for future issuance of shares. Upon the execution of this Agreement, the Company has closed the Stock Purchase Plan for further contributions at the end of the payroll period ending October 2, 1999. The Company estimates that the total amount that will be contributed through October 2, 1999 to the Stock Purchase Plan will be approximately $19,000. No shares of Company Common Stock or Class A Stock have been repurchased by the Company since January 1, 1997.

          (c) Voting Trusts, Proxies, Etc. Except as disclosed in Schedule 4.1(c), there are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Company Common Stock or Class A Stock to which the Company or, to the knowledge of the Company, any other Person is a party or by which the Company or, to the knowledge of the Company, any other Person is bound.

     4.2. Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Subject only to the approval of this Agreement and the transactions contemplated hereby by the Required Vote of the Company's shareholders, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity.

     4.3. Subsidiaries.

          (a) Ownership; Capitalization. Schedule 4.3(a) sets forth a list of each Subsidiary of the Company including the jurisdiction of organization, the number of shares of authorized capital stock, the par value of such stock, and the number of shares which are issued and outstanding. Except as indicated on Schedule 4.3(a), all of the issued and outstanding shares of each Subsidiary's capital stock are owned of record and beneficially by the Company or another wholly-owned Subsidiary of the Company, free and clear of any Encumbrances. All of the shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, were issued and sold in accordance with federal and applicable state and foreign securities laws and were not issued in violation, of any preemptive or other similar rights. Except for the shares of capital stock of the Subsidiaries owned by the Company or a wholly-owned Subsidiary of the Company, or as otherwise indicated on Schedule 4.3(a), there are no (i) outstanding Equity Securities of the Company's Subsidiaries or (ii) commitments or obligations of any kind or character for (A) the issuance of Equity Securities of the Company's Subsidiaries or
     (B) the repurchase, redemption or other acquisition of any Equity Securities of the Company's Subsidiaries. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Equity Securities of the Company's Subsidiaries. Except for the Equity Securities of the Company's Subsidiaries described on Schedule 4.3(a), neither the Company nor its Subsidiaries own Equity Securities in any Person.

          (b) Organization. Each of the Company's Subsidiaries is duly incorporated as organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its Assets. Each of the Company's Subsidiaries is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction in which such qualification is necessary under applicable law except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Parent true, correct and complete copies of each of its Subsidiaries' articles of incorporation and by-laws or other organizational documents (in each case, as amended to date).

     4.4. No Conflict. Except as set forth in Schedule 4.4, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby does not and will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws (or other comparable organizational documents) of the Company or any of its Subsidiaries;

          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 4.4, conflict with or result in a violation or breach of any term or provision of any Law applicable to the Company or any of its Subsidiaries or any of their respective Assets; or

          (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Encumbrance upon the Company or any of its Subsidiaries or any of their respective Assets under, any Material Contract or any material Permits to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets is bound, except where such conflict, violation, default, consent, termination, cancellation, acceleration or modification, or Encumbrance would not reasonably be expected to have a Material Adverse Effect on the Company.

     4.5. SEC Documents.

          (a) Since January 1, 1997, the Company has timely filed with the SEC all reports, schedules, forms, statements and other documents required to be filed (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents").

          (b) As of their respective dates, the SEC Documents complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c) The consolidated financial statements of the Company and its Subsidiaries included in the SEC Documents (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (on the basis stated therein and subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

     4.6. Compliance with Health Care Laws.

          (a) The operations of the Company and its Subsidiaries are, and at all relevant times have been, in compliance in all material respects with all laws and regulations of the United States Food and Drug Administration (the "FDA") and all state and foreign agencies which have jurisdiction over their products including without limitation the FDA's Good Manufacturing Practices Regulations. Except as set forth in Schedule 4.6, the Company is not aware of any actual or threatened enforcement action by the FDA or state, foreign or independent agencies which have jurisdiction over its medical products concerning its products, including, without limitation, any fines, injunctions, civil or criminal penalties, recalls, seizures, detentions, investigations or suspensions. All products of the Company and its Subsidiaries are in compliance with all applicable premarketing, facility registration and product listing requirements, as well as all applicable manufacturing laws, regulations, standards and procedures of the FDA and applicable state, foreign or independent authorities, including the International Standards Organization. Each product manufactured or marketed by the Company and its Subsidiaries with respect to which a determination is required has been determined by the FDA to be substantially equivalent to a similar device marketed prior to May 28, 1976, and is therefore marketed pursuant to Section 510(k) of the Medical Devices Amendments of 1976. Except for the CardiO(2) product, each product manufactured or marketed by the Company or its Subsidiaries for sale in countries where the CE Mark is required is eligible to display the CE Mark. All manufacturing and development processes of the Company and its Subsidiaries have received, and continue to remain eligible to receive, ISO 9001 certification.

          (b) The Company and its Subsidiaries possess such certificates, authorizations, licenses or permits issued by the appropriate local, state, federal or foreign regulatory agencies or bodies including, without limitation, the FDA, as are material to, or legally required for, the operation of its business. The Company has not received any notice of proceedings relating to, or otherwise has knowledge that any governmental body or agency is considering, limiting, suspending, modifying or revoking any such certificate, authorization, license or permit.

          (c) All material reports, documents, claims and notices required to be filed, maintained, or furnished to any governmental agency by the Company have been so filed, maintained or furnished. Except as set forth on
     Schedule 4.6(c), all such reports, documents, claims and notices were complete and correct, including having met insurance coverage and medical necessity requirements, in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

          (d) Neither the Company and its Subsidiaries nor its officers, directors or managing employees have engaged in any activities which are prohibited under federal or state criminal or civil laws (including without limitation the federal Anti-Kickback statute, Stark law and federal False Claims Act and any state laws prohibiting kickbacks or certain referrals), or the regulations promulgated pursuant to such laws.

     4.7. Undisclosed Liabilities. Except as set forth on Schedule 4.7, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) of a type normally reflected or reserved for on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto, except for liabilities and obligations (i) reflected or reserved for on the June 30 Balance Sheet or disclosed in the notes thereto or (ii) that have arisen since the date of the June 30 Balance Sheet Date in the ordinary course of the operation of business and consistent with past practice of the Company and its Subsidiaries, which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.

     4.8. Absence of Certain Changes or Events. Since the June 30 Balance Sheet Date, except as disclosed on Schedule 4.8, there has not been any:

          (a) condition or event that has resulted in, or which the Company reasonably believes will result in, a Material Adverse Change in respect of the Company and its Subsidiaries, taken as a whole;

          (b) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective Personnel, (ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, except in the ordinary course of business consistent with past practices, (iii) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company or any of its Subsidiaries for any Personnel except pursuant to the existing plans and arrangements described in the Disclosure Schedule or (iv) new employment agreement to which the Company or any of its Subsidiaries is a party;

          (c) addition to or modification of the Employee Plans other than (i) contributions made in accordance with the normal practices of the Company and its Subsidiaries or (ii) the extension of coverage to other Personnel who became eligible after June 30 Balance Sheet Date;

          (d) sale, assignment or transfer of any material Assets of the Company or its Subsidiaries other than in the ordinary course of business;

          (e) cancellation of any Indebtedness or waiver of any rights of substantial value to the Company or any Subsidiary, whether or not in the ordinary course of business;

          (f) amendment, cancellation or termination of any Material Contract, material Permit or other instrument material to the Company or any of its Subsidiaries;

          (g) capital expenditure or the execution of any Lease or any incurring of liability for such capital expenditure or lease by the Company or any of its Subsidiaries, involving payments in excess of $50,000;

          (h) failure to operate the business of the Company and its Subsidiaries in the ordinary course in any material respect so as to use reasonable efforts to preserve the business of the Company and its Subsidiaries intact, to keep available the services of the Personnel, and to preserve the goodwill of the Company's suppliers, customers and others having business relations with the Company or its Subsidiaries;

          (i) change in accounting methods or practices by the Company or any of its Subsidiaries;

          (j) revaluation by the Company or any of its Subsidiaries of any of their respective Assets, including without limitation, writing off notes or accounts receivable other than in the ordinary course of business in the reasonable judgment of the Company;

          (k) damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Assets, properties or business of the Company or any of its Subsidiaries;

          (l) Indebtedness incurred by the Company for borrowed money or any commitment to incur Indebtedness entered into by the Company, or any loans made or agreed to be made by the Company other than Indebtedness incurred under the Company's line of credit with Norwest Bank Minnesota, N.A. in the ordinary course to finance the Company's working capital;

          (m) declaration, setting aside for payment or payment of dividends or distributions in respect of any Equity Securities of the Company or any redemption, purchase or other acquisition of any of the Company's or its Subsidiaries' Equity Securities;

          (n) issuance or reservation for issuance by the Company or its Subsidiaries of, or commitment to issue or reserve for issuance of, any Equity Securities of the Company or any of its Subsidiaries other than the issuance of Company Common Stock to any Person exercising Options or Warrants or the issuance of Company Common Stock pursuant to the Stock Purchase Plan or to the holder of Class A Stock converting his Class A Stock; or

          (o) any agreement by the Company or any of its Subsidiaries to do any of the foregoing.

     4.9. Contracts; No Defaults.

          (a) Schedule 4.9(a) contains a listing of all Contracts described in
     (i) through (xiv) below to which the Company or any of its Subsidiaries is a party (each, a "Material Contract"). True, correct and complete copies of the Material Contracts have been delivered to Parent.

             (i) Each Contract which involves (A) performance of services or delivery of goods and/or materials by the Company or any of its Subsidiaries of an amount or value in excess of $200,000 or (B) performance of services for or delivery of goods and/or materials to the Company or any of its Subsidiaries of an amount or value in excess of $100,000;

             (ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, letter of credit, surety-bond or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing, except for extended payments to vendors which do not extend beyond March 31, 2000;

             (iii) Each Lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property having annual rental payments in excess of $50,000;

             (iv) Each material licensing agreement or other Contract with respect to any Intellectual Property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of Intellectual Property;

             (v) Each Contract to which the Company or any of its Subsidiaries (or to the knowledge of the Company, any of their respective employees) is bound that (A) restricts the freedom of the Company or any of its Subsidiaries (or, if applicable any of their respective employees) to engage in any line of business or to compete with any other Person, or
        (B) assign to any other Person rights to any material invention, improvement, or discovery;

             (vi) Each employment or severance agreement with any employee or former employee which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty, and each collective bargaining agreement or other Contract to or with any employee or any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

             (vii)Each joint venture Contract, partnership agreement, limited liability company or other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or any of its Subsidiaries with any other Person;

             (viii)Each Contract containing covenants which restricts the Company's or any of its Subsidiaries' business activity or limits the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person;

             (ix) Each Contract providing for payments to or by any Person or entity based on sales, purchases or profits, other than direct payments for goods;

             (x) Each power of attorney which is currently effective and outstanding;

             (xi) Each Contract providing for capital expenditures after the date hereof in an amount in excess of $50,000;

             (xii)Each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company or any of its Subsidiaries other than in the ordinary course of business;

             (xiii)Any other Contract material to the business or operations of the Company or its Subsidiaries; and

             (xiv)Each amendment, supplement, and modification (whether written or oral) in respect of any of the foregoing.

          (b) Except as set forth on Schedule 4.9(b), each of the Material Contracts (i) is in full force and effect, (ii) represents the legally valid and binding obligations of the Company or the Subsidiary of the Company party thereto and are enforceable against the Company or such Subsidiary in accordance with their terms and (iii) to the knowledge of the Company, represents the legally valid and binding obligations of the other parties thereto and are enforceable against such parties in accordance with their terms. Except as set forth on Schedule 4.9(b), no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default or a basis for force majeure or the claim of excusable delay or nonperformance under any of the Material Contracts except where such condition or event would not reasonably be expected to have a Material Adverse Effect on the Company.

          (c) Except as set forth on Schedule 4.9(c) neither the Company nor any of its Subsidiaries has committed any act or omission which would result in, and there has been no occurrence which would give rise to, any material product liability or material liability for breach of warranty on the part of the Company or any of its Subsidiaries under any of the Material Contracts. Except as set forth on Schedule 4.9(c), no consent of any party to any Material Contract is required in connection with the execution and delivery by the Company under this Agreement or the consummation of the transactions contemplated hereby.

     4.10. Transactions with Affiliates. Except as set forth on Schedule 4.10 or described in the SEC Documents, there are no Contracts, agreements, arrangements or understandings of any kind between any Affiliate of the Company (other than any wholly-owned Subsidiary of the Company), on the one hand, and the Company or any of its Subsidiaries, on the other hand.

     4.11. Machinery and Equipment and Other Property. Except as set forth on
Schedule 4.11, the Company or one of its Subsidiaries owns and has good and marketable title to the machinery, equipment, tools, spare parts, furniture, automobiles and other tangible personal property reflected on the books of the Company and its Subsidiaries as of the date hereof as owned by the Company or its Subsidiaries (the "Machinery and Equipment"), free and clear of all Encumbrances other than Permitted Encumbrances. The Machinery and Equipment, taken as a whole, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently or have historically been used. Except as otherwise contemplated by this Agreement, the Company and its Subsidiaries owns, or, in the case of leases and licenses, has valid and subsisting leasehold interests or licenses in, all of the material properties and assets of whatever kind (whether real or personal, tangible or intangible) used in its business, in each case free and clear of any Encumbrances other than Permitted Encumbrances. Such properties and assets constitute all properties and assets necessary to conduct the business of the Company and its Subsidiaries, as currently conducted.

     4.12. Intellectual Property. Schedule 4.12 lists all of the patents, trademarks, service marks, trade dress, logos, trade names, copyrights, mask works and pending applications (the foregoing, together with all material know-how, invention disclosures, trade secrets, confidential information, software, technical information, process technology, plans, drawings and blue prints being hereinafter collectively referred to as the "Intellectual Property") in which the Company or any of its Subsidiaries has any interest. The Material Contracts listed on Schedule 4.9 include all license or sublicense agreements with respect to any Intellectual Property to which the Company or any of its Subsidiaries is a party and which is material to the business and operations of the Company or any of its Subsidiaries as presently being conducted or contemplated. Except as set forth on Schedule 4.12, the Company or one or more of its Subsidiaries owns each item of Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances, and no other Person has the right to use such Intellectual Property other than pursuant to the Contracts listed on Schedule 4.9. Except as set forth on Schedule 4.12, the Company and its Subsidiaries' use of the Intellectual Property is not infringing upon or otherwise violating the rights of any other Person and, to the knowledge of the Company, no other Person is infringing or otherwise violating the rights of the Company or any of its Subsidiaries in or to any material Intellectual Property. The Company and its Subsidiaries have not been charged, nor to their knowledge is the Company or any of its Subsidiaries threatened to be charged with infringement of any unexpired patent, trademark, trade name, service mark, copyright or other proprietary right of any Person. No claim has been asserted by a Person, nor to the Company's knowledge is a claim threatened to be asserted by a Person, challenging or questioning the validity, enforceability or effectiveness of the Intellectual Property or any license or sublicense agreements to which the Company or any of its Subsidiaries is a party. No Person has a right to royalty or similar payment with respect to the Intellectual Property. The Company and its Subsidiaries own or have the right to use pursuant to a valid license, sublicense, agreement or permission all items of Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as has been or is presently conducted. The consummation of the transactions contemplated hereby will not alter or impair any of the Intellectual Property. The Company has delivered to Parent true, correct and complete copies of each agreement, registration, application and other documents relating to the Intellectual Property.

     4.13. Real Property.

          (a) Schedule 4.13 describes and lists the name of the record owner of all real property now leased or licensed for use by the Company or any of its Subsidiaries (the "Leased Real Property"). The Company or one of its Subsidiaries has a valid leasehold interest in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, in each case free and clear of all Encumbrances except for Permitted Encumbrances. Except as set forth on Schedule 4.13 there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral granting to any Person the right to purchase, use or occupy any of the Leased Real Property. The Leased Real

     Property is all of the real property used in the business of the Company and its Subsidiaries as currently conducted and neither the Company or any Subsidiary owns or has owned any Real Property.

          (b) All Improvements owned, leased, or used by the Company or its Subsidiaries on the Leased Real Property are in good condition and repair in all material respects (normal wear and tear excepted), and such Improvements are free from material structural defects. The Company or its Subsidiaries has obtained Permits from any Governmental Authority having jurisdiction over any of the Leased Real Property, and any agreement, easement or other right from any other Person, necessary to permit the lawful use and operation of the Improvements and the Leased Real Property or any driveways, roads and other means of egress and ingress to and from any of the Leased Real Property and each such Permit, agreement, easement or other right is in full force and effect, and there is no pending, or to the knowledge of the Company threatened proceeding which could result in the modification or cancellation thereof except, in each case, for deviations from the foregoing which would not reasonably be expected to materially impair the continued use of such Lease Real Property for the use currently being made thereof. No Improvement, or the operation or maintenance thereof, violates any restrictive covenant, or encroaches on any property owned or leased by any other Person, which would reasonably be expected to materially impair the continued use of such Leased Real Property by the Company and its Subsidiaries for the use currently being made thereof.

          (c) The Leased Real Property and the Improvements are sufficiently supplied in all material respects with utilities and other services as necessary for the operation of such Leased Real Property and Improvements as currently operated including adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities, all of which run through public rights-of-way or perpetual private easements.

          (d) Neither the Company nor any of its Subsidiaries has received notice of any special assessment relating to any Leased Real Property or any portion thereof, and no such special assessment is pending or, to the knowledge of the Company, threatened. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings with respect to any of the Leased Real Property.

     4.14. Litigation and Proceedings. Except as set forth on Schedule 4.14, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity or, to the knowledge of the Company, investigations (including, investigations by any Governmental Authority wherein a claim for improper charges was made), before or by any Governmental Authority or before any arbitrator pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries. Except as set forth on Schedule 4.14 there is no unsatisfied judgment, order, injunction or decree binding upon the Company or any of its Subsidiaries.

     4.15. Employee Benefit Plans.

          (a) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 4.15 contains a complete list of Employee Plans. The Company has delivered to Parent a true and complete set of copies of (a) all Employee Plans and related trust agreements, annuity contracts or other funding instruments; (b) the latest Internal Revenue Service determination letter obtained with respect to any such Employee Plan qualified or exempt under Section 401 or 501 of the Code; (c) Forms 5500 and certified financial statements for the most recently completed three fiscal years for each Employee Plan required to file such form, together with the most recent actuarial report, if any, prepared by the Employee Plan's enrolled actuary; (d) all summary plan descriptions for each Employee Plan required to prepare, file and distribute summary plan descriptions for the most recently completed five fiscal years; (e) all final documents furnished employees, officers and directors of the Company and its Subsidiaries of all incentive compensation, other plans and fringe benefits for which a summary plan description is not required during the most recently completed five fiscal years; (f) current registration statements on Form S-8 and amendments thereto with respect to any Employee Plan; (g) the forms of notification given to employees of their rights under Section 4980B of the Code during the most recently completed five fiscal years; and (h) the report prepared in connection with any compliance audit undertaken with respect to any Employee Plan.

          (b) Representations. Except as set forth in Schedule 4.15:

             (i) Pension Plans

                (A) No Pension Plan is subject to the provisions of Part 3 of Title I, Subtitle B of ERISA, and neither the Company nor any ERISA Affiliate has any liability to any such Pension Plan. Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Pension Plan (other than matching contributions for April through December 31, 1999 and subsequent periods to the Medical Graphics Corporation 401(k) Savings Plan.

                (B) Each Pension Plan which is intended to be qualified under
           Section 401(a) of the Code and each related trust agreement, annuity contract or other funding instrument has been determined by the Internal Revenue Service to be qualified and tax-exempt under the provisions of Sections 401(a) and 501(a) of the Code.

                (C) Except for law changes the remediation time period for which has not as of the Closing Date expired, each Pension Plan and each related trust agreement, annuity contract or other funding instrument is in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including without limitation ERISA and the Code.

                (D) Neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction which is described in Section 4069 of ERISA. Neither the Company nor any ERISA Affiliate has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (2) withdrawn as a substantial employer so as to become subject to the provisions of
           Section 4063 of ERISA, or (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which the Company or any ERISA Affiliate made contributions during the prior six years.

             (ii) Multiemployer Plans. There are no Multiemployer Plans, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to, participated or agreed to participate in a Multiemployer Plan.

             (iii) Welfare Plans.

                (A) Each Welfare Plan which covers or has covered employees or former employees of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with such entities) has been maintained, and presently is, in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including without limitation ERISA and the Code.

                (B) None of the Company, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any ERISA Affiliate following termination of employment pursuant to, any retiree medical benefit plan, or other Welfare Plan except as required by Part 6 of Title I, Subtitle B of ERISA (or a comparable state law), and, except as set forth in the terms of the Plan or under applicable law, no condition exists which would prevent the Company from amending or terminating any such benefit plan or Welfare Plan.

                (C) Each Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in material compliance with the provisions of Part 6 of Title I, Subtitle B of ERISA and
           Section 4980B of the Code at all times.

             (iv) Benefit Arrangements. Each Benefit Arrangement is in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including without limitation the Code. Except as set forth on Schedule 4.15 and except as provided by law, the employment of all persons presently employed or retained by the Company and its Subsidiaries is terminable at will.

             (v) Fiduciary Duties and Prohibited Transactions. Neither the Company nor any of its Subsidiaries or ERISA Affiliates, nor, to the knowledge of the Company, any fiduciary of any Welfare Plan or Pension Plan has any liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under
        Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has knowingly participated in a violation of Part 4 of Title 1, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan or has any unpaid civil penalty under Section 502(l) of ERISA.

             (vi) Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitrator's action, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending, threatened or anticipated against the Company or any ERISA Affiliate other than routine claims for benefits. There is no filing pending under any compliance program maintained by the Internal Revenue Service with respect to any Pension Plan (e.g., VCR Program).

             (vii) Unpaid Contributions, UBIT. Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Pension Plan, Multiemployer Plan or Welfare Plan. The Company or an ERISA Affiliate has made all required contributions under each Employee Plan for all prior periods or proper accruals have been made and are reflected on the appropriate balance sheet and books and records of the Company. No Employee Plan is subject to any tax under Section 511 of the Code.

             (viii) Parachute Payments. Except for those listed in Schedule 4.15., there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, provides for the payment by the Company or any if its Subsidiaries of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

             (ix) No Amendments. Except for changes required by changes in law, the remediation time period for which has not as of the Closing Date expired, neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of the Company or any of its Subsidiaries or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of the Company or any of its Subsidiaries.

             (x) No Other Material Liability. No event has occurred in connection with which the Company or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability
        (A) under any statute, regulation or governmental order relating to any Employee Plans or (B) pursuant to any obligation of the Company or any ERISA Affiliate to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

             (xi) No Acceleration or Creation of Rights. Except for those listed in Schedule 4.15., neither the execution and delivery of this Agreement by the Company and its Subsidiaries nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

     4.16. Labor Relations. Except as set forth on Schedule 4.16, neither the Company nor any of its Subsidiaries has entered into any severance or similar arrangement in respect of any present employee of the

Company or any of its Subsidiaries that will result in any obligation (absolute or contingent) of Parent, Sub, the Company or any of the Company's Subsidiaries to make any payment to any present employee of the Company or any of its Subsidiaries following termination of employment or upon a change of control of the Company. Except as set forth on Schedule 4.16, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice and there are no complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of the Company or any of its Subsidiaries. Except as disclosed on Schedule 4.16, there are no representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes pending or, to the knowledge of the Company, threatened with respect to the employees of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any attempt by organized labor to cause the Company or any of its Subsidiaries to comply with or conform to demands of organized labor relating to its employees. Except as disclosed on
Schedule 4.16 the Company and its Subsidiaries have complied in all material respects with all laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings (hereinafter collectively referred to as the "Employment Laws"). Neither the Company nor any of its Subsidiaries is liable for the payment of material fines, penalties or other material liabilities, however designated, for failure to comply with any of the foregoing Employment Laws.

     4.17. Legal Compliance. Except as set forth on Schedule 4.17, (i) neither the Company nor any of its Subsidiaries is, or at any time during the past three years has been, in material violation of or in material default under any Law applicable to the Company or any of its Subsidiaries or any of their respective Assets, (ii) no action, proceeding, charge, complaint, claim, demand, notice or, to the best knowledge of the Company, investigation, has been filed or commenced against the Company or any Subsidiary alleging any such violation or default, nor to the knowledge of the Company are any such actions threatened, and (iii) neither the Company nor any of its Subsidiaries has, during the past three years, to its knowledge conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law by the Company, its Subsidiaries or any of their employees, officers, directors or agents.

     4.18. Environmental Matters. Except as otherwise disclosed in Schedule
4.18:

          (a) (i) The Company and its Subsidiaries are, and at all times have been, in compliance with all Environmental Laws, (ii) the Company and its Subsidiaries hold, and at all times have held, all Permits required under Environmental Laws for the operation of their business, and (iii) to the Company's knowledge, no modification or change to the operations of the business will be required upon renewal of any such Permits.

          (b) (i) There are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries,
     (ii) there are no writs, injunctions, decrees, orders or judgments outstanding, or, to the knowledge of the Company, threatened relating to compliance with or liability under any Environmental Law, and (iii) neither the Company nor any of its Subsidiaries has any liability under any Environmental Law.

          (c) There has been no spill, discharge, or release of Hazardous Substances on or from, and there are no other Environmental Conditions relating to, any current or, to the knowledge of the Company, former property owned, leased or used by the Company or any of its Subsidiaries that could reasonably be expected to result in (i) any investigation or remedial action by any Governmental Authority pursuant to any Environmental Law or (ii) any other Environmental Claim.

          (d) No current or former property owned, leased or used by the Company or its Subsidiaries or to which the Company or its Subsidiaries transported or arranged for the transportation of any Hazardous Substances is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response Cleanup and Liability Act ("CERCLA"), on CERCLIS (as defined in CERCLA) or on any similar foreign, federal or state list of sites requiring investigation or remediation.

          (e) There are no structures, improvements, equipment, activities, fixtures or facilities on any property owned, leased or used by the Company that are constructed with, use or otherwise contain radioactive materials, asbestos-containing materials, lead, urea formaldehyde or that are contaminated by polychlorinated biphenyls, (ii) there are no underground storage tanks, or underground piping associated with such tanks, that do not have a full secondary containment system in place, and (iii) there are no abandoned underground storage tanks that have not been either abandoned in place or removed pursuant to a permit or approval issued by a Governmental Authority.

          (f) There are no liens, restrictive covenants or other land use restrictions under Environmental Laws on any of the properties owned, leased or used by the Company or its Subsidiaries, and no government actions have been taken or, to the Company's knowledge, are threatened that could subject any of such properties to such liens, restrictive covenants or other land use restrictions, and neither the Company nor its Subsidiaries are required to place any notice or restriction relating to Hazardous Substances in any deed to such property.

          (g) Neither the Company nor any of its Subsidiaries has released any Person or waived any rights or defenses with respect to any Environmental Claim or Environmental Conditions.

          (h) There is no Environmental Report in the possession or control of the Company relating to the current or prior business of the Company or its Subsidiaries that has not been delivered to the Parent.

     4.19. Taxes. Except as otherwise disclosed in Schedule 4.19:

          (a) All federal, state, local, and foreign tax returns of the Company and its Subsidiaries and of each consolidated or affiliated group which any of the Company or any of its Subsidiaries is or has been a part ("Tax Returns"), including those Tax Returns relating to Taxes due from and/or withheld by or required to be withheld by any of the Company and its Subsidiaries and of each consolidated or affiliated group which any of the Company or any of its Subsidiaries have been a part, have been duly and timely filed and are correct and complete.

          (b) All Taxes or estimates thereof that are due from a Taxpayer, or are claimed or asserted by any taxing authority to be due, have been timely and appropriately paid so as to avoid penalties for underpayment.

          (c) None of the Tax Returns has been audited or is being audited by any taxing authority.

          (d) No assessment, audit or other proceeding by any taxing authority, court, or other Governmental Authority is proposed, pending, or, to the knowledge of the Company, threatened with respect to the Tax Returns or Taxes owed or alleged to be owed by a Taxpayer.

          (e) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes due from a Taxpayer for any taxable period.

          (f) All positions taken on federal Tax Returns that could give rise to a penalty for substantial understatement pursuant to Section 6662(d) of the Code have been disclosed on such Tax Returns.

          (g) Neither the Company nor any of its Subsidiaries is a foreign person within the meaning of Section 1445(f)(3) of the Code.

          (h) No consent to the application of Section 341(f)(2) of the Code (or any predecessor thereof) has been made or filed by or with respect to any of the Company or its Subsidiaries or any of their Assets. None of the Assets secures any Indebtedness, the interest on which is tax-exempt under
     Section 103(a) of the Code or is an asset or property that Sub, Parent, the Surviving Corporation or any of their Affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of
     Section 168(f)(8) of the Internal Revenue Code of 1954 as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or
     (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

          (i) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries or any of their Assets.

          (j) Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries has any application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method therefor.

          (k) The Company has previously made available to Parent true, correct and complete copies of each of the United States federal, state, local and foreign income Tax Returns for its most recent taxable year, filed by the Company and the Subsidiaries or (insofar as such returns relate to any of the Company or the Subsidiaries) filed by any affiliated or consolidated group of which the Company or any such Subsidiary was then a member.

          (l) None of the Company or the Subsidiaries has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment of withholding of Taxes. The Company and the Subsidiaries have duly and timely withheld from salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

          (m) None of the Company or the Subsidiaries is a party to, is bound by, or has any obligation under any Tax sharing agreement or similar agreement and no such agreement shall be entered into or amended by the Company or the Subsidiaries at or prior to the Closing.

          (n) No "excess loss account" or "deferred intercompany gain" (as such terms are described in Treasury Regulation Section 1.1502) exist for, between or with respect to the Company and its Subsidiaries.

          (o) Neither the Company nor any of its Subsidiaries is partner in any partnership.

          (p) None of the Company or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (q) None of the Company nor any of its Subsidiaries (A) has been a member of any affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) and
     (B) has any liability for the Taxes of any person as defined in Section 7701(a)(1) of the Code (other than the Company and the Subsidiaries) under Treas. Reg. sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (r) No claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that any of the Company or any of its Subsidiaries are, or may be, subject to taxation by that jurisdiction.

     4.20. Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration, notice or filing with, any Governmental Authority is required on the part of the Company with respect to the Company's execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, if any, (ii) the filing of the Articles of Merger in the appropriate offices in the State of Minnesota, (iii) the approval of this Agreement by the shareholders of the Company in accordance with the MBCA and the Company's articles of incorporation, and (iv) as otherwise disclosed in Schedule 4.20.

     4.21. Licenses, Permits and Authorizations. Schedule 4.21 contains a list of all material Permits of or with any Governmental Authority which are held by the Company or any of its Subsidiaries. All such material Permits are in full force and effect and there are no proceedings pending, or to the best knowledge of the

Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. Such material Permits constitute all of the material Permits necessary to permit the Company and its Subsidiaries to own, operate, use and maintain their Assets in the manner in which they are now owned, operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. All required filings with respect to such material Permits have been timely made and all required applications for renewal thereof have been timely filed.

     4.22. Insurance.

          (a) Schedule 4.22 contains an accurate and complete description of all policies of property, fire and casualty, product liability, workers' compensation, and other forms of insurance held by the Company or any of its Subsidiaries. True, correct and complete copies of such insurance policies have been made available to Parent.

          (b) All policies listed on Schedule 4.22 (i) are valid, outstanding, and enforceable policies, and (ii) will not terminate or lapse by reason of the transactions contemplated by this Agreement.

          (c) Neither the Company nor any of its Subsidiaries has received (i) any notice of cancellation of any policy described in paragraph (a) hereof or refusal of coverage thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

     4.23. Customers and Suppliers. Schedule 4.23 sets forth a complete and accurate list of the names of (i) the ten largest customers of the Company and its Subsidiaries, showing the approximate total sales in dollars by the Company and its Subsidiaries to each such customer during the 1998 fiscal year and (ii) the ten largest suppliers of the Company and its Subsidiaries, showing the approximate total purchases in dollars by the Company and its Subsidiaries to each such customer during the 1998 fiscal year. Neither the Company nor any Subsidiary has received any communication from any customer or supplier listed on Schedule 4.23 notifying the Company or any Subsidiary of any intention to terminate or materially reduce purchases from or supplies to the Company and its Subsidiaries or the intention to terminate or fail to renew their current Contracts with the Company or its Subsidiaries or fail to exercise any purchase option thereunder.

     4.24. Year 2000 Compatibility. Except as set forth on Schedule 4.24, the Company's business systems (including the Machinery and Equipment used by the Company and its Subsidiaries, and the products sold by the Company in the conduct of its business as currently conducted, and the provisions sold by the Company, whether owned by the Company or a Subsidiary of the Company or licensed from others) have been inventoried, assessed and tested for failure or miscalculation as a result of the change from the year 1999 to the year 2000. Except as set forth on Schedule 4.24, to the best of the Company's knowledge, all such business systems, will perform as designed without regard to any references to or computations based on calendar dates or periods of elapsed time, including but not limited to, any thereof with respect to any date or dates in 1999 or 2000.

     4.25. Brokers' Fees. Except as set forth on Schedule 4.25, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Subsidiaries or Affiliates.

     4.26. Board Recommendation. A special committee of the Board of Directors of the Company satisfying the requirements of Section 302A.673 of the MBCA, at a meeting duly called and held, has by unanimous vote approved this Agreement, the Merger and the other transactions contemplated hereby. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote approved this Agreement, the Merger and the other transactions contemplated hereby and declared their advisability and, subject to Section 6.4 hereof, has determined to recommend to the Company's shareholders that they vote to approve this Agreement and the Merger. The Board of Directors of the Company has taken all such action required to be taken by the Company to provide that this Agreement and the transactions contemplated hereby and thereby shall be exempt from the requirements of any "moratorium," "control share," "fair price," or other anti-takeover laws or regulations of the State of Minnesota.

     4.27. Required Company Vote. The affirmative vote of a majority of all shares of the Company entitled to vote and the affirmative vote of the holders of at least one half of the Class A Stock, voting together as a single class (collectively, the "Required Vote") are the only votes of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

     4.28. Proxy Statement. The Proxy Statement to be mailed to the shareholders of the Company in connection with the special meeting of the shareholders of the Company (the "Special Meeting") and any amendment thereof or supplement thereto, when, in the case of the Proxy Statement, mailed and at the time of the Special Meeting shall not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and shall comply with all requirements of the Exchange Act, provided that this Section 4.28 shall not apply to any written information provided to the Company by the Parent or Sub expressly for use in the Proxy Statement.

     4.29. Full Disclosure. No representation or warranty made by the Company in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished by the Company to Sub and Parent in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statement contained herein not misleading.

                                   ARTICLE V.
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     As an inducement to the Company to enter into this Agreement, Sub and Parent hereby make the following representations and warranties to the Company:

     5.1. Organization. The Parent is duly incorporated, validly existing and in good standing under the laws of the State of Minnesota. The Sub is duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.

     5.2. Authorization. Parent has all necessary corporate power and authority to, and has taken all action necessary on its part to, execute and deliver this Agreement and to consummate the transactions contemplated hereby. Sub has all necessary corporate power and authority to, and has taken all corporate action necessary on its part to, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sub and Parent and is a legal, valid and binding obligation of Sub and Parent, enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity.

     5.3. No Conflict. Except as set forth in Schedule 5.3, the execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby does not and will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of Parent or Sub,

          (b) conflict with or result in a violation or breach of any term or provision of any Law applicable to Parent or Sub or any of their respective Assets; or

          (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Parent or Sub to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Encumbrance upon the Parent or Sub or any of their respective assets under, any Contract to which Parent or Sub is a party or by which any of their respective Assets is bound, except to the extent any of the foregoing would not materially and adversely effect Parent's or Sub's ability to consummate the transactions contemplated hereby.

     5.4. Litigation and Proceedings. At the date hereof, except as set forth in
Schedule 5.4, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Parent, investigations, before or by any Governmental Authority or before any arbitrator pending or, to the knowledge of Parent, threatened, against Sub or Parent which, if determined adversely, would reasonably be expected to have a material adverse effect on the ability of either Sub or Parent to enter into and perform its respective obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Sub or Parent which would reasonably be expected to have a Material Adverse Effect on the ability of Sub or Parent to enter into and perform its obligations under this Agreement.

     5.5. Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Sub or Parent with respect to the execution or delivery of this Agreement by Sub or Parent or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act and (ii) the filing of the Articles of Merger in the appropriate offices in the State of Minnesota.

     5.6. Brokers' Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission for which any Shareholder may become liable in connection with the transactions contemplated by this Agreement based upon arrangements made by Sub, Parent, or any of their Affiliates.

     5.7. Proxy Statement. The information concerning Sub and Parent, their officers, directors, employees and shareholders and furnished in writing to the Company by Sub and Parent specifically for use in the Proxy Statement will not, when mailed to the shareholders of the Company or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.8. Full Disclosure. No representation or warranty made by Sub or Parent in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished by Sub or Parent to the Company in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statement contained therein not misleading.

                                  ARTICLE VI.
                    COVENANTS OF THE COMPANY, PARENT AND SUB

     The Company, Sub and Parent covenant and agree with each other that from the date hereof through the Closing:

     6.1. Conduct of Business Prior to Closing. Prior to the Effective Time, unless Parent has agreed otherwise in writing, the Company:

          (a) shall, and shall cause each of its Subsidiaries to, conduct its operations and business according to their usual, regular and ordinary course consistent with past practice;

          (b) shall use commercially reasonable efforts, and shall cause each of its Subsidiaries to use commercially reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (c) shall not, and shall cause its Subsidiaries not to, amend their respective articles of incorporation or by-laws or comparable governing instruments;

          (d) shall promptly notify Parent of (i) any Material Adverse Change with respect to the Company, (ii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (iii) the breach of any representation or warranty contained herein;

          (e) shall promptly deliver to Parent correct and complete copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (f) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), release or relinquish any material contract rights, or any acquisition or disposition of Assets or securities other than the acquisition or disposition of Assets in the ordinary course of business consistent with past practice;

          (g) shall not, and shall not permit any of its Subsidiaries to, (i) grant, confer or award any options, warrants, conversion rights or other rights or Equity Securities not existing on the date hereof, to acquire any shares of its capital stock or other securities of the Company or its Subsidiaries or (ii) accelerate, amend or change the period of exercisability of options granted under any employee stock plan or authorize cash payments in exchange for any options granted under any of such plans;

          (h) shall not, and shall not permit any of its Subsidiaries to, amend the terms of the Benefit Plans, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements;

          (i) shall not, and shall not permit any of its Subsidiaries to, (i) increase or agree to increase the compensation payable or to become payable to its officers or, other than increases in accordance with past practice which are not material, to its employees, (ii) grant any severance or termination pay to any employee or (iii) enter into any collective bargaining agreement;

          (j) shall not, and shall not permit any of its Subsidiaries to, (i) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or
     (ii) make any loans or advances to any other person, except, in the case of clause (i), for borrowings under existing credit facilities (excluding arrangements presently in place under vendor payment agreements) in the ordinary course of business which do not exceed in the aggregate the principal amount calculated in accordance with Schedule 6.1(j) hereto and except, in the case of clause (ii), for advances consistent with past practice which are not material;

          (k) shall not, and shall not permit any of its Subsidiaries to, (i) materially change any practice with respect to Taxes, (ii) make, change or revoke any material Tax election, or (iii) settle or compromise any material dispute involving a Tax liability;

          (l) shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other Equity Securities (other than the declaration or payment of any dividend by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company) or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other Equity Securities or capital stock or other Equity Securities of any of its Subsidiaries, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock or other Equity Securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other Equity Securities;

          (m) shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber any Equity Securities of the Company or any of its Subsidiaries (other than the issuance of shares of Company Common Stock upon the exercise of Options outstanding on the date hereof or upon the conversion of Class A Stock, in each case in accordance with their present terms);

          (n) shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure in excess of $50,000 in the aggregate;

          (o) shall not, and shall not permit any of its Subsidiaries to, change any accounting principles or practices;

          (p) shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Reports or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect any confidentiality, standstill, non-solicitation or similar agreement to which the Company or any Subsidiary is a party;

          (q) shall not revalue in any material respect any of its material Assets, including, without limitation, writing down the value of any inventory or writing off of any notes or accounts receivable other than as required by GAAP; and

          (r) shall not, and shall not permit any of its Subsidiaries to take, or agree (in writing or otherwise) or resolve to take, any of the foregoing actions.

     6.2. Investigation by Parent; Confidentiality. The Company shall allow Parent, its counsel, accountants, business consultants, and other representatives and the financial institutions (and their counsel and representatives) providing or proposed to provide financing in connection with this Agreement and the transactions contemplated hereby, during regular business hours upon reasonable notice, to make such reasonable inspection of the Assets, facilities, business and operations of the Company and its Subsidiaries, including, without limitation, the performance of environmental site assessments, and to inspect and make copies of Contracts, books and records and all other documents and information reasonably requested by Parent and related to the operations and business of the Company and its Subsidiaries including, without limitation, historical financial information concerning the business of the Company and its Subsidiaries and to meet with designated personnel employees and officers of the Company or its Subsidiaries and/or their representatives. The Company and its Subsidiaries shall furnish to Parent promptly upon request
(a) all additional documents and information with respect to the affairs of the Company and its Subsidiaries relating to their businesses and (b) access to the Personnel and to the Company's and its Subsidiaries' accountants and counsel as Parent, or its counsel or accountants, may from time to time reasonably request and the Company and its Subsidiaries shall instruct their employees, officers, accountants and counsel to cooperate with Parent, and to provide such documents and information as Parent and its representatives may request. All information furnished to or obtained by Parent pursuant to this Section 6.2 shall be kept confidential in accordance with the Confidentiality Agreement.

     6.3. Consents and Efforts.

     Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to (A) promptly make its respective filings, if any, under the HSR Act with respect to the Merger (and to cause its Affiliates to cooperate in any such filings) and (B) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Parent and the Company will use their reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Authorities or other persons, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations.

     6.4. No Solicitation.

          (a) The Company shall immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as hereinafter defined). Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to, (i) solicit, initiate or take any action knowingly to facilitate or encourage (including by way of furnishing information and assistance) the submission of inquiries, proposals or offers from any Person or group, other than Parent and its representatives and Affiliates, that constitute or relate to an Acquisition Proposal or may reasonably be expected to lead to an Acquisition Proposal, (ii) agree to or endorse any Acquisition Proposal,
     (iii) enter into or participate in any discussions or negotiations with, or in any way continue any discussions or negotiations commenced before the date of this Agreement with, a Third Party (as defined below) regarding any Acquisition Proposal, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other Person or group (other than Parent and its representatives and Affiliates) to make any Acquisition Proposal, or (iv) grant any waiver or release under any standstill or similar agreement with respect to any Equity Securities of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not prohibit the Company (either, directly or indirectly, through advisors, agents or other intermediaries) from at any time prior to receipt of the Required Vote with respect to the Merger in response to an Acquisition Proposal made without such solicitation, initiation or encouragement, (A) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect than the Confidentiality Agreement, and a copy of which shall be provided for informational purposes to Parent) concerning the Company and its businesses, properties or Assets to any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates (a "Third Party"), who has made an Acquisition Proposal, (B) engaging in discussions or negotiations with such a Third Party who has made a bona fide Acquisition Proposal or (C) withdrawing or modifying its recommendation to the Company's shareholders with respect to the Merger or recommending an Acquisition Proposal to the Company's shareholders, but in each case referred to in the foregoing clauses (A) through (C), only to the extent that (x) the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the shareholders of the Company under applicable law and (y) the Board of Directors of the Company shall have concluded in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement; provided, further, that the Board of Directors of the Company shall not take any of the foregoing actions until after giving reasonable notice to Parent with respect to its intent to take such action and informing Parent of the terms and conditions of such proposal and the identity of the Person making the applicable Acquisition Proposal.

          (b) For the purpose of this Agreement, "Acquisition Proposal" means any bona fide inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) relating to any direct or indirect: (i) acquisition or purchase of 25% or more of the Assets or 25% or more of any class of Equity Securities of the Company and its Subsidiaries, (ii) tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person or group beneficially owning 25% or more of any class of Equity Securities of the Company or any of its Subsidiaries, (iii) merger, consolidation, statutory share exchange, recapitalization, sale of all or any substantial portion of the assets, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement, or (iv) other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to materially dilute the benefits to Parent of the transactions contemplated hereby.

          (c) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Sub, within five business days following such event, a termination fee of $600,000 in cash. "Payment Event" means any of the following events:

             (i) the termination of this Agreement pursuant to Section
        8.1(a)(v);

             (ii) the termination of this Agreement pursuant to Section 8.1(a)(vi);

             (iii) if this Agreement shall have been terminated for any reason (other than (A) pursuant to Section 8.1(a)(i), (B) pursuant to Section 8.1(a)(ii) or Section 8.1(a)(iii) due to a failure of any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, (C) pursuant to Section 8.1(a)(iv) other than because of a judgment, injunction, order or decree attributable to any act or omission of the Company or its Affiliates or (D) pursuant to Section 8.1(a)(viii)) and (1) any Third Party other than Parent or any of its Affiliates or any Person that currently owns 25% or more of the outstanding shares of Common Stock (a "Permitted Party") shall have become the beneficial owner of 25% or more of the outstanding shares of Company Common Stock or (2) on or prior to the date that is within 18 months of the termination of this Agreement, the Company either consummates with a Third Party a transaction the proposal of which would otherwise qualify as an Acquisition Proposal under Section 6.4(b) or enters into a definitive agreement with a Third Party with respect to a transaction the proposal of which would otherwise qualify as an Acquisition Proposal under Section 6.4(b).

          (d) Upon the occurrence of a Payment Event or upon a termination of this Agreement (i) pursuant to Section 8.1(a)(ii) or Section 8.1(a)(iii) due to a failure of any of the conditions set forth in Section 7.1(a) or
     Section 7.3(e) to be satisfied, (ii) pursuant to Section 8.1(a)(vii), or
     (iii) pursuant to 8.1(a)(ii) or Section 8.1(a)(iii) due to a failure of the condition set forth in Section 7.3(a)(i) or Section 7.3(a)(ii) to be satisfied, the Company shall reimburse Parent and its Affiliates not later than five business days after submission of reasonable documentation thereof for all of their documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees and expenses for their counsel and investment banking fees), actually incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby and the arrangement of, obtaining the commitment to provide or obtaining the financing for transactions contemplated by this Agreement (including any fees payable to the entities providing for such financing and their respective counsel); provided that the aggregate amount payable pursuant to this Section 6.4(d) shall not exceed $300,000.

          (e) The Company acknowledges that the agreements contained in this
     Section 6.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Sub and Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 6.4, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this
     Section 6.4, the Company shall also pay to Sub and Parent their costs and expenses incurred in connection with such litigation, including reasonable attorneys' fees.

          (f) The Company and its Subsidiaries shall (i) immediately notify Parent (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Acquisition Proposal, (ii) promptly notify Parent of the terms of any proposal which it may receive in respect of any such Acquisition Proposal, including, without limitation, the identity of the prospective purchaser or soliciting party,
     (iii) promptly provide Parent with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (iv) keep Parent informed of the status of such offer and the offeror's efforts and activities with respect thereto.

          (g) If this Agreement is terminated by the Company pursuant to Section 8.1(a)(viii), Parent shall reimburse the Company not later than five business days after submission of reasonable documentation thereof for all of the Company's documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees and expenses for its counsel), actually incurred by the Company or on its behalf in connection with this Agreement and the transactions contemplated hereby; provided that the aggregate amount payable pursuant to this Section 6.4(g) shall not exceed $150,000.

          (h) This Section 6.4 shall survive any termination of this Agreement, however caused.

     6.5. Meeting of Shareholders. The Company shall take all action necessary in accordance with applicable law and its articles of incorporation and by-laws, including the timely mailing of the Proxy Statement, to convene the Special Meeting of its shareholders as promptly as practicable, and in any event on or before February 29, 2000, to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of the Company shall (subject only to the right of the Board of Directors to withdraw or modify its recommendation with respect to the Merger in accordance with Section 6.4(a)) recommend such approval, shall not withdraw or modify such recommendation and shall take all lawful action to solicit such approval. This Agreement shall be submitted to a vote of shareholders of the Company at the Special Meeting regardless of whether the Board of Directors hereafter determines that the Agreement is no longer advisable and withdraws its recommendation of the Agreement or the Merger unless this Agreement shall have been previously terminated pursuant to Article VIII.

     6.6. Proxy Statement.

          (a) Sub, Parent and the Company shall cooperate and prepare, and the Company shall file with the SEC as soon as practicable, a proxy statement with respect to the Special Meeting of the shareholders of the Company in connection with the Merger (the "Proxy Statement"), respond to comments of the staff of the SEC, clear the Proxy Statement with the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record of Company Common Stock and Class A Stock. The Company shall comply in all respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement and the solicitation of proxies for the Special Meeting (including any requirement to amend or supplement the Proxy Statement) and make such other filings with the SEC in connection with the transactions contemplated hereby, and each party shall furnish to the other such information relating to it and its Affiliates and the transactions contemplated by this Agreement and such further and supplemental information as may be reasonably requested by the other party. The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger (subject to the right of the Board of Directors to withdraw or modify its recommendation with respect to the Merger as provided in Section 6.4(a)). The Company shall use all reasonable efforts, and Sub and Parent will cooperate with the Company, to have all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto.

          (b) No amendment or supplement to the Proxy Statement shall be made by Sub, Parent, or the Company without the approval of all other parties. The Company shall advise Sub and Parent of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     6.7. Director and Officer Liability.

          (a) For a period of six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's articles of incorporation and by-laws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The by-laws of the Surviving Corporation shall contain provisions substantially similar in terms of the rights granted to the provisions with respect to indemnification and insurance set forth in the Company's articles of incorporation, which provisions shall not be amended in any manner that would adversely affect the rights under those by-laws of the Company's employees, agents, directors or officers for acts or omissions on or prior to the Effective Time, except if such amendment is required by law. For a period of six years after the Effective Time,

     Parent will cause the Surviving Corporation to maintain officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section 6.7, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 125% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent.

          (b) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume its obligations set forth in this Section 6.7.

     6.8. Notices of Certain Events. The Company shall promptly notify Sub and Parent of:

          (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

          (c) any Actions commenced or, to the best of its knowledge threatened against, relating to or involving, or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.8 or which relate to the consummation of the transactions contemplated by this Agreement.

     6.9. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     6.10. Financial Statements, Etc. Within 30 days after the end of each calendar month, the Company and its Subsidiaries shall provide Parent with financial statements, including a consolidated balance sheet and income statement, relating to such calendar month. Such interim financial statements shall (a) be in accordance with the books and records of the Company and its Subsidiaries, (b) be prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except for the absence of footnotes and normal year end adjustments) and present fairly and accurately in accordance with GAAP the Assets, liabilities (including, without limitation, all reserves) and financial condition of the Company and its Subsidiaries as of the respective dates thereof and the results of operations for the periods covered thereby.

     6.11. Year 2000 Remediation. Prior to the Effective Time, the Company shall complete (i) the inventory and assessment of its business systems that are susceptible to failure or miscalculation as a result of the change from the year 1999 to the year 2000 ("Y2K issues"); (ii) the remediation and replacement of all material information technology business systems affected by Y2K issues and
(iii) the testing of all material information technology business systems affected by Y2K issues.

                                  ARTICLE VII.
                            CONDITIONS TO THE MERGER

     7.1. Conditions to the Obligations of each Party. The obligations of the Company, Sub and Parent to effect the Merger and to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction, on the Closing Date, of each of the following conditions:

          (a) This Agreement shall have been approved and adopted by the holders of the Company Common Stock in accordance with the MBCA by the Required Vote;

          (b) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

          (c) No provision of any applicable Law or regulation and no judgment, order, decree or injunction shall prohibit or enjoin the consummation of the Merger;

     7.2. Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby on the Closing Date are subject, in the sole discretion of the Company, to the satisfaction, on the Closing Date, of the following conditions, which may be waived by the Company in accordance with Section 8.4:

          (a) All representations and warranties of Sub and Parent contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and the Closing Date, as if such representations and warranties were made at and as of the date hereof and the Closing Date (except to the extent that any such representations and warranties were made as of a specified date, which representations and warranties shall continue on the Closing Date to be true as of such specified date).

          (b) Sub and Parent shall have each performed in all material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

          (c) The Company shall have received, at or prior to the Closing, a certificate executed by an officer or member of Parent certifying that, as of the Closing Date, the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

     7.3. Conditions to the Obligations of Sub and Parent. The obligations of Sub and Parent to consummate the transactions contemplated hereby on the Closing Date are subject, in the sole discretion of Sub and Parent, to the satisfaction, on the Closing Date, of each of the following conditions, any of which may be waived by Sub and Parent in accordance with Section 8.4:

          (a) Representations, Warranties and Covenants.

             (i) All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and the Closing Date as if such representations and warranties were made at and as of the date hereof and the Closing Date.

             (ii) The Company shall have performed in all material respects all of the agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

             (iii) Sub and Parent shall have received, at or prior to the Closing, a certificate executed by the President and the Chief Financial Officer of the Company certifying that, as of the Closing Date, the conditions set forth in Sections 7.3(a), (b), (c), (d), (e), (f) and (g) have been satisfied.

          (b) No Proceedings or Litigation. No Actions by any Governmental Authority or any other Person shall have been granted a temporary restraining order for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby and which would reasonably be expected to materially damage Sub or Parent or materially adversely affect the value of the Company Common Stock, the Class A Stock or the Assets, or the business or operations of the Company and its Subsidiaries or Parent's ability to own and operate the Assets, business or operations of the Company and its Subsidiaries, if the transactions contemplated hereby are consummated.

          (c) Consents. All consents, approvals and licenses of any Governmental Authority or any third party (including, without limitation, any consent listed on Schedule 4.9 of the Disclosure Schedule) required in connection with the execution, delivery and performance of this Agreement and for the Surviving Corporation to conduct the business of the Company in substantially the manner now conducted, shall have been obtained.

          (d) Material Changes. Since June 30, 1999, (i) there shall have been no Material Adverse Change with respect to the Company and (ii) there shall have been no events or conditions which would be reasonably expected to cause a Material Adverse Change with respect to the Company.

          (e) Dissenters' Rights. Dissenting Shares shall constitute not more than ten percent of the shares of the Company Common Stock outstanding immediately prior to the Effective Time (including shares of Company Common Stock held by holders of Class A Stock who have converted their shares of Class A Stock).

          (f) Conversion of Class A Stock. Prior to the Closing each holder of Class A Stock shall duly and validly converted his shares of Class A Stock to shares of Company Common Stock in accordance with their present terms and immediately prior to the Effective Time, the Company shall not have issued or outstanding any Equity Securities other than Company Common Stock or options, warrants, conversion rights or other rights to Equity Securities other than Options and Warrants existing on the date hereof.

          (g) Key Employee. Richard E. Jahnke (the "Key Employee") shall not have terminated his employment with the Company, announced his intention to terminate his employment with the Company, breached his existing employment agreement with the Company or otherwise given Parent reasonable grounds to believe that he will not be available to continue to provide services to the Company. The Key Employee shall have executed and delivered a valid and binding, legally enforceable agreement with the Company canceling his existing employment agreement with the Company, effective at the Effective Time, and replacing that employment agreement with the form of employment agreement attached to that certain letter agreement between the Key Employee and Parent of even date herewith (the "Key Employee Agreement").

          (h) Board Seats. Up to three directors of the Company acceptable to Parent shall have agreed to serve on the Board of Directors of Parent after the Effective Time.

          (i) Certain Fees. The Company shall have delivered to Parent evidence reasonably satisfactory to Parent that the Company's fees and expenses associated with the transactions contemplated by this Agreement, including, without limitation, legal, accounting, printing and broker's or finder's fees, will not be in excess of $350,000.

                                 ARTICLE VIII.
                                 MISCELLANEOUS

     8.1. Termination.

          (a) Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned prior to the Effective Time by providing written notice to each of the other parties hereto as follows (notwithstanding any approval of the Merger by the shareholders of the Company):

             (i) by mutual written consent of Parent and the Company at any time;

             (ii) by Sub, Parent, or the Company, if the Closing shall not have occurred on or before February 29, 2000; provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

             (iii) by Sub, Parent, or the Company, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy;

             (iv) by the Company, Parent, or Sub, if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any permanent judgment, injunction, order or decree enjoining a party from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable;

             (v) by Parent, if the Board of Directors of the Company shall have
        (A) withdrawn or modified or amended, in a manner adverse to Sub or Parent, its approval or recommendation of this Agreement and the Merger or its recommendation that shareholders of the Company adopt and approve this Agreement and the Merger, (B) approved, recommended or endorsed an Acquisition Proposal or shall have failed to reconfirm its recommendation of this Agreement and the Merger within five business days of Sub's or Parent's request that it do so, (C) failed to convene the Special Meeting in breach of the provisions of this Agreement or failed as promptly as practicable to mail the Proxy Statement to its shareholders or failed to include in such statement the recommendation referred to above, (D) in response to the commencement of any tender offer of exchange offer for 25% or more of the outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer within ten business after commencement of the offer; or
        (E) publicly announced its intention to do any of the foregoing;

             (vi) by the Company, if, prior to the Effective Time, in good faith, based upon written advice from outside counsel that such action is necessary in order to prevent the Board of Directors from breaching its fiduciary duty, the Board of Directors of the Company shall have withdrawn or modified or amended, in a manner adverse to Sub or Parent its approval or recommendation of this Agreement and the Merger or its recommendation that shareholders of the Company adopt and approve this Agreement and the Merger in order to permit the Company to execute a definitive agreement providing for the acquisition of the Company or in order to approve a tender or exchange offer for any or all of the Company Common Stock, in either case that is determined by the Board of Directors of the Company to be on financial terms more favorable to the Company's shareholders than the Merger; provided that the Company shall be in compliance with Section 6.4;

             (vii) by the Company, Parent, or Sub, if, at the Special Meeting or any adjournment thereof at which this Agreement and the Merger is voted upon, the Required Vote shall not have been obtained; or

             (viii) by the Company, if as a result of the matters disclosed in
        Schedule 5.4, there is a temporary injunction in state court or a preliminary injunction in federal court prohibiting or enjoining the consummation of the Merger and such injunction is in full force and effect on the following dates: (A) the day before the date that a duly noticed meeting of the shareholders of the Company to vote on the Merger is scheduled to be held or, if requested by Parent, the day before the date of a rescheduled meeting of the shareholders of the Company; it being agreed that Parent shall have the one-time right to require the Company to adjourn or postpone its shareholders' meeting and to reschedule it to a date which is not less than 30 days after the originally scheduled shareholders' meeting date if an injunction is in effect on the day before the date the meeting was originally scheduled to be held or (B) if the Company holds its shareholders meeting notwithstanding that an injunction is in effect on the day before the date the meeting was originally scheduled, if the Closing is not effected within 30 days after receipt of the Required Vote.

          (b) Effect of Termination. If this Agreement is terminated pursuant to
     Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or such party's officers, directors, employees or representatives, except (i) that the agreements contained in Sections 6.4 and 8.7 and this Section 8.1 hereof shall survive the termination hereof and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

          (c) Procedure Upon Termination. In the event of termination of this Agreement pursuant to Section 8.1:

             (i) Each party shall redeliver all documents, work papers and other material of any other party and any and all copies thereof relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

             (ii) No confidential information received by any party with respect to the business of any other party or its Affiliates shall be disclosed to any third party, unless required by Law.

     8.2. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of all other parties to this Agreement, except that Parent and/or Sub may collaterally assign its rights under this Agreement to parties providing financing in connection with the transactions contemplated hereby without the prior written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and, with respect to the provisions of Section 6.7 hereof, shall inure to the benefit of the persons or entities benefiting from the provisions thereof who are intended to be third-party beneficiaries thereof, and no other person shall have any right, benefit or obligation hereunder. Each party acknowledges that no provision hereof shall limit the ability of Parent or Sub to, between the date hereof and the Effective Time, issue or sell shares of the capital stock of Sub to one or more Persons not a party to, this Agreement.

     8.3. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

        If to the Company, addressed to:

        Medical Graphics Corporation
        350 Oak Grove Parkway
        St. Paul, MN 55127-8599
        Attention: Richard E. Jahnke
        Telecopy: (651) 484-4826

        With a copy to:

        Lindquist & Vennum P.L.L.P.
        4200 IDS Center
        80 South Eighth Street
        Minneapolis, MN 55402
        Attention: Thomas G. Lovett, IV
        Telecopy: (612) 371-3207

        If to Parent or Sub, addressed to:

        Angeion Corporation
        7601 Northland Drive
        Brooklyn Park, Minnesota 55428
        Attention: James B. Hickey, Jr.
        Telecopy: (612) 315-2059

        With a copy to:

        Faegre & Benson LLP
        2200 Norwest Center
        90 South Seventh Street
        Minneapolis, Minnesota 55402
        Attention: Stephen C. Kennedy
        Telecopy: (612) 336-3026

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     8.4. Entire Agreement; Waivers. This Agreement, together with all exhibits and schedules hereto (including, without limitation, the Disclosure Schedule), and the other agreements referred to herein, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements. understandings, negotiations and discussions, whether oral or written, of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     8.5. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.6. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     8.7. Fees and Expenses. Except as provided in Section 6.4 hereof, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     8.8. Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     8.9. Governing Law. This Agreement shall be construed under the laws of the State of Minnesota regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

     8.10. Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the shareholders of the Company, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.11. Public Announcements. None of the parties will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger, without the other party's prior consent (such consent not to be unreasonably withheld), except as may be required by applicable law, court process or the quotation requirements of NASDAQ. In addition to the foregoing, the parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

     8.12. Enforcement of Agreement. The Company, Parent and Sub agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Company, Parent and Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. If any action is brought by Company to enforce this Agreement, the Parent or Sub agree to waive the defense that Company has an adequate remedy at law and to otherwise make no objection to the propriety of specific performance as a remedy. If any action is brought by Parent or Sub to enforce this Agreement, the Company agrees to waive the defense that Parent or Sub has an adequate remedy at law and to otherwise make no objection to the propriety of specific performance as a remedy.

     8.13. Non-Survival of Representations, Warranties. The representations and warranties in this Agreement shall terminate at the Effective Time.

     8.14. No Third Party Beneficiaries. Except as provided in Section 6.7, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The agreements and obligations of each party hereto shall be enforceable only against such party and no recourse may be had to or against any shareholder, member or Affiliate of such party with respect to the obligations of such party under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                          MEDICAL GRAPHICS CORPORATION

                                          By: /s/ RICHARD E. JAHNKE
                                            ------------------------------------
                                          Name: Richard E. Jahnke
                                          Title: President and Chief Executive
                                          Officer

                                          ANGEION CORPORATION

                                          By: /s/ JAMES B. HICKEY, JR.
                                            ------------------------------------
                                          Name: James B. Hickey, Jr.
                                          Title: President and Chief Executive
                                          Officer

                                          ANG ACQUISITION CORP.

                                          By: /s/ JAMES B. HICKEY, JR.
                                            ------------------------------------
                                          Name: James B. Hickey, Jr.
                                          Title: President

                                                                      APPENDIX B

M.S.A. SEC. 302A.471

                   MINNESOTA STATUTES ANNOTATED CORPORATIONS

                      CHAPTER 302A. BUSINESS CORPORATIONS
                              SHARES; SHAREHOLDERS

                     Current through End of 1999 Reg. Sess.

302A.471. RIGHTS OF DISSENTING SHAREHOLDERS

     SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

          (1) alters or abolishes a preferential right of the shares;

          (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

          (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

          (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

     (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

     (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

     SUBD. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

     SUBD. 3. RIGHTS NOT TO APPLY. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

     (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

     SUBD. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

M.S.A. SEC. 302A.473

                          MINNESOTA STATUTES ANNOTATED
                                  CORPORATIONS

                      CHAPTER 302A. BUSINESS CORPORATIONS
                              SHARES; SHAREHOLDERS

                     Current through End of 1999 Reg. Sess.

302A.473.  PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

     SUBDIVISION 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

     (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

     (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

     (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

     SUBD. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

     SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

     SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

     (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

     (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

     (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

     (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

     (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

     SUBD. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

     (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

     (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

     (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

     (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

     (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

     SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

     SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

     SUBD. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

     (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                          MEDICAL GRAPHICS CORPORATION
                         SPECIAL MEETING OF SHAREHOLDERS
                                DECEMBER 21, 1999

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     THE UNDERSIGNED, REVOKING ALL PRIOR PROXIES, HEREBY CONSTITUTES AND APPOINTS MARK W. SHEFFERT, JOHN C. PENN AND RICHARD E. JAHNKE, AND EACH OF THEM, WITH FULL POWER OF SUBSTITUTION, AS PROXIES TO VOTE ALL SHARES OF CAPITAL STOCK OF MEDICAL GRAPHICS CORPORATION HELD BY THE UNDERSIGNED AT THE SPECIAL MEETING OF SHAREHOLDERS OF MEDICAL GRAPHICS TO BE HELD ON DECEMBER 21, 1999, AND AT ANY ADJOURNMENTS THEREOF, AS DESIGNATED BELOW ON THE MATTERS REFERRED TO AND IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.


(1) THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, EFFECTIVE AS OF SEPTEMBER 22, 1999, BY AND AMONG MEDICAL GRAPHICS CORPORATION, ANGEION CORPORATION, AND ANG ACQUISITION CORP., A WHOLLY-OWNED SUBSIDIARY OF ANGEION, THAT WILL RESULT IN ANG ACQUISITION CORP. MERGING WITH AND INTO MEDICAL GRAPHICS WITH MEDICAL GRAPHICS BEING THE SURVIVING CORPORATION AND EACH OUTSTANDING SHARE OF MEDICAL GRAPHICS COMMON STOCK BEING CONVERTED INTO THE RIGHT TO RECEIVE $2.15 IN CASH PAYABLE TO THE HOLDERS THEREOF, WITHOUT INTEREST.

     / /  FOR            / /  AGAINST            / /  ABSTAIN


(2) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WILL BE VOTED AS SPECIFIED HEREIN. IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR THE OTHER PROPOSALS. PLEASE SIGN EXACTLY AS YOUR NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH MUST SIGN. FIDUCIARIES SHOULD INDICATE TITLE AND AUTHORITY.

                                            DATE: ______________________ , 1999


                                            ------------------------------------
                                                       (SIGNATURE)

                                            ------------------------------------
                                                (SIGNATURE, IF HELD JOINTLY)

                                            ------------------------------------
                                                    (TITLE OR AUTHORITY)

                                            PLEASE SIGN, DATE AND RETURN THIS
                                            PROXY PROMPTLY IN THE ENVELOPE
                                            PROVIDED.